UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Smith & Wesson Brands, Inc.
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SMITH & WESSON
2100
2100

Smith&Wesson®

2021 NOTICE OF ANNUAL SHAREHOLDER MEETING AND PROXY STATEMENT

Smith & Wesson® 2021 NOTICE OF ANNUAL SHAREHOLDER MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date: Tuesday, September 27, 2021	Time: 12pm Eastern Time	Location: www.virtualshareholderme eting.com/SWBI2021

The Annual Meeting of Stockholders of Smith & Wesson Brands, Inc., a Nevada corporation, will be held at 12:00 p.m., Eastern Time, on Monday, September 27, 2021. The Annual Meeting of Stockholders will be a virtual meeting of stockholders. You will be able to attend the Annual Meeting of Stockholders, vote, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/SWBI2021 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials. The Annual Meeting of Stockholders will be held for the following purposes:

PROPOSAL		RECOMMENDED VOTE
1	To elect directors to serve until our next annual meeting of stockholders and until their successors are elected and qualified.	for
2	To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2021 (“say-on-pay”).	for
3

To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2022.

for
4	To approve our 2021 Employee Stock Purchase Plan.	for
5	To vote upon a stockholder proposal, if properly presented at the meeting.	against
6	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on August 4, 2021 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote electronically during the meeting. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by telephone or by mail by following the instructions on the proxy card. You may vote electronically during the meeting even if you have previously given your proxy.

Sincerely,

Deana L. McPherson Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary Springfield, Massachusetts August 18, 2021

VOTING AND OTHER MATTERS

SMITH & WESSON BRANDS, INC.

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

PROXY STATEMENT

General

The enclosed proxy is being solicited on behalf of Smith & Wesson Brands, Inc., a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 12:00 p.m., Eastern Time, on Monday, September 27, 2021, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The Annual Meeting of Stockholders will be a virtual meeting. You will be able to attend the Annual Meeting of Stockholders during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/SWBI2021 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2021 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2021 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first released on or about August 18, 2021 to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on September 27, 2021. These proxy materials, which include the notice of annual meeting, this proxy statement, and our 2021 Annual Report for the fiscal year ended April 30, 2021, are available at www.proxyvote.com.

How Does the Board of Directors Recommend That You Vote

The Board of Directors recommends that you vote as follows:

•	FOR the election of each of the nominee directors (Proposal One);

2021 Proxy Statement I 1

Voting and Other Matters

•	FOR the advisory vote on the compensation of our named executive officers for fiscal 2021 (Proposal Two);
•	FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2022 (Proposal Three);
•	FOR the approval of our 2021 Employee Stock Purchase Plan (Proposal Four); and
•	AGAINST approval of the stockholder proposal (Proposal Five).

Stockholders Entitled to Vote; Record Date; How to Vote

Stockholders of record at the close of business on August 4, 2021, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 48,046,090 shares of our common stock. Each stockholder voting at the meeting, either electronically during the meeting or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

If, on August 4, 2021, your shares were registered directly in your name with our transfer agent, Issuer Direct Corporation, then you are a stockholder of record. As a stockholder of record, you may vote electronically during the meeting. Alternatively, you may vote by proxy over the Internet as instructed above or, if you receive paper copies of the proxy materials by mail, by using the accompanying proxy card or by telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, by filling out and returning the enclosed proxy card, or by telephone as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote electronically during the meeting.

If, on August 4, 2021, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your proxy. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares electronically during the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

How to Attend the Meeting; Asking Questions

You are entitled to attend the meeting only if you were a stockholder of record at the close of business on August 4, 2021, which we have set as the record date, or you hold a valid proxy for the meeting. You may attend the meeting by visiting www.virtualshareholdermeeting.com/SWBI2021 and using your 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials to enter the meeting. If, on August 4, 2021, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name,” and you will be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual annual meeting.

Stockholders who wish to submit a question for the meeting may do so live during the meeting at www.virtualshareholdermeeting.com/SWBI2021.

2 I 2021 Proxy Statement

Voting and Other Matters

Quorum

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Votes cast electronically during the meeting or by proxy at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present.

Required Vote

Assuming that a quorum is present, the affirmative vote of a majority of the votes cast will be required for the election of each director nominee, to ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2022, to approve our 2021 Employee Stock Purchase Plan, and to approve the stockholder proposal. The advisory vote on the compensation of our named executive officers for fiscal 2021 (“say-on-pay”) is non-binding, but our Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal.

Broker Non-Votes and Abstentions

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2022. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors, the say-on-pay proposal, the proposal to approve our 2021 Employee Stock Purchase Plan, or the stockholder proposal if they have not received specific instructions from their clients. For your vote to be counted in the election of directors, the say-on-pay proposal, the proposal to approve our 2021 Employee Stock Purchase Plan, and the stockholder proposal, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of shares voted “for” a nominee for election to our Board of Directors or any other proposal exceeds the number of shares voted “against” such nominee or other proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, abstentions and broker non-votes will have no effect on the election of directors, the say-on-pay proposal, the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2022, the proposal to approve our 2021 Employee Stock Purchase Plan, or the stockholder proposal, as each such proposal is determined by reference to the votes actually cast by the shares present in person or by proxy at the meeting and entitled to vote.

In accordance with our director resignation policy, an incumbent director who does not receive the requisite majority of votes cast in an uncontested election is expected to submit his or her offer of resignation to our Board of Directors. Our Board of Directors, upon recommendation of the Nominations and Corporate Governance Committee, will make a determination as to whether to accept or reject the offered resignation

2021 Proxy Statement I 3

Voting and Other Matters

within 90 days after the stockholder vote. A director whose offered resignation is under consideration will abstain from any decision or recommendation regarding the offered resignation, but will otherwise continue to serve as a director until our Board of Directors makes its determination regarding the offered resignation. We will publicly disclose our Board of Directors’ decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the SEC.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. Except as provided above under “Broker Non-Votes and Abstentions,” if no specification is indicated, the shares will be voted (1) “for” the election of each of the eight director nominees set forth in this proxy statement, (2) “for” the approval of the compensation of our named executive officers for fiscal 2021, (3) “for” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2022, (4) “for” the approval of our 2021 Employee Stock Purchase Plan, and (5) “against” the stockholder proposal. If any other matter is properly presented at the meeting, the individuals specified in the proxy will vote your shares using their best judgment.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting electronically during the meeting (as provided under “Stockholders Entitled to Vote; Record Date; How to Vote”). Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

We have retained Morrow Sodali LLC, a proxy solicitation firm, to perform various solicitation services in connection with the Annual Meeting of Stockholders. We will pay Morrow Sodali a fee of $10,000, plus phone and other related expenses, in connection with its solicitation services. Morrow Sodali has engaged approximately 15 of its employees to assist us in connection with the solicitation of proxies.

Annual Report and Other Matters

Our 2021 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2021 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at the address of our executive offices set forth in this proxy statement.

4 I 2021 Proxy Statement

COMPANY UPDATES

Executive Officer and Director Changes

In connection with the previously announced spin-off of our outdoor products and accessories business, or the Separation, to American Outdoor Brands, Inc., or AOUT, our Board of Directors appointed Mark P. Smith, formerly Co-President and Co-Chief Executive Officer of our company, as President and Chief Executive Officer and as a director of our company and appointed Deana L. McPherson, formerly Vice President, Chief Accounting Officer, Corporate Controller, and Assistant Treasurer of our company, as Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary of our company. Susan J. Cupero was named an executive officer of our company on June 23, 2021. Effective August 24, 2020, in connection with the Separation, Brian D. Murphy resigned as Co-President and Co-Chief Executive Officer of our company to serve as the President and Chief Executive Officer of AOUT as a new independent, publicly traded company; and Gregory J. Gluchowski, Jr. and I. Marie Wadecki resigned from our Board of Directors to become directors of AOUT. In connection with the Separation, Jeffrey D. Buchanan, who served as Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer of our company, formalized his previously announced retirement from our company as of the close of business on August 23, 2020. Effective August 1, 2020, Lane A. Tobiassen, former President, Firearm division of our company, separated from our company.  Effective August 1, 2021, Robert J. Cicero retired as Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary of our company. Mitchell A. Saltz served on our Board of Directors for many years until his death in October 2020.

The Separation

On August 24, 2020, we completed the Separation and AOUT became an independent, publicly traded company holding, directly or indirectly through its subsidiaries, the assets and legal entities, subject to any related liabilities, associated with the former outdoor products and accessories business of our company. The Separation was completed by way of a pro rata distribution, or the Distribution, of all the outstanding shares of AOUT common stock to the stockholders of record of our company as of the close of business on August 10, 2020, the record date for the Distribution, or the Record Date. Each stockholder of our company received one share of AOUT common stock for every four shares of common stock of our company held by such stockholder as of the close of business on the Record Date. The distribution of these shares was made in book-entry form, which means that no physical share certificates were delivered.

Name Change

In preparation for the Separation, we changed our name to Smith & Wesson Brands, Inc. on May 29, 2020. During fiscal 2021, the management and the Board of Directors of our company devoted significant time and attention to reorganize and restructure our company in preparation for the Separation.

2021 Proxy Statement I 5

Company Updates

Adjustments to Outstanding Stock-Based Awards

In connection with the Separation, our outstanding stock-based awards, including restricted stock units, or RSUs, and performance-based restricted stock units, or PSUs, were adjusted in a manner intended to maintain the intrinsic value of the RSUs and PSUs immediately prior to the Separation. The RSUs and PSUs held by our directors and executives generally were converted into RSUs or PSUs of our company and AOUT, such that each such holder would (i) continue to hold the existing RSU or PSU in our company covering the same number of shares of our common stock that were subject to the RSU or PSU prior to the Separation and (ii) receive an identical RSU or PSU covering one share of AOUT common stock for each four shares of our common stock covered by the RSU or PSU in our company, resulting in the RSUs or PSUs for our company, and AOUT, having a combined intrinsic value immediately after the Separation as before the Separation, taking into account any necessary adjustments to the exercise price (if any) to maintain such intrinsic value. In addition, to the extent the existing award of our company is subject to the achievement of certain company performance-based target goals, appropriate adjustments will be made to such target goals and incorporated into the new awards to reflect the changes to the businesses of each of our company and AOUT as a result of the Separation. The number of shares covered by RSUs in our company held by other employees were adjusted so that the RSUs had the same intrinsic value immediately following the Separation as before the Separation. To the extent the existing award of our company is subject to vesting based upon continued service with our company, the new awards will also remain subject to the same vesting conditions based upon continued employment with the holder’s post-Separation employer.

6 I 2021 Proxy Statement

PROPOSAL ONE – ELECTION OF DIRECTORS

Nominees

Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. The number of directors is currently fixed at eight. Our articles of incorporation and bylaws provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.

A board of eight directors is to be elected at this meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW

The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Position
Robert L. Scott	75	Chairman of the Board (1)(2)
Michael F. Golden	67	Vice Chairman of the Board (4)
Anita D. Britt	58	Director (1)(3)(4)
Fred M. Diaz	55	Director (3)(4)
John B. Furman	77	Director (1)(2)(3)
Barry M. Monheit	74	Director (2)(3)
Mark P. Smith	45	President, Chief Executive Officer, and Director
Denis G. Suggs	55	Director (1)(2)

(1)	Member of the Audit Committee.
(2)	Member of the Nominations and Corporate Governance Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Environmental, Social, and Governance Committee.

2021 Proxy Statement I 7

Proposal One – Election of Directors

Robert L. Scott

Age: 75

Tenure: Since 1999

Committee: Audit Committee and Nominations and Corporate Governance Committee

Independent

Robert L. Scott has served as a director of our company since December 1999 and was appointed as Chairman of the Board on August 23, 2020. Mr. Scott is the Chairman of the National Shooting Sports Foundation and a Governor of the Sporting Arms and Ammunition Institute. Mr. Scott served as a consultant to our company from May 2004 until February 2006; President of our company from December 1999 until September 2002; Chairman of our wholly owned subsidiary, Smith & Wesson Corp., from January 2003 through December 2003; and President of Smith & Wesson Corp. from May 2001 until December 2002. From December 1989 to December 1999, Mr. Scott served as Vice President of Sales and Marketing and later as Vice President of Business Development of Smith & Wesson Corp. prior to its acquisition by our company. Prior to joining Smith & Wesson Corp., Mr. Scott was employed for eight years in senior positions with Berkley & Company and Tasco Sales Inc., two leading companies in the outdoor industry. Mr. Scott previously served as a director and a member of the Compensation Committee of OPT Holdings, a private company marketing hunting accessories. We believe Mr. Scott’s prior extensive service with our company and his very extensive industry knowledge and expertise provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Michael F. Golden

Age: 67

Tenure: Since 2004

Committee: Environmental, Social, and Governance Committee

Independent

Michael F. Golden has served as a director of our company since December 2004 and was appointed Vice Chairman of the Board on August 23, 2020. Mr. Golden served as the President and Chief Executive Officer of our company from December 2004 until his retirement in September 2011. Mr. Golden served on the board of directors of Quest Resource Holding Corporation, a publicly traded environmental solutions company that serves as a single source provider of recycling and environment-related programs, services, and information, from October 2012 to March 2021. Mr. Golden was employed in various executive positions with the Kohler Company from February 2002 until joining our company, with his most recent position being the President of its Cabinetry Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President — Sales and Marketing for a division of The Black & Decker Corporation where he was employed from 1981 until 1996. Since February 2013, Mr. Golden has served as a member of the board of directors of Trex Company, Inc., a New York Stock Exchange-listed manufacturer of high-performance wood-alternative decking and railing, and serves as a member of the Nominating/Corporate Governance Committee and Chairman of the Compensation Committee. We believe Mr. Golden’s service as the former President and Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

8 I 2021 Proxy Statement

Proposal One – Election of Directors

Anita D. Britt

Age: 58

Tenure: Since 2018

Committee: Audit Committee, Compensation Committee, and Environmental, Social, and Governance Committee

Independent

Anita D. Britt has served as a director of our company since February 2018. Ms. Britt served as Chief Financial Officer for Perry Ellis International, Inc., a publicly traded apparel company, from March 2009 until her retirement in March 2017. From August 2006 to February 2009, Ms. Britt served as Executive Vice President and Chief Financial Officer of Urban Brands, Inc., a privately held apparel company. From 1993 to 2006, Ms. Britt served in various positions, including that of Executive Vice President, Finance, for Jones Apparel Group, Inc., an apparel company. Ms. Britt has served as a member of the Board of Directors since 2018 and is a member of the Audit Committee and the Corporate Governance Committee of Delta Apparel, Inc., a New York Stock Exchange-listed designer, manufacturer, and marketer of lifestyle basics and branded active wear apparel, headwear, and related accessory products. Ms. Britt has served as a member of the Board of Directors, the chair of the Audit Committee, and a member of the Compensation Committee and Nominations and Corporate Governance Committee since June 2021 of urban-gro, Inc. a Nasdaq-listed provider of integrated design, engineering, and cultivation systems for the indoor horticulture market.  Ms. Britt previously served on the Board of Trustees and Finance Committee of St. Thomas University from April 2013 to January 2018 and as its Chief Financial Officer from January 2018 to March 2018. Ms. Britt is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. Ms. Britt is also a Board Leadership Fellow, as designated by the National Association of Corporate Directors.  We believe Ms. Britt’s extensive financial leadership at a number of public and private companies and her extensive experience with consumer-oriented companies provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.

Fred M. Diaz

Age: 55

Tenure: Since 2021

Committee: Compensation Committee and Environmental, Social, and Governance Committee

Independent

Fred M. Diaz has served as a director of our company since May 2021.  Mr. Diaz served as President and Chief Executive Officer of Mitsubishi Motor North America, Inc. from 2018 to 2020 and as General Manager, Performance Optimization Global Marketing and Sales of Mitsubishi Motors Corporation in Tokyo, Japan from 2017 to 2018.  Mr. Diaz served in various executive level positions with Nissan North America Inc. for four years and Chrysler Corporation LLC for 24 years as the President and Chief Executive Officer of both the Ram Truck Brand and Chrysler of Mexico.  Mr. Diaz currently serves on the board of directors of SiteOne Landscape Supply, Inc., a publicly owned company that is the largest and only national wholesale distributor of landscaping products in the United States and Canada.  We believe Mr. Diaz’s executive positions, including that of chief executive officer for multiple companies, his management and marketing experience, and his experience as a public company director provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

2021 Proxy Statement I 9

Proposal One – Election of Directors

John B. Furman

Age: 77

Tenure: Since 2004

Committee: Audit Committee, Nominations and Corporate Governance Committee, and Compensation Committee

Independent

John B. Furman has served as a director of our company since April 2004. Since leaving the practice of law in August 1998, Mr. Furman has served as a consultant to or an executive of a number of companies, including serving as the chief executive officer of two public companies, with his focus being on restructurings, business transactions, capital formation, and product commercialization. From February 2009 until December 2009, Mr. Furman was the President and Chief Executive Officer of Infinity Resources LLC (now Quest Resource Holding Corporation), a privately held environmental solutions company that served as a single-source provider of recycling programs. Mr. Furman served as President and Chief Executive Officer of GameTech International, a publicly traded company involved in interactive bingo systems, from September 2004 until July 2005. Mr. Furman served as President and Chief Executive Officer and a director of Rural/Metro Corporation, a publicly traded provider of emergency and fire protection services, from August 1998 until January 2000. Mr. Furman was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, from January 1983 until August 1998; he was Associate General Counsel of Waste Management, Inc., a New York Stock Exchange- listed provider of waste management services, from May 1977 until December 1983; and Vice President, Secretary, and General Counsel of the Warner Company, a New York Stock Exchange-listed company involved in industrial mineral extractions and processing, real estate development, and solid and chemical waste management, from November 1973 until April 1977. Mr. Furman previously served as a director and Chairman of the Compensation Committee of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer. We believe Mr. Furman’s experience as a chief executive officer and a consultant to multiple companies, his experience as a lawyer in private practice and for corporations, and his experience as a public company director provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

10 I 2021 Proxy Statement

Proposal One – Election of Directors

Barry M. Monheit

Age: 74

Tenure: Since 2004

Committee: Nominations and Corporate Governance Committee and Compensation Committee

Independent

Barry M. Monheit has served as a director of our company since February 2004, including as Chairman of the Board from October 2004 until the Separation when he became Chairman of the Board of AOUT. Mr. Monheit has served as Chairman of the Board of American Outdoor Brands, Inc., a publicly traded outdoor products and accessories company and our former subsidiary, since its spin-off from our company in August 2020. Mr. Monheit has been, since July 1, 2020, a Senior Managing Director of J.S Held, LLC, formerly Simon Consulting, L.L.C., a consulting company providing services in forensic accounting, fraud investigations, receivership and restructuring, and lost profit examinations. Mr. Monheit has been, since December 2015, Vice Chairman of the Board of That’s Eatertainment Corp. (formerly Modern Round Entertainment Corporation), a company formed to create and roll out nationally an entertainment concept centered around a virtual interactive shooting experience utilizing laser technology-based replica firearms and extensive food and beverage offerings, and was a principal of its predecessor, Modern Round LLC, from February 2014 until December 2015. Mr. Monheit served as the President and Chief Executive Officer of Quest Resource Holding Corporation, a publicly traded environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information, from June 2011 until July 2013 and served as a director of that company or its predecessors from June 2011 until July 2019. Mr. Monheit served as a financial and operational consultant from April 2010 until June 2011. From May 2009 until April 2010, Mr. Monheit was a Senior Managing Director of FTI Palladium Partners, a financial consulting division of FTI Consulting, Inc., a New York Stock Exchange-listed global advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory, and economic environment. Mr. Monheit was a consultant focusing on financial and operational issues in the corporate restructuring field from January 2005 until May 2009. From July 1992 until January 2005, Mr. Monheit was associated in various capacities with FTI Consulting, Inc., serving as the President of its Financial Consulting Division from May 1999 through November 2001. Mr. Monheit was a partner with Arthur Andersen & Co. from August 1988 until July 1992, serving as partner-in-charge of its New York Consulting Division and partner-in-charge of its U.S. Bankruptcy and Reorganization Practice. We believe Mr. Monheit’s extensive experience in financial and operational consulting gained as an executive of major restructuring firms and his executive experience with major and emerging companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

2021 Proxy Statement I 11

Proposal One – Election of Directors

Mark P. Smith

Age: 45

Tenure: Since 2020

Committee: Not Applicable

Not Independent

Mark P. Smith has served as President and Chief Executive Officer and as a director of our company since August 2020. Mr. Smith served as Co-President and Co-Chief Executive Officer of our company from January 2020 until August 2020. Mr. Smith served as President, Manufacturing Services of our company and as President of Manufacturing Services for Smith & Wesson Sales Company (formerly known as American Outdoor Brands Sales Company and Smith & Wesson Corp.), a subsidiary of our company, from March 2016 until January 2020. Mr. Smith served as Vice President of Manufacturing and Supply Chain Management from May 2011 until March 2016 and served as Vice President of Supply Chain Management from May 2010 until May 2011. He was Director Supply Chain Solutions for Alvarez & Marsal Business Consulting, LLC from April 2007 until April 2010. Mr. Smith held various positions for Ecolab, Inc., a developer and marketer of programs, products, and services for the hospitality, foodservice, healthcare, industrial, and energy markets, from March 2001 until April 2007, including Program Manager, Acquisition Integration Manager, Senior Manufacturing Planner, Plant Engineer, and Senior Production / Quality Supervisor. Mr. Smith was a Production Supervisor for Bell Aromatics, a manufacturer of flavors and fragrances, from August 1999 until March 2001.  We believe Mr. Smith’s position as President and Chief Executive Officer of our company, as President, Manufacturing Services of our company, as President of Manufacturing Services for Smith & Wesson Sales Company, his experience in marketing and supply chain management for various companies, and other executive positions with various companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Denis G. Suggs

Age: 55

Tenure: Since 2021

Committee: Audit Committee and Nominations and Corporate Governance Committee

Independent

Denis G. Suggs has served as a director of our company since May 2021.  Mr. Suggs has served as the Chief Executive Officer of LCP Transportation LLC, a non-emergency medical transportation provider, since 2020. Mr. Suggs served as President and Chief Executive Officer of Strategic Materials, Inc., a glass recycler, from 2014 to 2020.  Mr. Suggs previously served in executive capacities with Belden, Inc., Danaher Corporation, and Public Storage Inc.  Mr. Suggs currently serves on the board of Patrick Industries, a publicly owned company that is a major manufacturer of components, building products and materials for the recreation vehicle, marine, manufactured housing, and industrial markets in the United States and Canada.  We believe Mr. Suggs’ executive positions, including that of chief executive officer for multiple companies, his managerial experience, and his experience as a public company director make him well qualified to serve on our Board of Directors.

There are no family relationships among any of our directors and executive officers.

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CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Anita D. Britt, Fred M. Diaz, John B. Furman, Michael F. Golden, Barry M. Monheit, Robert L. Scott, and Denis G. Suggs are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or Nasdaq, and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. Mark P. Smith is an employee director. Gregory J. Gluchowski, Jr., and I. Marie Wadecki served on our Board of Directors during a portion of fiscal 2021. Mr. Gluchowski and Ms. Wadecki resigned from our Board of Directors in August 2020 in connection with the Separation to join the Board of Directors of AOUT as provided for in the Separation. Mr. Gluchowski and Ms. Wadecki were independent directors, as “independence” is defined by the listing standards of Nasdaq and by the SEC, because they had no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director.

Committee Charters, Corporate Governance Guidelines, and Codes of Conduct and Ethics

Our Board of Directors has adopted charters for the Audit; Compensation; Nominations and Corporate Governance; and Environmental, Social, and Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.smith-wesson.com, the charters of our Audit; Compensation; Nominations and Corporate Governance; and Environmental, Social, and Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at the address of our executive offices set forth in this proxy statement.

Policy on Corporate Political Contributions and Expenditures

Our Board of Directors has adopted a Policy on Corporate Political Contributions and Expenditures which is posted on our website at www.smith-wesson.com. In accordance with this policy, for each fiscal year beginning in 2015, we have posted on our website during the applicable fiscal year an annual report disclosing all political contributions or expenditures in the United States that are not deductible as “ordinary and necessary” business expenses under Section 162(e) of the Internal Revenue Code in excess of $50,000. Non-deductible amounts generally include contributions to or expenditures in support of or opposition to political candidates, political parties, or political committees.

Executive Sessions

We regularly schedule executive sessions in which independent directors meet without the presence or participation of management. The Chairman of our Board of Directors serves as the presiding director of such executive sessions.

2021 Proxy Statement I 13

Corporate Governance

Board Committees

Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. Our Board of Directors has established an Audit Committee; a Compensation Committee; a Nominations and Corporate Governance Committee; and an Environmental, Social, and Governance Committee, each consisting entirely of independent directors as “independence” is defined by the listing standards of Nasdaq and by the SEC.

The Audit Committee

The purpose of the Audit Committee includes overseeing the financial and reporting processes of our company and the audits of the financial statements of our company and providing assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, our company’s policies and practices related to information security, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates, also referred to as related-person transactions.

The Audit Committee currently consists of Messrs. Furman, Scott, and Suggs and Ms. Britt, with Ms. Britt serving as the chair. Our Board of Directors has determined that each of Messrs. Furman, Scott, and Suggs and Ms. Britt, whose backgrounds are described above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. During a portion of fiscal 2021, Ms. Wadecki also served on the Audit Committee before joining the Board of Directors of AOUT. Mr. Suggs was appointed to the Audit Committee following fiscal 2021 in connection with his appointment to our Board of Directors.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or, when appropriate, recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently makes all decisions with respect to executive compensation. The Compensation Committee currently consists of Messrs. Diaz, Furman, and Monheit and Ms. Britt with Mr. Monheit serving as the chair. During a portion of fiscal 2021, Mr. Gluchowski and Ms. Wadecki also served on the Compensation Committee before joining the Board of Directors of AOUT, and Mr. Furman served as chair of the Compensation Committee, until the Separation. Mr. Diaz was appointed to the Compensation Committee following fiscal 2021 in connection with his appointment to our Board of Directors.

The Nominations and Corporate Governance Committee

The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Furman, Monheit, Scott, and Suggs, with Mr. Furman serving as chair. During a portion of fiscal 2021, Mr. Gluchowski and Ms. Wadecki also served on the Nominations and Corporate Governance Committee, with Ms. Wadecki

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Corporate Governance

serving as the chair, before joining the Board of Directors of AOUT. Mr. Suggs was appointed to the Nominations and Corporate Governance Committee following fiscal 2021 in connection with his appointment to our Board of Directors.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our Secretary at the address of our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

The Environmental, Social, and Governance Committee

The purpose of the Environmental, Social, and Governance, or ESG, Committee is to assist the Board of Directors and the various committees of the Board of Directors, as applicable, in fulfilling the oversight responsibilities of the Board of Directors with various environmental, social, health, safety, and governance policies and operational control matters relevant to our company, particularly those that do not come within the purview of other standing committees of the Board of Directors or the Board of Directors itself.  Among other things, the ESG Committee plans to focus on environmental matters, including energy use, water use, sustainability, recycling, pollution, and hazardous waste; social, health, and safety matters, including workplace health and safety, working conditions, employee opportunities, employee training, diversity and inclusion, and corporate giving and philanthropy; and governance matters, including privacy and workplace ethics and compliance.

The ESG Committee currently consists of Ms. Britt and Messrs. Golden and Diaz, with Mr. Golden serving as the chair.  In view of the wide range of matters considered by the ESG Committee, various high-level executives serve as ex-officio members, including our company’s Chief Financial Officer, Corporate Controller, Senior Manager of Internal Audit, Vice President of Operations, and Senior Director of Human Resources.  The ESG Committee was established as an ad hoc committee during fiscal 2021 and formalized as a standing committee in early fiscal 2022 with the plan to meet at least quarterly on a go-forward basis.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, cyber security, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, securities repurchases, debt and equity

2021 Proxy Statement I 15

Corporate Governance

placements, and new product introductions. In addition, our Board of Directors regularly receives reports from our Senior Manager of Internal Audit and our General Counsel and Chief Compliance Officer.

Our board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, our company’s policies and practices related to information security, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risk, such as board independence, conflicts of interest of members of the Board of Directors and executive officers, and management and succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of prospective directors is made in the context of the perceived needs of our Board of Directors from time to time.  Our eight-person Board of Directors currently includes one woman and two minority members.

All of our directors have held senior-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of our Board of Directors by not requiring the separation of the roles of Chief Executive Officer and Chairman of the Board.

We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

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Corporate Governance

Director and Officer Derivative Trading and Hedging

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our non-employee directors and executive officers. Our non-employee directors and executive officers are required to own shares of our common stock or share equivalents with a value equal to at least the lesser of the following:

•	Non-Employee DirectorsThree times cash retainer or 21,000 shares or share equivalents
•	Chief Executive OfficerThree times base salary or 161,000 shares or share equivalents
•	Chief Financial OfficerTwo times base salary or 34,000 shares or share equivalents
•	Other Executive OfficersTwo times base salary or 26,000 shares or share equivalents

Each individual has five years from the date of their appointment as a director or an executive officer to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our executive officers and members of our Board of Directors with our stockholders.

Stock ownership generally includes the shares directly owned by the individual (including any shares over which the individual has sole ownership, voting, or investment power); the number of shares owned by the individual’s minor children and spouse and by other related individuals and entities over whose shares the individual has custody, voting control, or power of disposition; shares underlying RSUs that have vested and are deliverable or will be vested and deliverable within 60 days; shares underlying PSUs that have vested but are not deliverable within 60 days if the performance requirements have been satisfied; shares underlying stock options that have vested or will vest within 60 days; and shares held in trust for the benefit of the individual or the individual’s immediate family members.

If an individual achieves the required ownership level on the first day of any fiscal year, the value of the individual’s stock ownership on that date will be converted into a number of shares to be maintained in the future by dividing the value of such stock ownership by the price of our common stock on the prior day, which is the last day of the preceding fiscal year.

The failure to satisfy the required ownership level may result in the ineligibility of the individual to receive stock-based compensation in the case of an executive officer or director or the inability to be a nominee for election to the Board of Directors in the case of a director.

Clawback Policy

We maintain a compensation recovery, or clawback, policy. In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is administered by the Compensation Committee of our Board of Directors. Once final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we will review this policy and make any amendments necessary to comply with the new rules.

2021 Proxy Statement I 17

Corporate Governance

Corporate Stewardship Policy

We maintain a Corporate Stewardship Policy. In accordance with this policy, to meet our objective of being a good corporate steward, we take into account our responsibilities with respect to (i) employee, safety, and governance risks, including the risks caused by the unlawful or improper use of firearms, and (ii) preserving the right to bear arms enshrined in the U.S. Constitution.

Whistleblower Policy

We maintain a Whistleblower Policy covering the policies and procedures for (i) the receipt, retention, and treatment of complaints that we receive regarding accounting, internal controls, or auditing matters; and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended April 30, 2021, Messrs. Furman, Gluchowski, and Monheit and Mses. Britt and Wadecki served on the Compensation Committee. None of these individuals had any material contractual or other relationships with us during such fiscal year except as directors. During our fiscal year ended April 30, 2021, none of our executive officers served on the compensation committee or board of directors of any entity whose executive officers serve as a member of our Board of Directors or Compensation Committee.

Board and Committee Meetings

Our Board of Directors held a total of 19 meetings during the fiscal year ended April 30, 2021. During the fiscal year ended April 30, 2021, the Audit Committee held six meetings, the Compensation Committee held nine meetings, and the Nominations and Corporate Governance Committee held six meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she was a member.

Annual Meeting Attendance

We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of our Board of Directors on the same day as our annual meeting of stockholders. All of our then current directors attended our 2020 Annual Meeting of Stockholders.

Majority Voting for Directors

We have a director resignation policy that provides that any incumbent director who does not receive the requisite majority of votes cast in an uncontested election is expected to submit his or her offer of resignation to our Board of Directors. For more detailed information regarding this policy, see “Voting and Other Matters — Broker Non-Votes and Abstentions.”

Proxy Access

Our bylaws allow for “proxy access,” a means for our stockholders to include stockholder-nominated director candidates in our proxy materials for annual meetings of stockholders. A stockholder, or group of not more than 20 stockholders, that meet specific eligibility requirements are generally permitted to nominate the greater of (i) two director nominees or (ii) 20% of the total number of directors in office at the deadline for proxy access nominations. In order to be eligible to use the proxy access process, an eligible stockholder must, among other requirements, have owned 3% or more of our outstanding common

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Corporate Governance

stock continuously for at least three years. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural, and disclosure requirements as set forth in our bylaws.

Investor Engagement

Our relationship with our stockholders is an important part of our corporate governance commitment. We meet with a broad base of investors throughout the year to discuss strategy and other important matters, including executive compensation. We consider investor feedback on emerging issues, which allows us to better understand our stockholders’ priorities and perspectives. This year-round engagement process provides us with useful input concerning our corporate strategy and enables us to consider developments proactively and to act responsibly. During the solicitation for the 2020 Annual Meeting of Stockholders, we reached out to stockholders holding approximately 24% of our outstanding shares and had discussions with stockholders holding approximately 16% of our outstanding shares.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Smith & Wesson Brands, Inc., c/o any specified individual director or directors, at the address of our executive offices set forth in this proxy statement. Any such letters are sent to the indicated directors.

2021 Proxy Statement I 19

COMPENSATION DISCUSSION AND ANALYSIS

Company and Leadership Changes During Fiscal 2021

Executive Officer Changes

On August 24, 2020, we completed the Separation and AOUT became an independent, publicly traded company holding, directly or indirectly through its subsidiaries, the assets and legal entities, subject to any related liabilities, associated with the former outdoor products and accessories business of our company. In connection with the Separation, Mr. Smith, formerly Co-President and Co-Chief Executive Officer of our company, became the sole President and Chief Executive Officer of our company, and Deana L. McPherson, formerly Senior Vice President, Chief Accounting Officer, and Controller of our company, became the Executive Vice President, Chief Financial Officer, and Treasurer of our company. Susan J. Cupero was named an executive officer on June 23, 2020. In conjunction with the Separation, Brian D. Murphy resigned as Co-President and Co-Chief Executive Officer of our company and became the President and Chief-Executive Officer of AOUT and Jeffrey D. Buchanan retired as previously announced as Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer of our company. Lane A. Tobiassen, former President, Firearm division of our company, separated from our company effective August 1, 2020. Robert J. Cicero retired as Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary of our company effective August 1, 2021. See “Executive Compensation — Employment Agreements and Severance Arrangements with Our Named Executive Officers — Retirement Agreement with Mr. Buchanan” for a more detailed discussion of the retirement arrangements with Mr. Buchanan.

Employment Agreements

On April 4, 2020, we entered into a separate employment agreement with each of Mark P. Smith and Brian D. Murphy, as Co-President and Co-Chief Executive Officer of our company, effective as of January 15, 2020. Our agreement with Mr. Murphy specified that he would resign his positions with our company effective as of the Separation and would become the President and Chief Executive Officer of AOUT. Our agreement with Mr. Smith specified that he would be the sole President and Chief Executive Officer of our company effective as of the Separation. See “Executive Compensation — Employment Agreements and Severance Arrangements with Our Named Executive Officers — Employment Agreements with Mr. Smith and Mr. Murphy” for a more detailed discussion of the employment arrangements of Messrs. Smith and Murphy.

COVID-19

In fiscal 2021, we were subject to the ongoing effects of the COVID-19 pandemic. Those effects included keeping our workplace safe, dealing with various supply-chain issues, and navigating changes and challenges in the retail landscape while operating our business at increased demand levels.

Results from Continuing Operations

For purposes of this Compensation Discussion and Analysis, all amounts pertaining to financial statement performance relate to continuing operations only and exclude any results from the outdoor products and accessories business.

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Compensation Discussion and Analysis

Executive Summary

Named Executive Officers

This Compensation Discussion and Analysis describes our executive compensation program, outlines the core principles behind that program, and reviews the actions taken by our Compensation Committee concerning the fiscal 2021 compensation of the executive officers named in the Fiscal 2021 Summary Compensation Table below, or the named executive officers. These named executive officers are as follows:

Mark P. Smith	President and Chief Executive Officer since August 24, 2020; Co-President and Co-Chief Executive Officer from May 1, 2020 until August 24, 2020.
Brian D. Murphy	Former Co-President and Co-Chief Executive Officer who served in those roles from May 1, 2020 until August 24, 2020.
Deana L. McPherson

Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary since August 24, 2020; Vice President, Chief Accounting Officer, Corporate Controller, and Assistant Treasurer from May 1, 2020 until August 24, 2020.

Jeffrey D. Buchanan	Former Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer who served in those roles from May 1, 2020 until August 23, 2020.
Robert J. Cicero	Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary.
Susan J. Cupero	Vice President, Sales.
Lane Tobiassen	Former President, Firearm division who served in that role from May 1, 2020 until August 1, 2020.

Messrs. Smith and Murphy served as Co-Presidents and Co-Chief Executive Officers from May 1, 2020 until August 24, 2020.  Effective August 24, 2020, Mr. Smith and Ms. McPherson assumed their current positions with our company. Effective with the date of the Separation on August 24, 2020, Mr. Murphy left our company and became the sole President and Chief Executive Officer of AOUT and Mr. Buchanan retired as an executive officer.  Mr. Tobiassen separated from our company effective August 1, 2020. Mr. Cicero retired as an executive officer of our company effective August 1, 2021.

Summary of the Fiscal 2021 Compensation Program

In spite of the uncertainty regarding our ability to continue operating during the COVID-19 pandemic, whether consumer demand would continue at the heightened levels that began in March 2020, and the time commitments required to complete the Separation, the Compensation Committee increased the fiscal 2021 financial performance metrics for the annual cash incentive bonus relative to the prior year. The fiscal 2021 metrics were established to provide the executive officers with objectives that were difficult, but attainable, in order to motivate and incentivize them to drive increases in net sales and Adjusted EBITDAS over the prior year’s results. While challenging conditions did, in fact, continue throughout fiscal 2021, the executive officers successfully maintained operations while striving to provide a safe work environment for our employees, increased production volume by more than 60%, hired approximately 300 new employees, overcame significant challenges within the supply chain,  successfully managed numerous changes to the organization resulting from planning and completing the Separation, and yet drove our company to deliver a strong financial performance, including significantly increasing net sales and Adjusted EBITDAS for fiscal 2021. Given these positive results and recognizing potential retention issues caused by firearm and firearm-related industry factors beyond the control of management, the Compensation Committee believes it is important to continue to incentivize and retain our executive officers on a pay-for-performance basis with compensation programs similar to previous years using objective financial metrics

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Compensation Discussion and Analysis

that take into account the business, social, political, and corporate environment in which our company operates consistent with our compensation philosophy of pay-for-performance and executive retention. See Appendix A – Adjusted EBITDAS for a reconciliation of Net Income to Adjusted EBITDAS.

The following highlights aspects of our fiscal 2021 compensation program:

•

Base Salary — As it has done in the past, the Compensation Committee in April 2020, with advice from its independent compensation consultant, reviewed the base salaries of our executive officers compared with competitive market data. As a result of this review, and given that Mr. Smith, Ms. McPherson, and Ms. Cupero had all received raises during the prior fiscal year as a result of promotions that they received relative to their new roles or impending roles subsequent to the Separation and that Messrs. Murphy, Buchanan, and Tobiassen would be separating from our company at or around the time of the Separation, the Compensation Committee did not increase the base salary for any named executive officer.

•

Annual Cash Incentive Bonuses — Our Executive Annual Cash Incentive Program for fiscal 2021 continued, as in the past, to focus on the achievement of objective annual financial goals, specifically, net sales and Adjusted EBITDAS. Named executive officer cash incentive compensation as a percentage of base salary were 200% in the case of our President and Chief Executive Officer and 130% for our other named executive officers. Our bonus plan considered the difficult and unpredictable environment for our business, and the relative lack of control that our management has over external, social, political, health, and economic factors that impact our company, when setting the financial performance goals at the beginning of the 2021 fiscal year. In accordance with the pay-for-performance philosophy of the Compensation Committee, each of our named executive officers (other than those who left our company prior to the end of fiscal 2021) was awarded a cash incentive bonus payout at maximum based on our company’s outstanding financial performance and the achievement of the prior established targets under our fiscal 2021 Executive Annual Cash Incentive Program. During the last five prior fiscal years, there was one-year, fiscal 2018, when none of our executive officers received cash incentive bonuses for company-wide or division financial performance because we did not achieve our pre-established company-wide or division financial performance targets under the cash incentive programs.

•

Long-Term Incentive Compensation — As in the past, the stock-based awards granted to our executive officers in fiscal 2021 consisted of a mix of RSUs and PSUs. The RSUs vest one-fourth following each of the first, second, third, and fourth anniversaries of the date of grant. The number of shares of common stock, if any, to be delivered under the PSUs depends on the relative performance of our common stock compared with the performance of the Russell 2000 Index, or RUT, with a target payout requiring performance to be equal to or higher than the RUT over the three-year performance period. Reflecting our pay-for-performance philosophy, for the first time in four years, shares were distributed in fiscal 2021 under the PSUs that were granted in fiscal 2018 for the three-year performance period ended May 1, 2021 since the market performance criterion was achieved.

•

Independent Competitive Market Analysis — As in the past, the Compensation Committee’s independent compensation consultant assisted the Compensation Committee by providing a market analysis of executive compensation as well as updating the committee on current trends and developments in executive compensation.

•

Focus on Performance — We increased both the net sales and Adjusted EBITDAS metrics for our company for fiscal 2021 so that no payment would be made to any executive officer if net sales and Adjusted EBITDAS targets did not at least achieve the prior fiscal year’s results. This was despite concerns about the demand for firearms and firearm-related products and the uncertainty caused by COVID-19 and the work related to the Separation.

Our Compensation Committee believes that, in the context of the various factors facing the primary industry in which we operate, our executive compensation program continues to illustrate our company’s strong commitment to align pay with performance. In light of our operational accomplishments and taking

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Compensation Discussion and Analysis

into consideration potential management retention issues in a difficult environment, as well as the Compensation Committee’s pay-for-performance philosophy, the Compensation Committee recommends that our stockholders vote “FOR” this year’s resolution to approve on an advisory basis the compensation of our named executive officers for fiscal 2021 as described in this proxy statement. Our recommendation is particularly strong given our management’s performance during fiscal 2021 despite the COVID-19 pandemic that closed down the operations of many companies and the substantial time commitment to the Separation. Our management team was able to keep our entire business operating due to a broad range of safety procedures and cleaning protocols, which were implemented early and aggressively to significantly reduce the risk of COVID-19 transmission and keep our employees safe. The ability of our business to remain operational during that period allowed our business to address an increase in consumer demand that began during the fourth quarter of the prior fiscal year. Our management’s actions were instrumental in delivering strong results for fiscal 2021 and beyond.

Factors Affecting Fiscal 2021 Compensation

Historically, the firearm and firearm-related industries have been very cyclical, with previous expansions and contractions due, in large part, to unpredictable political, economic, social, legislative, and regulatory factors beyond the control of industry participants and their management teams. During fiscal 2021, managing our company was made even more challenging by the ongoing changes being made in preparation for the Separation and the continuing effects of the COVID-19 pandemic (including keeping our workforce safe while operating our business at increased demand levels). The factors that we believe affected all participants in the firearm industry, as well as our company, included changes in the social and political environment, unsettling news events, potential legislative restrictions on the sale or design of firearms, actual and potential legislative and regulatory actions at the federal and state levels, economic changes, fears surrounding crime and terrorism, and, most recently, the COVID-19 pandemic. Our fiscal 2021 performance was also affected by other factors that may have resulted in an increase in demand for our products in fiscal 2021, including a perception by consumers that the political and regulatory environment was less favorable toward consumer firearm ownership and the effects of the COVID-19 pandemic.

Despite this very challenging and changing internal as well as industry environment, we achieved a number of significant accomplishments in fiscal 2021 that demonstrated our ongoing progress toward our objective of being the undisputed market leader in the firearm industry. The highlights of these accomplishments include the following:

•

In accordance with our pay-for-performance philosophy, the two most important measures in determining executive cash compensation, net sales and Adjusted EBITDAS, increased 100.0% and 295.5%, respectively, over the prior fiscal year.

•	Net sales were $1.1 billion, an increase of $529.6 million, or 100.0%, over the prior fiscal year.
•	Net income was $243.6 million, or $4.40 per diluted share, compared with net income of $27.7 million, or $0.50 per diluted share for the prior fiscal year.
•	Adjusted EBITDAS was $366.6 million, or 34.6% of net sales, compared with $92.7 million, or 17.5% of net sales for the prior fiscal year, a 295.5% increase.
•	Gross margin increased to 42.4% from 31.3% in fiscal 2020.
•

Unit shipments of our products outpaced Adjusted National Instant Criminal Background Check System (NICS) growth by nearly 28%.  Adjusted NICS checks are generally considered to be the best available proxy for consumer firearm demand at the retail counter. NICS generally does not directly correlate to our shipments or market share in any given time period but, given the low level of inventory in the channel, the correlation is likely a bit more direct during the recent increase in demand.

•	Unit shipments for our handguns increased by 65.9% compared with fiscal 2020, while unit shipments for our long guns increased by 77.6% compared with fiscal 2020.

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Compensation Discussion and Analysis

•	Net sales for our handguns increased 93.4% while net sales for our long-guns increased 149.5% compared with fiscal 2020.
•

We strengthened our balance sheet with no bank borrowings outstanding at fiscal year-end and $113.0 million cash and cash equivalents on hand.  In addition to the net repayment of $160.0 million in borrowings, we funded $25.0 million to AOUT as part of the Separation, began paying dividends for the first time in our history, and purchased $110.0 million of our common stock through our share repurchase program.

•	The Separation of AOUT into an independent, publicly traded company was completed.
•	The initiation of our first ever dividend, paying $8.2 million during fiscal 2021.
•	The repurchase of $110.0 million of outstanding shares as part of a share repurchase program developed to return value to our stockholders.

Corporate Governance Policies and Practices

We maintain corporate governance policies and practices designed to align executive and director compensation with stockholder interests.

•

Stock Ownership Guidelines — We have stock ownership guidelines for our directors and executive officers. For more detailed information regarding our stock ownership guidelines, see “Corporate Governance — Stock Ownership Guidelines.”

•

Board Leadership Structure — We have an independent Chairman of our Board of Directors, independent committee chairs, and regular executive sessions at which only the independent directors participate.

•	Clawback Policy — We have a compensation recovery, or clawback policy, that allows us to recoup incentive compensation resulting from non-compliant financial reporting.
•

Derivatives Trading and Hedging Policy — We have a policy prohibiting our directors and officers, including our executive officers, and any family member(s) residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

•	No Tax Gross-Ups — We do not provide any tax gross-up treatment on any severance or change-in-control payments for our executive officers.
•

Double Trigger Vesting — All unvested stock-based awards granted to our executive officers have “double-trigger” vesting acceleration in the event of a change-in-control of our company. These stock-based awards will receive vesting acceleration only if the executive officer experiences a qualifying termination of employment in connection with a change-in-control.

•

Independent Compensation Consultant — Our compensation program is developed by the Compensation Committee with assistance from the Compensation Committee’s independent compensation consultant in an effort to ensure that our compensation programs are appropriately designed to attract, reward, and retain our key executive officers in a manner that is in our best interests and those of our stockholders.

•

Risk — The Compensation Committee considers the risks inherent in our compensation plans and policies and endeavors to ensure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company.

•

Say-on-Pay — We carefully monitor the compensation of our peer group companies, conduct stockholder outreach, and consider the views of proxy advisory firms. Our Compensation Committee also gets substantial input from an experienced and highly regarded compensation consultants in making executive compensation decisions. In addition, the Compensation Committee considers, in the context of the highly cyclical industry environment in which our company operates, the fiscal year operating budget prepared by management,

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Compensation Discussion and Analysis

and other matters deemed relevant from time to time. The Committee then develops the Annual Executive Cash Incentive Program for the upcoming fiscal year after the foregoing peer group review, compensation consultant advice, stockholder input, and review of proxy advisory firm policies. The Committee attempts to design an incentive plan, that is challenging but attainable and that incentivizes management at budget targets as well as at various levels of out-performance given industry conditions. Approximately 93% of our stockholders, on an advisory basis at our 2020 Annual Meeting of Stockholders, voted in favor of the compensation of our named executive officers as described in our proxy statement regarding the say-on-pay proposal. In designing our fiscal 2021 Annual Executive Cash Incentive Program, the Compensation Committee increased the level of the Adjusted EBITDAS threshold gate below which no cash incentive bonus could be earned.  In addition, for fiscal 2021, the Compensation Committee increased the level of financial performance for net sales and Adjusted EBITDAS above which a target or out-perform bonus could be earned.

The Compensation Committee

Our Board of Directors has appointed a Compensation Committee, consisting exclusively of independent directors. The charter of the Compensation Committee authorizes the Compensation Committee to determine and approve, or to make recommendations to our Board of Directors with respect to, the compensation of our Chief Executive Officer and other executive officers. Our Board of Directors has authorized the Compensation Committee to make all decisions with respect to such executive compensation. Among other things, the Compensation Committee is authorized to determine and approve the base salary of our Chief Executive Officer and other executive officers. Additionally, the Compensation Committee establishes annual cash and stock-based incentive compensation programs for our Chief Executive Officer and other executive officers, providing our executives with variable compensation opportunities, a majority of which are based on the achievement of key operating measures, determined at the beginning of the fiscal year, tying pay to performance. Once the Compensation Committee determines key operating measures for the upcoming fiscal year, the measures generally are not subject to material changes during the fiscal year. The Compensation Committee, with advice from its independent compensation consultant, also determines the compensation of our Board of Directors.

Overview

Our executive compensation program consists primarily of base salary, annual performance-based cash incentive compensation opportunities, stock-based compensation, severance and change-in-control payments and benefits, health and welfare benefits generally available to most employees and other executives of our company, and limited perquisites as described herein. The Compensation Committee considers each element of compensation individually and collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation for our executive officers.

Our philosophy with respect to executive compensation is to pay base salaries to our executive officers at levels that, in the context of unfavorable industry factors beyond the control of management, enable us to attract, motivate, and retain highly qualified executives. In addition, our executive compensation program is designed to link annual performance-based cash incentive compensation to the achievement of pre-established performance objectives, based primarily on our company’s financial results. For more detailed information regarding our annual performance-based cash incentive compensation plan, see “Compensation Discussion and Analysis — Components of Compensation — Annual Performance-Based Cash Incentive Compensation.” Similarly, our executive compensation program is designed so that stock-based compensation focuses our executive officers’ efforts on increasing stockholder value by aligning their economic interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the market price of our common stock does not appreciate or does not appreciate in an amount equal to or above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates in an amount equal to or above certain levels. For more detailed information regarding our

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Compensation Discussion and Analysis

stock-based compensation program, see “Compensation Discussion and Analysis — Components of Compensation — Stock-Based Compensation.”

Total compensation levels for our executive officers reflect corporate positions, responsibilities, and achievement of performance objectives. As a result of our continuing “pay-for-performance” philosophy, compensation levels may vary significantly from year-to-year and among our various executive officers. In general, we expect the compensation level of our Chief Executive Officer will be higher than that of our other executive officers. This assumes relatively equal achievement of individual performance objectives, since the Compensation Committee sets our base salaries, cash incentive compensation, and stock-based compensation after reviewing similar compensation elements of the executives at comparable companies, which generally compensate their chief executive officers at higher levels because of the significance of their roles and their importance to overall company success. We believe that the overall compensation levels for our executive officers, including our named executive officers, are and continue to be in alignment with our “pay-for-performance” philosophy and have been consistent with our performance.

The Compensation Committee has developed an executive compensation program that demonstrates our ongoing commitment to good corporate governance practices and aligns our executive officers’ interests with those of our stockholders. This includes maintaining a compensation recovery, or clawback, policy and stock ownership guidelines, maintaining both incentive stock and cash bonus plans that are intended to align our incentive award grant practices with current market practices and to set forth the principles to which our stockholders expect us to adhere to in designing and administering compensation programs, and prohibiting the repricing of stock options and stock appreciation rights, or SARs, without approval by our stockholders. In addition, we do not provide for any tax gross-ups in connection with severance or change-in-control payments.

Goals

The goals of our executive compensation program are as follows:

•	attract, motivate, and retain highly qualified executives, especially in the context of the present very difficult business environment;
•	reflect our company’s culture and approach to total rewards, which include health and welfare benefits, a safe work environment, and professional development opportunities;
•	reflect our philosophy of “pay-for-performance”;
•	provide a rational and consistent approach to compensation, which is understood by senior leadership;
•	align compensation with the interests of our company as a whole as well as our stockholders; and
•	recognize corporate stewardship and fiscal responsibility.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee determines the compensation of our Chief Executive Officer and our other executive officers. At least annually, the Compensation Committee determines the compensation of the Chief Executive Officer and other executive officers in light of the goals and objectives of our compensation program for that fiscal year. The Compensation Committee, together with our Chief Executive Officer, annually assesses the performance of our other executive officers. After receiving recommendations from our Chief Executive Officer, the Compensation Committee, with input from its independent compensation consultant, determines the compensation for our other executive officers.

At the request of the Compensation Committee, our Chief Executive Officer may attend a portion of some of the Compensation Committee meetings, including meetings at which our independent compensation consultant is present. This enables the Compensation Committee to review with our Chief

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Compensation Discussion and Analysis

Executive Officer the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall success. The Compensation Committee also requests that our Chief Executive Officer assess the performance of and our goals for our other executive officers. However, the Compensation Committee, with the assistance of its independent compensation consultant, rather than our Chief Executive Officer, makes the decisions regarding individual and corporate goals and targets for our other executive officers. Our Chief Executive Officer does not attend any portion of meetings at which his compensation is determined.  We had Co-Presidents and Co-Chief Executive Officers for a portion of fiscal 2021.

Compensation Surveys and Independent Compensation Consultant

In determining compensation levels, the Compensation Committee periodically reviews compensation levels of executives of companies that it deems to be generally similar to our company based on their size, industry, and competitive factors to enable our company to attract executives from other industries and to establish compensation levels that it deems appropriate to retain and motivate our executive officers. The Compensation Committee uses this peer group information as well as published executive compensation survey data from a broader group of companies with similar revenue to our company as points of reference but does not benchmark or target our compensation levels against this competitive information.

The Compensation Committee retains the services of an independent compensation consultant to review trends in executive compensation, assist with the identification of relevant peer companies, and conduct an assessment and analysis of executive market compensation. The Compensation Committee makes all determinations regarding the engagement, fees, and services of its compensation consultant and its compensation consultant reports directly to the Compensation Committee. From time to time, the Compensation Committee may retain the services of outside legal counsel to advise on compensation matters.

Components of Compensation

Our executive compensation program continues to emphasize our “pay-for-performance” philosophy and helps us to attract, motivate, and retain highly qualified executives.  Our compensation program provides the opportunity for our executives to receive higher total compensation based on successful performance against objective metrics, financial and otherwise, and above market stock price appreciation.

Base Salary

The Compensation Committee sets the base salaries of our executive officers at levels that it believes are required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. Base salaries for our executive officers are established based on an individual’s position, responsibilities, skills, experience, performance, and contributions. In determining base salaries, the Compensation Committee also considers individual performance and contributions, future potential, competitive salary levels for comparable positions at other companies, salary levels relative to other positions within our company, corporate needs, and the advice of the Compensation Committee’s independent compensation consultant. The Compensation Committee’s evaluation of the foregoing factors is subjective and the Compensation Committee does not assign a particular weight to any one factor.

The Compensation Committee independently determines the base salary of our Chief Executive Officer. The base salaries for our other executive officers, other than the Chief Executive Officer, are determined by the Compensation Committee following consultation with the Chief Executive Officer. The Compensation Committee considers the recommendations of our Chief Executive Officer as one of the factors described above.  We had Co-Chief Executive Officers for a portion of fiscal 2021.

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Compensation Discussion and Analysis

Given the high-profile nature of the firearms industry, it has become increasingly difficult to attract, motivate, and retain highly qualified individuals willing to be associated with our company and the firearms industry as a whole. The Compensation Committee has become increasingly aware of the impact this factor has had not only on existing and potential future employees but also the pressures this factor places on the families of these individuals.

The Compensation Committee generally sets base salary levels for our executive officers at the beginning of each fiscal year, although it can make changes to base salary levels at any time during the fiscal year. For more detailed information regarding the amounts paid as base salary to our named executive officers in fiscal 2021, see “Compensation Discussion and Analysis — Fiscal 2021 Compensation — Base Salaries.”

Annual Performance-Based Cash Incentive Compensation

As it has in the past, at the start of fiscal 2021, the Compensation Committee established a performance-based cash incentive compensation plan for our executive officers. In designing the cash incentive compensation plan for any particular year or period, the Compensation Committee establishes performance objectives, based primarily on the financial results of our company and the achievement of other corporate goals. In some limited cases, the Compensation Committee also considers individual objectives, responsibilities, and performance in determining the amounts payable under the plan, but did not do so in fiscal 2021. The target annual compensation opportunities for our executive officers are determined by the Compensation Committee. These objective target incentive compensation opportunities are subject to change from year to year, based on the Compensation Committee’s periodic review of economic, industry, and competitive data; changes in individual responsibilities; and our overall compensation philosophy. The Compensation Committee confirms, with its independent compensation consultant and our company’s independent audit firm, the achievement and approves the payment, if any, of annual cash incentive compensation in the first quarter of the following fiscal year. For more detailed information regarding the amounts paid as annual performance-based cash incentive compensation to our named executive officers for fiscal 2021, see “Compensation Discussion and Analysis — Fiscal 2021 Compensation — Annual Performance-Based Cash Incentive Compensation.”

Stock-Based Compensation

The Compensation Committee strongly believes in tying executive rewards directly to our long-term success and focusing our executive officers’ efforts on increasing stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates above certain levels. Our stock-based compensation also enables our executive officers to earn and maintain a significant stock ownership position in our company. The amount of stock-based compensation granted takes into account the performance of our company; the grant date value of awards; previous grants to an executive officer; an executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of the executive officer; the cost to our company; the executive officer’s total compensation in relation to our peer companies; and other factors that the Compensation Committee deems necessary or appropriate from time to time, including retention, overhang, and burn rate.

Our stock-based compensation consists primarily of RSUs and PSUs. The Compensation Committee generally sets the vesting schedule for RSUs over multiple year periods to encourage executive retention. The Compensation Committee generally establishes multi-year performance requirements for the earning of PSUs to reward long-term company performance. PSUs are earned only if the relative performance of our common stock achieves the then-applicable pre-established metric compared with the performance of the RUT. In addition, we generally maintain a value cap on PSUs.

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Compensation Discussion and Analysis

As has been true in the case of base salary and cash-based incentive compensation, given the high-profile nature of the firearm industry, it has become increasingly difficult to attract, motivate, and retain highly qualified individuals willing to be associated with the industry as a whole and therefore our company. Accordingly, the Compensation Committee continues to recognize the importance of long-term incentive stock-based compensation.

Benefits and Perquisites

Our executive officers are eligible to participate in those health, welfare, and retirement plans, including our profit sharing, 401(k), employee stock purchase plan, and medical and disability plans generally available to employees of our company who meet applicable eligibility requirements. For more detailed information regarding the retirement benefits for which our named executive officers are eligible and contributions made to retirement plans on behalf of our named executive officers, see “Executive Compensation — Retirement Plans.”

In addition, from time to time, we provide certain of our executive officers with other benefits and perquisites that we believe are reasonable. These benefits and perquisites include severance and change-in-control benefits, car allowances, housing allowances, relocation assistance, a nonqualified supplemental deferred compensation plan, and reimbursement of insurance premiums. For more detailed information regarding these other benefits and perquisites for which our named executive officers are eligible, see “Executive Compensation.”

We do not view perquisites and other personal benefits as a significant element of our executive compensation program but do believe they can be useful in attracting, motivating, and retaining the executive talent for which we compete. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances.

In the future, we may provide additional benefits and perquisites to our executive officers as an element of their overall compensation. All future practices regarding benefits and perquisites will be approved and subject to periodic review by the Compensation Committee.

Policies for the Pricing and Timing of Stock-Based Compensation

The Compensation Committee sets the value of RSUs and PSUs at the fair market value of our common stock, which is the closing price of our common stock on the Nasdaq Global Select Market on the effective date of grant. The Compensation Committee generally grants stock-based compensation to our executive officers annually within the same time frame each year. In the case of new hires, grant prices generally are determined by the closing price of our common stock on the 15th day of the month following the date on which the employee reports for service. The Compensation Committee authorizes our Chief Executive Officer to grant stock-based compensation to employees who are not executive officers, subject to limitations on amount and subsequent reporting to the Compensation Committee.

Fiscal 2021 Compensation

Compensation Consultant

The Compensation Committee engaged Compensia, Inc., or Compensia, an independent national compensation consulting firm, to assist in the design of our executive compensation program for fiscal 2021. The Compensation Committee has the sole authority to retain and dismiss its compensation consultant and approve the fees of its compensation consultant. No member of the Compensation Committee or any named executive officer has any affiliation with Compensia, and Compensia did not provide any services to our company during fiscal 2021 other than services to the Compensation Committee. In accordance with the requirements of applicable SEC rules, the Compensation Committee has reviewed the independence of Compensia and has determined that Compensia did not have any conflicts of interest under the criteria established under such rules.

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Compensation Discussion and Analysis

Peer Group

As a part of its evaluation of our executive compensation program, Compensia assisted the Compensation Committee in determining an appropriate group of peer companies. The Compensation Committee uses the peer companies as the primary source of competitive market information for executive compensation benchmarking. In selecting peer companies for the Compensation Committee’s consideration, Compensia identified companies deemed generally relevant to us with a focus on companies involved in leisure or cyclical and consumer products companies, especially those with high dollar value products, and supplemented this list with companies involved in manufacturing. Within these industries, Compensia used a “rules-based” approach to select companies based on similar financial characteristics. Specifically, Compensia selected companies with revenue from 50% to 200% of our revenue and market capitalizations from 33% to 300% of our market capitalization at the time of the peer group review.

The selected peer group used to make decisions for fiscal 2021 executive compensation, as approved by the Compensation Committee, consisted of the following companies:

Bassett Furniture Industries	National Presto Industries, Inc.
Delta Apparel, Inc.	NN, Inc.
Ethan Allen Interiors, Inc.	Rocky Brands, Inc.
Haverty Furniture, Inc.	Sportsman's Warehouse, Inc.
Hooker Furniture Corporation	Standex International Corporation
Johnson Outdoors Inc.	Stoneridge, Inc.
Malibu Boats, Inc.	Sturm, Ruger & Company, Inc.
Marine Products Corp.	Universal Electronics Inc.
MasterCraft Boat Holdings, Inc.	Vince Holding Corp.
Motorcar Parts of America, Inc.	ZAGG Inc.
Movado Group, Inc.

The Compensation Committee continued to include a supplemental peer company, Vista Outdoor, because of its close business similarities to our company despite the fact that it exceeds our revenue selection range. Information from Vista Outdoor was not included in the overall peer market data, however, but was shown on a supplemental basis to help the Compensation Committee better understand how companies in our industry compensate their key executives.

Compensia provided an assessment and analysis of the compensation practices of our peer companies, determined the positioning of each executive officer’s compensation by element among the peer companies and the survey data, developed recommendations and guidelines for the structure of our executive compensation program, and reviewed the overall compensation package and advised the Compensation Committee regarding the appropriateness of our executive compensation program.

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Compensation Discussion and Analysis

Base Salaries

As is our practice, the Compensation Committee generally, although not always, sets base salaries for our executive officers at the beginning of the fiscal year based on a review of the position and function of each executive officer, the competitiveness of their current base salaries in comparison to the peer and market data, and their individual performance on a subjective basis. Based on an evaluation of the foregoing factors, the Compensation Committee’s desire to reward and retain the key executive officers who it believes are instrumental to our success, the general industry range for base salary increases, and the competitiveness of our base salaries as measured against the peer and market data, the Compensation Committee set the annual base salaries for our executive officers during fiscal 2021 as follows:

Name and Position	Annualized Fiscal 2020 Base Salary		Annualized Fiscal 2021 Base Salary		Percentage Change
Mark P. Smith	$500,000	(1)	$500,000		0.0%
President and Chief Executive Officer since August 24, 2020; Co-President and Co-Chief Executive Officer from May 1, 2020 until August 24, 2020.

Brian D. Murphy	$500,000	(1)	$500,000		0.0%
Co-President and Co-Chief Executive Officer from May 1, 2020 until August 24, 2020.

Deana L. McPherson	$365,000	(2)	$365,000		0.0%

Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary since August 24, 2020; Vice President and Chief Accounting Officer, Corporate Controller, and Assistant Treasurer from May 1, 2020 until August 24, 2020.

Jeffrey D. Buchanan	$423,602		$423,602	(3)	0.0%
Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer from May 1, 2020 until August 23, 2020.

Robert J. Cicero	$357,414		$357,414	(4)	0.0%
Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary.

Susan J. Cupero	$275,000	(5)	$275,000		0.0%
Vice President, Sales.

Lane A. Tobiassen	$315,087	(6)	$315,087		0.0%
President, Firearm division from May 1, 2020 until August 1, 2020.

(1)

Effective with their appointment as of January 15, 2020 as Co-President and Co-Chief Executive Officer, the annual base salaries of Messrs. Smith and Murphy were each increased to $500,000 and their target bonus percentages to 100%.  Effective with the Separation, Mr. Murphy resigned from his position as Co-President and Co-Chief Executive Officer.

(2)	In anticipation of her promotion to Chief Financial Officer at the time of the Separation, the salary of Ms. McPherson was increased to $365,000 effective on January 15, 2020.
(3)

Effective August 23, 2020, as anticipated, Mr. Buchanan retired from the company as Executive Vice President, Chief Financial Officer, Chief Administration Officer, and Treasurer.  He served in a consulting role until September 30, 2020.

(4)	Effective August 1, 2021, Mr. Cicero retired as an executive officer of our company.
(5)	Effective with her appointment as Vice President, Sales, the salary of Ms. Cupero was increased to $275,000 on March 9, 2020.
(6)	Effective August 1, 2020, Mr. Tobiassen resigned from his position as President, Firearm division.

For more information regarding the amounts paid as base salary to our named executive officers, see “Executive Compensation — Fiscal 2021 Summary Compensation Table.”

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Compensation Discussion and Analysis

Annual Performance-Based Cash Incentive Compensation

Our fiscal 2021 Executive Annual Cash Incentive Program is an annual performance-based cash incentive program. The program provides each participant, including our named executive officers, with an opportunity to earn cash incentive compensation based on attainment of pre-established objective financial performance metrics and, from time to time, individual performance goals. Each participant is assigned an incentive bonus opportunity expressed as a percentage of base pay, or a target percentage, and objective financial performance metrics are established with varying weightings totaling 100%. For each financial performance metric, threshold, target, and maximum performance levels are set. A participant’s final cash incentive compensation is calculated by multiplying the participant’s target percentage by the weighted average percentage calculated for each financial performance metric. A participant’s cash incentive compensation cannot exceed 200% of the individual’s bonus opportunity, and eligibility for the payment of any award is subject to the continued employment of the participant through the end of the fiscal year.

Fiscal 2021 Performance Metrics

For fiscal 2021, the Compensation Committee established Net Sales and Adjusted EBITDAS as the performance metrics for the named executive officers with a weighting of 40% for Net Sales and 60% for Adjusted EBITDAS.

Adjusted EBITDAS also served as the threshold, for which the failure to achieve such performance metric would result in no bonus payments regardless of the achievement of the other performance metrics.

“Adjusted EBITDAS,” for the purposes of compensation, means our company's net income as reported in our Form 10-K adding back interest, taxes, depreciation, amortization, non-cash stock compensation expense, and any nonrecurring expenses as determined by the Committee as set forth in the Program or at any time thereafter.  For fiscal year 2021, the Committee has determined that such nonrecurring expenses shall include (i) accelerated expenses related to the repurchase or refinance of the Company’s outstanding bonds or Credit Facility, if any; (ii) fair value inventory step-up and backlog expense; (iii) all acquisition or merger related expenses associated with negotiating, conducting diligence, and closing for any acquired company or merger; (iv) any severance, retention, or other costs related to the reorganization and restructure of the firearms business after the spin-off of the Outdoor Products & Accessories division only if, and to the extent, the costs are incurred with respect to matters incurred or created by virtue of the existence and operations of Outdoor Products/Accessories Division prior to its having been spun-off (specifically excluding from the preceding restriction the company’s shared services division); (v) changes in contingent consideration; (vi) impairment charges for goodwill, tangible, or intangible assets; (vii) costs incurred relating to shareholder activism; (viii) any transition costs directly related to the successful completion of the spin-off (excluding costs which would be normally incurred as a public company); (ix) extraordinary costs directly related to responding to the COVID-19 pandemic, including costs of any premium pay and purchase of personal protective equipment, but excluding costs that would generally be associated with responding to non-pandemic forms of a surge; (x) any costs/impact related to the implementation of any new accounting pronouncements that become effective during the fiscal year; and (xi) the tax effect of non-GAAP adjustments.  To the extent practicable, each amount was calculated based upon the numbers used in the audited financial statements and, if possible, in the same amount as reported in the Form 10-K.

Target Award Percentages

The target award percentages for fiscal 2021 as a percentage of base pay were 100% for Mr. Smith and 65% for Mr. Cicero and Mses. McPherson, and Cupero. Messrs. Murphy, Buchanan, and Tobiassen were not eligible for bonuses for fiscal 2021 as they were not expected to be employed by our company at the end of fiscal 2021.

Individual Performance Goals

There were no individual performance goals for fiscal 2021.

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Compensation Discussion and Analysis

Discretionary Bonuses

Ms. McPherson and Mr. Cicero each received a discretionary bonus of $25,000 that was granted in fiscal 2020 and paid in fiscal 2021 in recognition of their efforts with respect to the Separation.

Performance Metrics

The financial performance metrics established under the fiscal 2021 program were as follows:

Performance Metrics	Target Performance (in 000's)	Potential Maximum Payout of Target Bonus	Performance Required to Earn Maximum Payout (as a % of Target Performance)
Net Sales	$600,000	200.0%	116.7%
Adjusted EBITDAS	$125,000	200.0%	136.0%

The failure to reach the threshold metric of at least $104,250,000, or 83.4% of Target, for the Adjusted EBITDAS metric for our company would result in no bonus payments regardless of the achievement of the net sales metrics.

In fiscal 2021, net sales and Adjusted EBITDAS, for purposes of compensation, were $1.1 billion and $366.6 million, respectively, compared with $529.6 million and $92.7 million, respectively, in fiscal 2020. This growth in net sales of 100.0% and 295.5%, respectively, compared very favorably to the financial performance of our industry competitors, Vista Outdoor, Inc. that reported increases in net sales and Adjusted EBITDAS of 26.7% and 203.0%, respectively, for its fiscal year ended March 31, 2021, and Sturm, Ruger & Company, Inc. that reported increases in net sales and Adjusted EBITDAS of 38.6% and 111.0%, respectively, for its trailing 12 months ended March 31, 2021.

The table below sets forth for each named executive officer the annual fiscal 2021 base salary, the target bonus percentage, the annualized target cash bonus opportunity, and the actual bonus paid for fiscal 2021 reflected as a percentage of target bonus opportunity and in cash:

Name	Annual Fiscal 2021 Base Salary (1)	Target Bonus Percentage	Annualized Target Cash Bonus Opportunity	Actual Bonus paid for Fiscal 2021 (as a % of Target Bonus Opportunity	Actual Bonus Paid for Fiscal 2021
Mark P. Smith	$500,000	100%	$500,000	200%	$1,000,000
Brian D. Murphy (1)	$500,000	—	$—	—	$—
Deana L. McPherson	$365,000	65%	$237,250	200%	$474,500
Jeffrey D. Buchanan (1)	$423,602	—	$—	—	$—
Robert J. Cicero	$357,414	65%	$232,319	200%	$464,638
Susan J. Cupero	$275,000	65%	$178,750	200%	$357,500
Lane A. Tobiassen (1)	$315,087	—	$—	—	$—

(1)

As part of Mr. Murphy’s Separation Agreement, Mr. Tobiassen’s departure arrangement, and Mr. Buchanan’s Retirement Agreement, they were not eligible for a bonus for fiscal year 2021. None of them were employed by our company at the end of fiscal 2021.

Stock-Based Compensation

During fiscal 2021, grants of annual stock-based compensation to our named executive officers consisted of RSUs and PSUs. In determining the equity awards granted to each executive officer during

2021 Proxy Statement I 33

Compensation Discussion and Analysis

fiscal 2021, the Compensation Committee considered the dollar value of the awards granted to each executive officer; previous grants to our executive officers; each executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of each executive officer; the cost of the stock-based compensation to our company; each executive officer’s total compensation in relationship to the market data; and the overall performance of our company.

During fiscal 2021, we granted the following PSUs to our named executive officers:

Name	PSUs at Threshold	PSUs at Target	PSUs at Maximum
Mark P. Smith	11,001	28,951	57,902
Brian D. Murphy	—	—	—
Deana L. McPherson	—	—	—
Jeffrey D. Buchanan	—	—	—
Robert J. Cicero	—	—	—
Susan J. Cupero	2,796	7,357	14,714
Lane A. Tobiassen	—	—	—

Messrs. Smith and Cicero and Ms. McPherson received an annual grant of PSUs in April 2020 (fiscal 2020) and a new annual grant in May 2021 (fiscal 2022).  Ms. Cupero received a grant in June 2020 (fiscal 2021) upon being named an executive officer. In recognition of his efforts in connection with the Separation and his promotion to sole President and Chief Executive Officer, Mr. Smith received a grant of PSUs in August 2020. As part of Mr. Murphy’s Separation Agreement, Mr. Tobiassen’s Separation Agreement, and Mr. Buchanan’s Retirement Agreement, they were not eligible to receive PSU awards in fiscal 2021.

These PSUs are earned and vest based on the relative performance of our common stock against the RUT over the approximately three-year performance period following the date of grant. If the relative performance of our common stock (measured based on the average closing price of our common stock during the 90-calendar-day-period preceding approximately the third anniversary of the date of grant against the average closing price of our common stock during the 90-calendar-day-period immediately following the date of grant) does not equal or exceed the relative performance of the RUT (measured based on the average closing price of the RUT during the 90-calendar-day-period preceding approximately the third anniversary of the date of grant against the average closing price of the RUT during the 90-calendar-day-period immediately following the date of grant), then no PSUs subject to the awards will be earned and vest. If the relative performance of our common stock equals the relative performance of the RUT, then 38% of the PSUs subject to the awards (at target) will be earned and vest, or the threshold award. If the relative performance of our common stock exceeds the relative performance of the RUT by up to five points, then the PSUs subject to the awards will be earned and vest on a straight-line basis from the threshold award level up to the target award level, with 100% of the PSUs subject to the awards (the target number of PSUs) being earned and vesting if the relative performance of our common stock exceeds the relative performance of the RUT by five points. If the relative performance of our common stock exceeds the relative performance of the RUT by over five points up to a level of 10 points, then the PSUs subject to the awards will be earned and vest on a straight-line basis up to the maximum award, with 200% of the PSUs subject to the awards (the maximum number of PSUs) being earned and vesting if the relative performance of our common stock exceeds the relative performance of the RUT by 10 points or more.

The underlying shares of our common stock earned, if any, relating to these PSUs will be delivered as soon as practical after the ending date of the performance period and certification by the Compensation Committee of the performance achievement. The maximum number of shares that can be delivered with respect to the fiscal 2021 PSU awards is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. See “Compensation Discussion and Analysis — Introduction — Summary of Fiscal 2021 Compensation Program.”

Upon a change in control of our company prior to the three year anniversary of the date of any PSU grant, each PSU award recipient will earn a number of PSUs subject to the award in accordance with the

34 I 2021 Proxy Statement

Compensation Discussion and Analysis

formula described above, provided that (i) the relative performance of our common stock will be measured based on the consideration offered for one share of our common stock in the change in control to calculate our market capitalization (or in the event of a change in control that does not involve an acquisition of our stock, based on the trading price of our common stock on the date of the change in control to calculate our market capitalization) against the average closing price of our common stock during the 90-calendar-day period immediately following the date of grant; and (ii) the relative performance of the RUT will be measured based on the average closing price of the RUT during the 90-calendar-day-period immediately prior to the change in control against the average closing price of the RUT during the 90-calendar-day-period immediately following the date of grant. The PSUs earned pursuant to the formula described above will then be converted into RSUs that will vest upon the earlier of (i) a qualifying termination of employment or (ii) the original vesting date.

During fiscal 2021, we also granted the following RSUs to our named executive officers:

Name	RSUs
Mark P. Smith (1)	28,952
Brian D. Murphy	—
Deana L. McPherson (1)	10,000
Jeffrey D. Buchanan	—
Robert J. Cicero (1)	10,000
Susan J. Cupero (1)(2)	19,509
Lane A. Tobiassen (3)	3,473

(1)

In recognition of their efforts in connection with the Separation and their increasing responsibilities, in August 2020, Mr. Smith received RSUs covering 28,952 shares of common stock and Mr. Cicero and Mses. McPherson and Cupero each received RSUs covering 10,000 shares of common stock. These RSU’s vest one-fourth on each of the first, second, third, and fourth anniversaries of the date of grant, subject to each named executive officer’s continued service with us. These RSUs will vest in the event of a qualifying termination of employment following a change in control of our company (as defined in the applicable award agreements).

(2)

Ms. Cupero also received RSUs covering 2,152 shares of common stock as part of the Separation to replace the value of prior awards where the value of the awards was reduced due to the Separation.  See “Company Updates - Adjustments to Outstanding Stock-Based Awards.”  Finally, as part of her annual grant, Ms. Cupero received RSUs covering 7,357 shares of common stock in September 2020.  These RSU’s vest one-fourth on each of the first, second, third, and fourth anniversaries of the date of grant, subject to each named executive officer’s continued service with us. These RSUs will vest in the event of a qualifying termination of employment following a change in control of our company (as defined in the applicable award agreements).

(3)

Mr. Tobiassen received RSUs covering 3,473 shares of common stock as part of the Separation to replace the value of prior awards where the value of the awards was reduced due to the Separation.  See “Adjustments to Outstanding Stock-Based Awards.”

For more information regarding the grants of stock-based compensation to our named executive officers in fiscal 2021, see “Executive Compensation — Fiscal 2021 Grants of Plan-Based Awards.”

Each named executive officer forfeits the unvested portion, if any, of this stock-based compensation if his service to our company is terminated for any reason, except as otherwise set forth in the applicable award agreement, in any employment or severance agreement between our company and the named executive officer, in any policy or plan of our company applicable to the named executive officer, or as may otherwise be determined by the administrator of the applicable equity plan. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Certain Stock-Based Compensation Arrangements Granted in Prior Fiscal Years

Results for Previous PSU Awards

The PSUs granted in fiscal 2018 to our executive officers, which had a three-year performance period ending May 1, 2021, were earned because the market capitalization of our company combined with the market capitalization of AOUT met the maximum performance requirements compared with the RUT. Over the three-year performance period, our market capitalization combined with market capitalization of AOUT appreciated 101.6% while the RUT appreciated 36.2%. As a result, the Compensation Committee confirmed that this outperformance resulted in the PSUs granted in fiscal 2018 being earned, and therefore,

2021 Proxy Statement I 35

Compensation Discussion and Analysis

our named executive officers that had received the 2018 award received 200% of the target shares of common stock underlying the PSUs granted in fiscal 2018.

Adjustments for the Separation

In connection with the Separation, our existing stock-based awards for certain named executive officers were converted into awards with respect to equity interests in our company and AOUT, subject to certain adjustments, such that the combined awards would have a combined intrinsic value of the existing awards prior to the Separation. See “Company Updates - Adjustments to Outstanding Stock-Based Awards.”

Other Elements of Fiscal 2021 Compensation

Clawback Policy

We maintain a compensation recovery, or clawback, policy. In the event we are required to restate our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officer who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is administered by the Compensation Committee. If final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Act, we will review this policy and make any amendments as necessary to comply with the new rules.

This clawback policy applies to all cash and stock-based incentive compensation programs.

Derivative Trading and Hedging

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits our deductibility, for federal income tax purposes, of compensation paid to each of our named executive officers in excess of $1 million per person per year.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code, or Sections 280G and 4999, provide that executive officers and directors and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of a company that exceeds certain prescribed limits and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G and 4999 during fiscal 2021 and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

36 I 2021 Proxy Statement

Compensation Discussion and Analysis

Accounting for Stock-Based Compensation

We account for stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options and deferred stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. In determining stock-based compensation, the Compensation Committee considers the potential expense of these awards under ASC Topic 718 and the impact on our company.

2021 Proxy Statement I 37

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Dated August 18, 2021

Respectfully submitted,

Barry M. Monheit, Chairman

Anita D. Britt

Fred M. Diaz

John B. Furman

38 I 2021 Proxy Statement

EXECUTIVE COMPENSATION

Fiscal 2021 Summary Compensation Table

The following table sets forth, for the fiscal years ended April 30, 2021, 2020, and 2019, information with respect to compensation for services in all capacities to us and our subsidiaries earned by our President and Chief Executive Officer, our Former Co-President and Co-Chief Executive Officer, our Executive Vice President and Chief Financial Officer, our former Chief Financial Officer, each of our two other executive officers, and one additional individual who served as an executive officer during the fiscal year ended April 30, 2021 but was not serving as an executive officer on April 30, 2021, or collectively our named executive officers.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total (5)
Mark P. Smith (6)	2021	$519,231	$—	$1,068,599	$—	$1,000,000	$117,110	$2,704,939
President and Chief	2020	$394,193	$—	$643,457	$—	$359,341	$31,616	$1,428,607
Executive Officer	2019	$346,541	$—	$258,800	$—	$509,889	$28,683	$1,143,913

Brian Murphy (7)	2021	$173,077	$—	$—	$—		$33,242	$206,319
Former Co- President and	2020	$359,265	$—	$643,457	$—	$275,957	$83,330	$1,362,008
Co-Chief Executive Officer	2019	$291,551	$—	$258,800	$—	$262,461	$87,014	$899,826

Deana L. McPherson (8)	2021	$379,038	$25,000	$173,500	$—	$474,500	$66,976	$1,119,014
Executive Vice President,	2020	$307,965		$265,913	$—	$182,650	$30,489	$787,018
Chief Financial Officer, Treasurer, and Assistant Secretary	2019	$280,458		$52,578	$—	$253,249	$27,468	$613,753

Jeffrey D. Buchanan (9)	2021	$161,304	$—	$—	$—		$23,108	$184,413
Former Executive Vice	2020	$423,270	$—	$—	$—	$288,338	$59,468	$771,076
President,	2019	$411,078	$—	$453,198	$—	$697,900	$54,372	$1,616,548
Chief Financial Officer,							$-
Chief Administrative							$-
Officer, and Treasurer							$-

Robert J. Cicero (10)	2021	$371,161	$25,000	$173,500	$—	$464,638	$66,416	$1,100,716
Senior Vice President,	2020	$357,134	$—	$280,125	$—	$210,847	$31,489	$879,595
General Counsel, Chief	2019	$346,847	$—	$258,800	$—	$510,339	$30,325	$1,146,311
Compliance Officer, and							$-
Secretary							$-

Susan J. Cupero (11)	2021	$285,577		$451,250	$—	$357,500	$61,073	$1,155,400
Vice President, Sales	2020	$215,388		$63,323	$—	$113,214	$23,938	$415,862
	2019	$194,604		$29,378	$—	$136,990	$20,772	$381,744

Lane A. Tobiassen (12)	2021	$103,009		$21,808	$—	$—	$242,810	$367,627
Former President,	2020	$314,316		$-	$—	$201,351	$26,162	$541,829
Firearms divison	2019	$291,599		$258,800	$—	$84,254	$15,879	$650,532

(1)

The amounts shown in this column, represent discretionary bonuses that Mr. Cicero and Ms. McPherson received in recognition of their efforts in connection with the Separation. No other discretionary bonuses were paid to our named executive officers.

(2)

The amounts shown in this column represent the grant date fair value for PSUs and RSUs granted to the named executive officers during the covered year calculated in accordance with ASC Topic 718 excluding the effect of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2021. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2021 Compensation — Stock-Based Compensation” and “Fiscal 2021 Grants of Plan-Based Awards” below and the narrative discussion that follows. See “Compensation Discussion and Analysis — Executive Summary — Highlights of Fiscal 2021 Compensation Program” for certain changes affecting fiscal 2021 compensation for our named executive officers.

2021 Proxy Statement I 39

Executive Compensation

Set forth below is the maximum value for the PSUs granted to the named executive officers during fiscal 2021 (i.e., 200% of the target award value).

Name	Stock Awards Maximum Value of PSUs
Mark P. Smith	$1,137,195
Brian D. Murphy	$—
Deana L. McPherson	$—
Jeffrey D. Buchanan	$—
Robert J. Cicero	$—
Susan J. Cupero	$275,005
Lane A. Tobiassen	$—

(3)

The amounts shown in this column constitute payments made, if any, under our 2021, 2020, and 2019 annual performance-based cash incentive compensation programs. These amounts were calculated and paid to our named executive officers in the fiscal year following when they were earned. For a description of our Fiscal 2021 Cash Incentive Compensation Program see “Compensation Discussion and Analysis — Fiscal 2021 Compensation — Annual Performance-Based Cash Incentive Compensation.”

(4)	All Other Compensation consisted of the following for fiscal 2021:

Name	Car Allowance	Reimbursement for Insurance Premiums (4a)	Matching Contributions to Defined Contribution Plan	Payments Under Profit Sharing Plan (4b)	Housing Allowance	Severance Payments	Other		Total (5)
Mark P. Smith	$18,000	$10,294	$8,012	$42,750	$—	$—	$38,054	(4c)	$117,110
Brian D. Murphy	$6,000	$9,974	$2,567	$—	$—	$—	$14,702	(4d)	$33,243
Deana L. McPherson	$11,600	$4,091	$8,535	$42,750	$—	$—	$—		$66,976
Jeffrey D. Buchanan	$4,000	$2,325	$978	$—	$6,250	$—	$9,555	(4e)	$23,108
Robert J. Cicero	$10,800	$4,455	$8,375	$42,750	$—	$—	$37	(4f)	$66,416
Susan J. Cupero	$9,000	$756	$8,567	$42,750	$—	$—	$—		$61,073
Lane A. Tobiassen	$2,700	$222	$5,576	$—	$—	$230,256	$4,056	(4g)	$242,810

(4a)	Except as otherwise indicated, the amounts shown in this column consist of reimbursement of disability insurance premiums.
(4b)

Profit sharing amounts earned in fiscal 2021 that exceeded the 401(k) maximum contribution limit will be contributed to the Nonqualified Supplemental Deferred Compensation Plan upon payout in fiscal 2022. For further information, see “Retirement Plans — Nonqualified Deferred Compensation” below.

(4c)	Consists of home security reimbursement.
(4d)	Consists of living expenses.
(4e)	Consists of a country club membership and a gift card.
(4f)	Consists of reimbursed Federal Firearms License, or FFL, fees.
(4g)	Consists of free product and reimbursed FFL fees.
(5)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.
(6)

Mr. Smith served as Co-President and Co-Chief Executive Officer of our company until August 24, 2020 when he became the sole President and Chief Executive Officer and a director of our company, in connection with the Separation.

(7)

Mr. Murphy served as Co-President and Co-Chief Executive Officer of our company until August 24, 2020 when he resigned from our company to serve as the President and Chief Executive Officer and a director of AOUT as an independent, publicly traded company following the Separation.

(8)

Ms. McPherson served as Vice President, Chief Accounting Officer, Corporate Controller, and Assistant Treasurer of our company until August 25, 2020 when she became Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary in connection with the Separation.

(9)	Mr. Buchanan retired as Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer of our company on August 23, 2020 in connection with the Separation.
(10)	Mr. Cicero retired from our company effective as of August 1, 2021.
(11)	Ms. Cupero was named an executive officer on June 23, 2020.
(12)	Mr. Tobiassen separated from our company on August 1, 2020 in connection with the Separation.

40 I 2021 Proxy Statement

Executive Compensation

Fiscal 2021 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended April 30, 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Options (#)	Awards ($/Sh)	Awards (4)
Mark P. Smith	8/25/2020	$—	$—	$—	$—	$—	$—	28,952	$—	$—	$500,001
	8/25/2020	—	—	—	11,001	28,951	57,902	—	—	—	$568,598

Brian D. Murphy		—	—	—	—	—	—	—	—	—	—

Deana L. McPherson	9/8/2020	—	—	—	—	—	—	10,000	—	—	$173,500

Jaffrey D. Buchanan		—	—	—	—	—	—	—	—	—	—

Robert J. Cicero	9/8/2020	—	—	—	—	—	—	10,000	—	—	$173,500

Susan J. Cupero	8/24/2020	—	—	—	—	—	—	2,152	—	—	$15,252
	9/8/2020	—	—	—	—	—	—	10,000	—	—	$173,500
	9/9/2020	—	—	—	—	—	—	7,357	—	—	$124,995
	9/9/2020	—	—	—	2,796	7,357	14,714	—	—	—	$137,502

Lane A. Tobiassen	8/24/2020	—	—	—	—	—	—	3,473	—	—	$21,808

(1)	Our fiscal 2021 Executive Annual Cash Incentive Program is discussed under “Compensation Discussion and Analysis — Fiscal 2021 Compensation — Annual Performance-Based Cash Incentive Compensation.”
(2)

These PSUs vest based on the relative performance of our common stock against the RUT over the approximately three-year period following the date of grant. Notwithstanding the amounts shown in the “Maximum” column, the maximum number of shares that can be delivered with respect to fiscal 2021 PSU grants is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2021 Compensation — Stock-Based Compensation.”

(3)	One-fourth of the RSUs vest on each of the first, second, third, and fourth anniversaries of the date of grant, subject to each executive’s continued services with us.
(4)

The amounts shown in this column represent the grant date fair value of stock awards calculated in accordance with ASC Topic 718, excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2021.

Reference is made to “Compensation Discussion and Analysis — Executive Summary — Highlights of Fiscal 2021 Compensation Program” for certain changes affecting fiscal 2021 compensation for our named executive officers.

2021 Proxy Statement I 41

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End 2021

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of April 30, 2021.

	Stock Awards
				Market	Equity Incentive		Equity Incentive
		Number		Value of	Plan Awards:		Plan Awards:
		of		Shares or	Number of		Market or
		Shares or		Units of	Unearned		Payout Value
		Units of		Stock	Shares, Units		of Unearned
	Stock	Stock		That Have	or Other		Shares, Units or
	Award	That Have		Not	Rights That		Other Rights
	Grant	Not		Vested	Have Not		That Have
Name	Date (1)	Vested		(2)	Vested (4)		Not Vested (2)
Mark P. Smith	4/27/2017	3,250		$56,550
	4/26/2018				28,800	(5)	$501,120
	4/26/2018	6,500		$113,100
	4/30/2019				28,800	(5)	$501,120
	4/30/2019	9,750		$169,650
	4/6/2020				89,742	(5)	$1,561,511
	4/6/2020	44,872		$780,773
	8/25/2020	28,952	(3)	$503,765
	8/25/2020				57,902		$1,007,495
Brian D. Murphy	4/27/2017	1,100		$19,140
	4/26/2018				28,800	(5)	$501,120
	4/26/2018	6,500		$113,100
	4/30/2019				28,800	(5)	$501,120
	4/30/2019	9,750		$169,650
	4/6/2020				89,742	(5)	$1,561,511
	4/6/2020	44,872		$780,773
Deana L. McPherson	6/15/2017	1,146	(3)	$19,940
	6/15/2018	2,292	(3)	$39,881
	6/15/2019	3,438	(3)	$59,821
	4/6/2020	16,026		$278,852
	4/6/2020				32,050	(5)	$557,670
	9/8/2020	10,000	(6)	$174,000
Jeffrey D. Buchanan (7)
Robert J. Cicero	4/27/2017	3,250		$56,550
	4/26/2018				28,800	(5)	$501,120
	4/26/2018	6,500		$113,100
	4/30/2019				28,800	(5)	$501,120
	4/30/2019	9,750		$169,650
	4/6/2020				32,050	(5)	$557,670
	4/6/2020	16,026		$278,852
	9/8/2020	10,000	(6)	$174,000
Susan J. Cupero	6/15/2017	300	(3)	$5,220
	6/15/2017	268	(3)	$4,663
	6/15/2018	1,152	(3)	$20,045
	6/15/2019	1,729	(3)	$30,085
	3/15/2020	4,687	(3)	$81,554
	8/24/2020	1,805	(3)	$31,407
	9/8/2020	10,000	(6)	$174,000
	9/9/2020	7,357	(3)	$128,012
	9/9/2020				14,714		$256,024
Lane A. Tobiassen (7)

(1)

Generally, awards of RSUs vest one-fourth on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant or on each of the first, second, third, and fourth anniversaries of the date of the grant. Awards of PSUs vest if the relative performance of our common stock achieves the then-applicable metric compared with the performance of the RUT over the approximately three-year performance period following the date of grant. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2021 Compensation — Stock-Based Compensation.”

(2)

The market value of shares or units of stock that have not vested and unearned equity incentive plan awards is determined by multiplying the closing market price of our common stock at the end of our last completed fiscal year by the number of shares or units of stock or the amount of unearned equity incentive plan awards, as applicable.

(3)	One-fourth of the RSUs vest on each of the first, second, third, and fourth anniversaries of the date of grant.
(4)

These PSUs vest based on the relative performance of our common stock against the RUT over the approximately three-year performance period following the date of grant and are reported at the maximum level of award. Notwithstanding the maximum amounts shown in this column, the maximum number of shares that can be delivered with respect to such grants is limited to

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a dollar value, determined as of the vesting date, of 600% of the grant date value. Reference is also made to footnote 1 above. See also “Compensation Discussion and Analysis — Fiscal 2021 Compensation — Stock-Based Compensation.”

(5)

These PSUs were granted prior to the Separation, therefore, the performance against the RUT has been modified to compare against the market capitalization of our company at the start of the performance period as compared to the market capitalization of our company combined with AOUT at the end of the performance period. See “Company Updates - Adjustments to Outstanding Stock-Based Awards.”

(6)	These RSUs vest on the first anniversary of the date of grant.
(7)

In connection with Mr. Buchanan’s Retirement Agreement and Mr. Tobiassen’s Separation Agreement, their outstanding awards were accelerated or canceled and, therefore, they had no outstanding awards as of April 30, 2021.

See “Compensation Discussion and Analysis — Executive Summary — Highlights of Fiscal 2021 Compensation” for certain changes affecting fiscal 2021 compensation for our named executive officers.

Option Exercises and Stock Vested in Fiscal 2021

The following table describes, for the named executive officers, the number of shares acquired and the value realized on the exercise of options and vesting of stock awards during the fiscal year ended April 30, 2021.

	Stock Awards
	Number of Shares	Value
Name	Acquired on Vesting (1)	Realized on Vesting (2)
Mark P. Smith	12,675	$119,145
Brian D. Murphy	13,331	$171,904
Deana L. McPherson	12,722	$219,838
Jeffrey D. Buchanan	106,850	$2,377,482
Robert J. Cicero	20,675	$252,665
Susan J. Cupero	3,932	$72,488
Lane A. Tobiassen	14,806	$246,752

(1)	Includes shares that have vested but are not yet deliverable.
(2)

For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of shares vested. See “Compensation Discussion and Analysis — Certain Stock-Based Compensation Arrangements in Prior Fiscal Years — Results for Previous PSU Awards.”

Retirement Plans

We maintain our Profit Sharing and Investment Plan, or 401(k) Plan, a retirement plan intended to be tax-qualified under Section 401(a) of the Code and under which 401(k), Roth, matching, and discretionary profit-sharing contributions are authorized. All profit-sharing contributions vest immediately and all matching contributions vest 50% after one year and 100% after two years. The plan covers substantially all of our employees, including our executive officers, subject to meeting applicable eligibility requirements.

Employees become eligible to make 401(k) and Roth contributions and to receive matching contributions on the first day of the month after their date of hire. Subject to certain Code limitations, the plan permits non-highly compensated employees to make 401(k) and Roth contributions of up to 100% of their eligible compensation. Subject to certain Code limitations, we make discretionary matching contributions with respect to our employees’ 401(k) and Roth contributions. For the plan years ended April 30, 2021, 2020, and 2019, we made matching contributions equal to 50% of participants’ 401(k) and Roth contributions, up to 6% of their eligible compensation.

Employees become eligible to receive profit sharing contributions on the first day of the plan year subsequent to when they complete one year of eligible service and must be employed on the last day of the plan year, in order to receive a profit-sharing contribution, if any, for that plan year. For the fiscal year ended April 30, 2021, we made profit sharing contributions equal to approximately 4.5% of the operating

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profit of our company. Operating profit under the plan is defined as income before interest and state and federal income taxes. Profit sharing contributions are allocated to eligible participants in proportion to their eligible compensation (subject to certain Code limitations).

Pension Benefits

We do not offer any defined benefit pension plan to any of our executive officers.

Nonqualified Deferred Compensation

We offer a Nonqualified Supplemental Deferred Compensation Plan, which is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder. The plan provides deferred compensation benefits to a select group of management or highly compensated employees, as selected (in each case) by our company.

The plan allows participants to prospectively elect to defer up to 50% of base salary and up to 100% of certain cash bonuses. In the event that salary deferred into the 401(k) Plan must be returned to a participant under the Code’s 401(k) rules, a comparable amount of salary may be deferred into the plan by the participant if the participant has made such an election. In addition, our company will make non-elective contributions to the extent necessary to compensate participants for the amount of their “profit sharing” contribution that cannot be made to the 401(k) Plan due to the limitations of Section 415 of the Code. Additional discretionary non-elective contributions may also be made. Participant deferrals and non-elective contributions are, at all times, 100% vested.

A participant’s deferrals and non-elective contributions are credited to a deferred compensation account and held in a “rabbi trust” until the occurrence of an applicable distributable event. All of the assets of the rabbi trust will be subject to the claims of creditors of our company and participating affiliates, as applicable. The distributable events include the following:

•	separation from service with our company;
•	death;
•	disability;
•	specified time designated by the participant in his or her deferral agreement;
•	a change in control of our company; and
•	unforeseeable emergencies.

Distributable amounts are paid in the form of a lump sum cash payment or, for certain distributions, in a fixed number of cash installment payments, as elected by the participant.

A menu of investment options is made available to participants, and each participant will be able to select from such investment options, which will be used to determine the earnings, gains, and losses to be credited to the deferred amounts. We are not required to invest a participant’s account in the investment options selected because they are used only for purposes of determining the earnings, losses, and gains to be credited to a participant’s account. We retain the discretion to amend or terminate the plan at any time (provided no such action affects a participant’s right to receive the full amount of his or her account balance).

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The following table sets forth, for the named executive officers, earnings, distributions, and year-end account balances with respect to the Nonqualified Supplemental Deferred Compensation Plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	in Last FY	in Last FY	in Last FY	Distributions	Last FYE (1)
Mark P. Smith	$—	$—	$7,967	$—	$27,312
Brian D. Murphy	$—	$—	$—	$—	$—
Deana L. McPherson	$27,398	$—	$73,128	$—	$254,330
Jeffrey D. Buchanan	$—	$—	$839	$(5,073)	$—
Robert J. Cicero	$—	$—	$217	$—	$12,139
Susan J. Cupero	$—	$—	$—	$—	$—
Lane A. Tobiassen	$—	$—	$—	$—	$—

(1)

Earnings reported in the aggregate balance at last fiscal year end were not reported as compensation to the named executive officer in the Summary Compensation Table for previous years because no above-market or preferential earnings on any nonqualified deferred compensation were paid to our named executive officers.

Employment Agreements and Severance Arrangements with Our Named Executive Officers

Employment Agreements with Mr. Smith and Mr. Murphy

On April 4, 2020, we entered into an employment agreement with each of Messrs. Smith and Murphy, as Co-Presidents and Co-Chief Executive Officers, effective as of January 15, 2020. On August 24, 2020, the effective date of the Separation, Mr. Smith became the sole President and Chief Executive Officer of our company and Mr. Murphy resigned all positions with our company and our subsidiaries and became the President and Chief Executive Officer of AOUT. Our employment agreement with Mr. Murphy was deemed to have been assigned to AOUT effective on August 24, 2020.

Under the terms of his employment agreement, Mr. Smith is entitled to an annual base salary that is subject to annual review by our Board of Directors or a committee thereof. Mr. Smith is also eligible to participate in our executive compensation programs, to receive a discretionary annual cash bonus under our annual cash incentive program as determined by our Board of Directors or a committee thereof, and to receive annual and periodic stock-based compensation awards as determined by our Board of Directors or a committee thereof. Mr. Smith is entitled to receive other standard benefits, including a car allowance of $1,500 per month; participation in any group health insurance, pension, retirement, vacation, expense reimbursement, relocation program (as applicable), and other plans, programs, and benefits approved by our Board of Directors or a committee thereof and made available from time to time to our other executive employees; and certain insurance benefits (including the reimbursement of reasonable insurance premiums for a key person term-insurance policy). If we unilaterally terminate Mr. Smith’s employment without cause, he will receive (i) his base salary for a period of 18 months after such termination; (ii) a pro rata portion of his annual cash bonus for the fiscal year in which the termination occurs to the extent earned under the then applicable executive annual cash incentive program; (iii) at our option, either (x) coverage under our medical plan to the extent provided for him pursuant to his employment agreement at the termination, such benefits to be received for a period of 18 months after the termination, or (y) reimbursement for the COBRA premium for such coverage through the earlier of such 18-month period or the COBRA eligibility period; and (iv) a vested pro rata portion of stock-based awards scheduled to vest in the fiscal year of the termination.

If Mr. Smith’s employment is terminated by reason of his death or disability, if Mr. Smith unilaterally terminates his employment, or if Mr. Smith engages in an act or acts involving a crime, moral turpitude, fraud, or dishonesty, or Mr. Smith willfully violates in a material respect our Corporate Governance Guidelines, Code of Conduct, or Code of Ethics for the Chief Executive Officer and Senior Financial Officers, Mr. Smith shall receive no further base compensation under his employment agreement.

If Mr. Smith’s employment is terminated by reason of his death or disability, if we unilaterally terminate Mr. Smith’s employment without cause, or if Mr. Smith voluntarily terminates his employment, or is terminated by our company, following a qualifying change in control event as described below, the

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employment agreement for Mr. Smith provides that he will receive, for the fiscal year of the notice of termination, any earned bonus, on a pro-rated basis, based on the performance goals actually achieved for the fiscal year of the notice of termination, as determined in the sole discretion of our Board of Directors or a committee thereof, at the time such bonuses are paid to our other employees.

Mr. Smith’s employment agreement provides that, in the event of a change in control of our company (as defined in the employment agreement), Mr. Smith may, at his option and upon written notice to us, terminate his employment, unless (i) the provisions of his employment agreement remains in full force and effect and (ii) he suffers no reduction in his status, duties, authority, or compensation following the change in control, provided that he will be considered to suffer a reduction in his status, duties, or authority if, after the change in control, (a) he is not the chief executive officer of the company that succeeds to our business; (b) such company’s stock is not listed on a national stock exchange; or (c) such company terminates his employment or reduces his status, duties, authority, or compensation within one year of the change in control. If, within one year of a change of control, Mr. Smith terminates his employment due to the change in control following which the employment agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, or such company terminates Mr. Smith, he will receive (A) his base salary for a period of 18 months after such termination; (B) an amount equal to 150% of the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, which will be paid over the 18-month period after such termination; (C) his car allowance for a period equal to 18 months after such termination; and (D) at our option, either (x) coverage under our medical plan to the extent provided for him at the date of termination for a period equal to 18 months after such termination or (y) reimbursement for the COBRA premium for such coverage through the earlier of such 18-month period or the COBRA eligibility period. In addition, all unvested stock-based compensation held by Mr. Smith in his capacity as an employee on the effective date of the termination will vest as of the effective date of such termination.

The employment agreement prohibits Mr. Smith from competing with us for a period equal to 18 months following the termination of his employment with us, regardless of the reason therefor, in any state or other geographical area in which we sell products or provide services during his employment with us. The employment agreement also prohibits Mr. Smith from soliciting, seeking to hire, or hiring any person or persons who is employed by or was employed by us within 12 months of the termination of his employment for a period equal to 18 months following the termination of his employment with us.

Retirement Agreement with Mr. Buchanan

We and Mr. Buchanan were parties to a severance and change in control agreement, which is referred to as the Severance Agreement. Pursuant to his Severance Agreement, if we terminated Mr. Buchanan’s employment without Good Cause, or Mr. Buchanan terminated his employment for Good Reason (each as defined in the Severance Agreement), Mr. Buchanan would receive certain payments and benefits, subject to the terms and conditions set out in his Severance Agreement. These payments and benefits include continuation of base salary and payment of a pro rata portion of his cash incentive bonus to the extent earned under the then-applicable executive annual cash incentive program. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

On August 5, 2020, in recognition of the long and valuable services provided by Mr. Buchanan to our company, we and Mr. Buchanan entered into an agreement, which we refer to as the Retirement Agreement, in connection with Mr. Buchanan’s retirement from our company, effective as of the close of business on August 23, 2020 or such other earlier date as may be accepted by the Chief Executive Officer. Pursuant to the Retirement Agreement, Mr. Buchanan retired as Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer and from all other positions with our company and our subsidiaries and affiliates, as we previously reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2020.

Pursuant to the Retirement Agreement and in connection with Mr. Buchanan’s retirement, (i) the restricted stock units held by Mr. Buchanan were accelerated; (ii) the performance stock units held by Mr.

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Buchanan were accelerated at target and were converted into 50,200 shares of our common stock; (iii) the holding period on the shares underlying or associated with the accelerated restricted stock units or performance stock units were waived, provided that Mr. Buchanan may not sell any such shares prior to October 1, 2020 when he completes the transition of his duties; (iv) Mr. Buchanan will remain on the payroll of our company until September 30, 2020 to complete the transition of his duties; (v) the period of non-competition set forth in Section 4(b) of the Severance Agreement was extended from 12 months to 24 months; and (vi) Mr. Buchanan will not receive any cash payments, whether provided for in Sections 2 and 3 of the Severance Agreement, or otherwise, and Sections 2 and 3 of the Severance Agreement will no longer have any force or effect.

Separation Agreement with Mr. Cicero

On May 24, 2021, in connection with Mr. Cicero’s retirement, we and Mr. Cicero entered into a separation and release agreement, or the Separation Agreement, which includes a general release of all claims, or the General Release, as an exhibit thereto. Pursuant to the Separation Agreement, Mr. Cicero’s roles as our Chief Compliance Officer, General Counsel, and Secretary ceased effective as of August 1, 2021, or the Transition Date. However, from the Transition Date through September 10, 2021, or the Termination Date, Mr. Cicero will continue to be employed with our company in a non-executive capacity on a full-time basis, and will assist us with respect to all transition matters and perform such duties as may reasonably be requested.

Pursuant to the Separation Agreement, if Mr. Cicero signs and does not revoke the Separation Agreement or the General Release, during the Revocation Period (as defined in the Separation Agreement), (a) commencing on the first regular payroll date immediately following the end of the Revocation Period, we will continue to pay to Mr. Cicero his annual base salary for a period of 26 weeks in accordance with our normal payroll processing, and (b) if Mr. Cicero (or Mr. Cicero and Mr. Cicero’s eligible dependents) timely and properly elects medical and dental insurance continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, we will continue to pay the cost of the COBRA premiums until the earlier of 26 weeks following the Termination Date, or the termination of Mr. Cicero’s rights under COBRA.

As of the Termination Date, Mr. Cicero acknowledges and agrees that the Separation Agreement and General Release will supersede and replace all benefits, rights, and obligations in connection with Mr. Cicero’s employment with our company, including, without limitation, any rights or benefits under our executive severance pay plan. Accordingly, Mr. Cicero further acknowledges and agrees that the Separation Agreement and General Release sets forth all compensation and benefits to which Mr. Cicero is entitled and will be paid to Mr. Cicero in full satisfaction thereof, in connection with Mr. Cicero’s employment with our company.

The treatment of Mr. Cicero’s outstanding equity awards on account of his separation with our company will be governed by the terms and conditions set forth in Mr. Cicero’s existing equity award agreements entered into with our company as well as the applicable equity award plan under which such equity awards had been granted.

Separation Agreement with Mr. Tobiassen

We and Mr. Tobiassen were parties to an employment change letter, which is referred to as the Offer Letter. As described in the Offer Letter, on March 7, 2019, Mr. Tobiassen became President of the Firearms division of our company, becoming eligible to participate in the Executive Severance Plan of our company (as described below). At that time, our company agreed to honor and continue the benefits for which Mr. Tobiassen had been eligible under his prior employment arrangement, which our company assumed in the acquisition of Crimson Trace Corporation, an Oregon corporation. In the event Mr. Tobiassen terminated his employment for Good Reason, or his employment was terminated without Good Cause (each as defined in the Executive Severance Plan), Mr. Tobiassen would receive (i) salary continuation for 52 weeks plus $50,000, and (ii) reimbursement for the cost of healthcare continuation

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coverage for 52 weeks. Pursuant to the Offer Letter and in connection with Mr. Tobiassen’s separation from our company, (i) Mr. Tobiassen’s salary will continue for 52 weeks plus $50,000; (ii) Mr. Tobiassen will be reimbursed for the cost of healthcare continuation coverage for 52 weeks; and (iii) we accelerated a total of 5,313 RSUs for Mr. Tobiassen. Mr. Tobiassen separated from our company effective August 1, 2020.

Other Severance Arrangements

Participants in the Executive Severance Plan

We have adopted the Smith & Wesson Brands, Inc. Executive Severance Pay Plan, which is referred to as the Executive Severance Plan, for the benefit of (i) any person appointed by our Board of Directors as an Executive Officer of our company, who is not covered by a separate employment agreement, severance agreement, change in control agreement, or similar agreement covering such Executive Officer’s severance, or (ii) any other officer of our company or of an Applicable Subsidiary (as defined in the Executive Severance Plan) that is selected by the plan administrator (currently, the Compensation Committee) in its sole and absolute discretion. Severance eligibility for Messrs. Smith and Buchanan are or were covered under other agreements and therefore they are not covered under the Executive Severance Plan. Mr. Smith is the only current named executive officer that is covered under an employment agreement. Mr. Buchanan, our former Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer of our company, is covered under his Retirement Agreement. Mr. Cicero and Mses. McPherson and Cupero were the only named executive officers who participated in the Executive Severance Plan during fiscal 2021, but the plan also covers any other person that meets the eligibility requirements. Following his Separation, Mr. Tobiassen, our former President of the Firearms division, was covered under his Separation Agreement. Following his retirement, Mr. Cicero, our former Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary, is covered under his Separation Agreement.

Pursuant to the Executive Severance Plan, if we terminate a participating executive without Good Cause (other than due to death or disability) or a participating executive resigns for Good Reason (each as defined in the Executive Severance Plan), he or she will receive certain payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan. These payments and benefits include continuation of base salary, payment of a pro rata portion of his or her cash incentive bonus, and reimbursement for the cost of healthcare continuation coverage for the participating executive and his or her eligible dependents. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

In addition, if we terminate a participating executive during a Potential Change in Control Protection Period or Change in Control Protection Period or a participating executive resigns following an Adverse Change in Control Effect (each as defined in the Executive Severance Plan), he or she will receive certain payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan. These payments and benefits include continuation of base salary, a lump sum cash payment equal to the average of the cash incentive bonuses paid to the executive for each of the preceding two fiscal years, vesting of all stock-based compensation granted to the executive in his or her capacity as an employee of our company, and reimbursement for the cost of healthcare continuation coverage for the participating executive and his or her eligible dependents. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Our obligations under the Executive Severance Plan are contingent upon (i) the participating executive executing (and not revoking during any applicable revocation period) and not violating any provision of a valid and enforceable full and unconditional release of all claims against us or any of our affiliates, and (ii) the participating executive’s full compliance with any and all non-competition, non-solicitation, and similar agreements by which the participating executive was bound as of the effective date of his or her termination or resignation.

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Potential Payments Upon Termination or Change in Control

Termination by Us Without Good Cause or by the Executive with Good Reason — No Change in Control

Mr. Smith

Pursuant to his Employment Agreement, if we unilaterally terminate Mr. Smith’s employment without cause, other than in connection with a Change in Control, death, or disability, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•	Cash Severance. For a period of 18 months after such termination, the sum of his base salary.
•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Pro-rata Vesting of RSUs. A pro-rata vesting for the current tranche of outstanding RSUs.
•

Healthcare Coverage. At our option, either (x) payment of premiums for healthcare coverage for a period equal to 18 months, to the extent of his participation in such coverage at the date of termination, or (y) reimbursement for COBRA premiums for such coverage through the earlier of 18 months or the COBRA eligibility period.

•	Car Allowance. For a period of 18 months after such termination, his $1,500 per month car allowance.

Mr. Buchanan

Pursuant to his Retirement Agreement, Mr. Buchanan received the following payments upon the completion of the Separation:

•	Accelerated Vesting of RSUs. Acceleration of underlying shares of company common stock were issued and delivered as of such date.
•	Accelerated Vesting of PSUs. Acceleration of performance-based shares and converted into 50,200 shares of our company’s common stock, which were issued and delivered as of such date.

Mr. Tobiassen

Pursuant to his Separation Agreement, Mr. Tobiassen received the following payments upon the completion of the Separation:

•	Cash Severance. For a period of 52 weeks, the sum of his base salary plus an additional amount of $50,000.
•	Accelerated Vesting of RSUs. Acceleration of remaining unvested restricted stock units granted on August 26, 2016.

Mr. Cicero and Mses. McPherson and Cupero and other Participants in the Executive Severance Plan

Pursuant to the Executive Severance Plan, if we terminate the employment of Mses. McPherson and Cupero or other participating executives, or if we had terminated Mr. Cicero, without Good Cause, other than in connection with a Change in Control, death, or disability, or any of them terminates their employment, or had terminated their employment, respectively, for Good Reason, each executive will

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receive, or would have received, the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan:

•	Cash Severance. Such executive’s base salary for a period of 26 weeks.
•

Pro-rated Cash Bonus. A portion of the cash bonus earned in accordance with the applicable bonus plan. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination and will be paid at the time such bonuses are paid to our other executives.

•

Healthcare Coverage. In the event the executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 26 weeks for the executive and his eligible dependents.

Termination or Resignation in Connection with a Change in Control

Mr. Smith

If, within one year of a Change in Control, Mr. Smith terminates his employment due to the Change in Control following which his Employment Agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, or such company terminates Mr. Smith, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Cash Severance. His base salary for a period of 18 months after such termination and an amount equal to 150% of the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, such amount to be paid and received for a period of 18 months after such termination.

•	Car Allowance. His $1,500 per month car allowance for a period of 18 months after such termination.
•

Healthcare Coverage. At our option, either (x) payment of premiums for healthcare coverage for a period equal to 18 months, to the extent of his participation in such coverage at the date of termination, or (y) reimbursement for COBRA premiums for such coverage through the earlier of 18 months or the COBRA eligibility period.

•

Stock-Based Awards. All unvested stock-based compensation held by Mr. Smith in his capacity as an employee on the effective date of the termination and subject to acceleration under the provisions of his Employment Agreement will vest as of the effective date of such termination.

All payments are subject to Mr. Smith signing a release of claims in a form acceptable to our company.

Mr. Cicero and Mses. McPherson and Cupero and other Participants in the Executive Severance Plan

Pursuant to the Executive Severance Plan, if (i) we terminate the employment of Mses. McPherson and Cupero, or other participating executives, or if we had terminated Mr. Cicero, during a Potential Change in Control Protection Period or Change in Control Protection Period or (ii) any of them resign, or had resigned, following an Adverse Change in Control Effect, such executive will receive, or would have received, the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan:

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•

Cash Severance. The executive’s base salary for a period of 52 weeks and an amount equal to the average of the executive’s cash bonus paid for each of the two fiscal years immediately preceding his or her termination.

•

Stock-Based Compensation. All unvested stock-based compensation held by the executive at the time of the termination or resignation that was granted to the executive in his or her capacity as an employee will vest as of the effective date of such termination.

•

Healthcare Coverage. In the event the executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 52 weeks for the executive and his or her eligible dependents.

In addition, certain stock-based compensation held by the executive that is not subject to the provisions of the Executive Severance Plan will vest, or would have vested, on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement.

Termination for Good Cause or Resignation Without Good Reason

Mr. Smith

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, if Mr. Smith unilaterally terminates his employment, or if Mr. Smith engages in an act or acts involving a crime, moral turpitude, fraud, or dishonesty, or Mr. Smith willfully violates in a material respect our Corporate Governance Guidelines, Code of Conduct, or Code of Ethics for the Chief Executive Officer and Senior Financial Officers, Mr. Smith shall receive no further base compensation under his Employment Agreement.

Mr. Cicero and Mses. McPherson and Cupero and other Participants in the Executive Severance Plan

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, none of Mses. McPherson and Cupero or any other participating executive is, nor would Mr. Cicero have been, eligible to receive any additional payments or benefits if his or her employment is or was terminated by us for Good Cause or by him or her without Good Reason.

Termination by Reason of Death

Mr. Smith

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through life insurance, if Mr. Smith’s employment is terminated by reason of his Death (as defined in his Employment Agreement), his heir or personal representative will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which termination by reason of death occurs, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

Mr. Cicero and Mses. McPherson and Cupero and other Participants in the Executive Severance Plan

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through life insurance, none of Mses. McPherson and Cupero or any other participating executive is, nor would Mr. Cicero have been, eligible to receive any payments or benefits if his or her employment is or was terminated by reason of his or her death.

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Termination by Reason of Disability

Mr. Smith

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through disability insurance, if Mr. Smith’s employment is terminated by reason of his Disability (as defined in his Employment Agreement), he will receive the following payments or benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

Mr. Cicero and Mses. McPherson and Cupero and other Participants in the Executive Severance Plan

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through disability insurance, none of Mses. McPherson and Cupero or any other participating executive is, nor would Mr. Cicero have been, eligible to receive any payments or benefits if his or her employment is or was terminated by reason of his or her disability.

Potential Payments Upon a Change in Control Without Termination or Resignation

Consistent with our double-trigger philosophy, the Compensation Committee has determined that PSU awards (including PSUs granted in fiscal 2019, 2020, and 2021) will contain provisions providing that the PSUs will convert into a number of RSUs based on the achievement of the original performance objectives as of the date of the Change in Control (as defined in the applicable award agreements) and those RSUs will remain unvested until the earlier of (i) a qualifying termination of employment or (ii) the original vesting date.

The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers in various situations, including termination of employment or a Change in Control of our company. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount our executives would receive if a termination of employment or Change in Control were to occur. In addition to the amounts disclosed in the following section, each executive would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, and would receive any amounts accrued but unpaid through the date of termination. The tables below set forth the estimated benefits each of our named executive officers would receive if the termination of employment or the Change in Control event occurred on April 30, 2021. Mr. Murphy, our former Co-President and Co-Chief Executive Officer, resigned from our company in August 2020 in connection with the Separation to serve as the President and Chief Executive Officer of AOUT. He did not receive any severance or other payments from us as a result of his resignation.

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Mark P. Smith

Executive Benefits and Payments Upon Separation	Termination Not for Cause, or for Good Reason - No Change of Control		Termination Not for Cause, or Upon Resignation - Change of Control		Voluntary Termination	Death	Disability
Compensation:
Cash severance	$750,000	(1)	$1,769,506	(5)	$—	$—	$—
Bonus (2)	$1,000,000		$—		$—	$1,000,000	$1,000,000
Equity Awards	$1,623,838	(6)	$4,187,588	(7)	$—	$—	$—
Benefits and Perquisites:
Health and welfare benefits (3)	$37,944		$37,944		$—	$—	$—
Other (4)	$27,000		$27,000		$—	$—	$—

Deana L. McPherson

Executive Benefits and Payments Upon Separation	Termination Not for Cause, or for Good Reason - No Change of Control		Termination Not for Cause, or Upon Resignation - Change of Control		Voluntary Termination	Death	Disability
Compensation:
Cash severance	$182,500	(8)	$693,575	(9)	$—	$—	$—
Bonus (2)	$474,500		$—		$—	$—	$—
Equity Awards	$—		$1,130,165	(7)	$—	$—	$—
Benefits and Perquisites:
Health and welfare benefits (3)	$12,648		$25,296		$—	$—	$—
Other	$—		$—		$—	$—	$—

Jeffrey D. Buchanan

Executive Benefits and Payments Upon Separation	Termination Not for Cause, or for Good Reason - No Change of Control	Termination Not for Cause, or Upon Resignation - Change of Control		Voluntary Termination	Death	Disability
Compensation:
Cash severance	$—	$—		$—	$—	$—
Bonus	$—	$—		$—	$—	$—
Equity Awards	$—	$2,721,148	(10)	$—	$—	$—
Benefits and Perquisites:
Health and welfare benefits	$—	$—		$—	$—	$—
Other	$—	$—		$—	$—	$—

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Executive Compensation

Robert J. Cicero

Executive Benefits and Payments Upon Separation	Termination Not for Cause, or for Good Reason - No Change of Control		Termination Not for Cause, or Upon Resignation - Change of Control		Voluntary Termination	Death	Disability
Compensation:
Cash severance	$178,707	(8)	$695,157	(9)	$—	$—	$—
Bonus (2)	$464,638		$—		$—	$—	$—
Equity Awards	$—		$2,352,062	(7)	$—	$—	$—
Benefits and Perquisites:
Health and welfare benefits (3)	$12,648		$25,296		$—	$—	$—
Other	$—		$—		$—	$—	$—

Susan J. Cupero

Executive Benefits and Payments Upon Separation	Termination Not for Cause, or for Good Reason - No Change of Control		Termination Not for Cause, or Upon Resignation - Change of Control		Voluntary Termination	Death	Disability
Compensation:
Cash severance	$137,500	(8)	$510,357	(9)	$—	$—	$—
Bonus (2)	$357,500		$—		$—	$—	$—
Equity Awards	$—		$474,985	(7)	$—	$—	$—
Benefits and Perquisites:
Health and welfare benefits (3)	$12,648		$25,296		$—	$—	$—
Other	$—		$—		$—	$—	$—

Lane A. Tobiassen

Executive Benefits and Payments Upon Separation	Termination Not for Cause, or for Good Reason - No Change of Control		Termination Not for Cause, or Upon Resignation - Change of Control	Voluntary Termination	Death	Disability
Compensation:
Cash severance	$365,087	(11)	$—	$—	$—	$—
Bonus	$—		$—	$—	$—	$—
Equity Awards	$106,461	(12)	$—	$—	$—	$—
Benefits and Perquisites:
Health and welfare benefits (3)	$17,501		$—	$—	$—	$—
Other	$—		$—	$—	$—	$—

(1)	Includes continuation of base salary paid out over 18 months.
(2)

Eligible named executive officers received cash incentive compensation for company-wide financial performance as applicable as a result of our achieving the pre-established targets set out in our Fiscal 2021 Cash Incentive Compensation Program.

(3)	Includes reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 26 or 52 weeks, as applicable, for the executive and his or her eligible dependents.
(4)	Includes a $1,500 per month car allowance for 18 months.
(5)	Includes continuation of base salary for 18 months and an amount equal to 150% of the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination.
(6)	Equal to the pro-rata portion of stock-based compensation that would have vested in the year of termination.
(7)

Includes the accelerated vesting of RSUs granted in 2018, 2019, 2020, and 2021 and PSUs granted in 2019, 2020, and 2021, where applicable, calculated on actual performance through April 30, 2021. Based on the actual performance through April 30, 2021, we estimated that no shares would accelerate for the August 2020 awards.

(8)	Includes continuation of base salary paid out over 6 months.
(9)	Includes continuation of base salary paid out over 12 months and an amount equal to the average of the cash bonus paid for each of the two fiscal years immediately preceding termination.
(10)	Includes accelerated vesting of RSUs granted in 2016, 2017, 2018, and 2019 and PSUs granted in 2018 and 2019 pursuant to his Retirement Agreement.
(11)	Includes continuation of base salary pursuant to his Separation Agreement.
(12)	Includes accelerated vesting of 2020 award pursuant to his Separation Agreement.

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2011 Employee Stock Purchase Plan

Our 2011 Employee Stock Purchase Plan is intended to provide our employees with an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock through accumulated voluntary payroll deductions, thereby enhancing employee interest in our continued success. The plan was adopted by our Board of Directors, subject to approval by our stockholders, who approved the plan in September 2011. Our Board of Directors amended the plan in March 2012. There were 4,157,371 shares of our common stock reserved for issuance under the plan as of April 30, 2021. The plan is currently administered by our Board of Directors. Under the plan’s terms, however, our Board of Directors may appoint a committee to administer the plan, which we refer to as the Plan Committee. The plan grants broad authority to our Board of Directors or the Plan Committee to administer and interpret the plan.

The plan permits eligible employees to authorize payroll deductions that will be utilized to purchase shares of our common stock during a series of consecutive 12-month offering periods, with two six-month purchase or exercise periods within the offering periods. Employees may purchase shares of common stock pursuant to the plan at a favorable price and possibly with favorable tax consequences. All employees of our company or of those subsidiaries, designated by our Board of Directors, who are regularly scheduled to work at least 20 hours per week for more than five months per calendar year, are eligible to participate in the plan. However, an employee will not be granted an option under the plan if immediately after the grant, such employee would own common stock, including outstanding options to purchase common stock under the plan, possessing 5% or more of the total combined voting power or value of our common stock, or participation in the plan would permit such employee’s rights to purchase our common stock under all of our employee stock purchase plans to exceed $25,000 in fair market value (determined at the time the option is granted) of our common stock for each calendar year in which such option is outstanding.

The plan will be implemented in a series of successive offering periods, each with a maximum duration of 12 months. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of a 12-month offering period, then that offering period will automatically terminate, and a new 12-month offering period will begin on the next business day. Each offering period will begin on the April 1 or October 1, as applicable, immediately following the end of the previous offering period.  Due to the complexities of administering an ESPP purchase during the Separation, for the purchase period that would have normally ended on September 30, 2020, a decision was made to shorten the purchase window and purchase stock under the plan on August 3, 2020 in order to allow all employees enrolled in the plan, regardless of which business they were to employed by after the Separation to participate in the purchase.  A new offering period began on October 1, 2020.

Upon enrollment in the plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 20% (or such greater percentage as the Plan Committee may establish from time to time before the first day of an offering period) of the participant’s eligible compensation on each payroll date. Unless the participant withdraws from the plan, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan. To the extent necessary to comply with Section 423 of the Code, the Plan Committee may reduce a participant’s payroll deduction percentage to 0% at such time during any purchase period scheduled to end during the current calendar year when the participant’s aggregate payroll deductions for the calendar year exceeds $25,000 multiplied by the applicable percentage (i.e., 85%).

Under the plan, the maximum number of shares that a participant may purchase during any exercise period is 12,500 shares. In addition, the IRS has established a calendar year maximum purchase equal to a total value of $25,000 in shares, based on the fair market value on the first day of the exercise period. A participant will have no interest or voting right in shares of our common stock covered by the participant’s option until such option has been exercised. No interest is paid on funds withheld, and those funds are used by our company for general operating purposes.

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The plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the Plan Committee. In the event of a merger or a sale of all or substantially all of our company’s assets, each option under the plan will be assumed or an equivalent option substituted by the successor corporation, unless the Plan Committee, in its sole discretion, accelerates the date on which the options may be exercised.

The plan will remain in effect until the earliest of (a) the exercise date that participants become entitled to purchase a number of shares greater than the number of reserved shares available for purchase under the plan, (b) such date as is determined by the Board of Directors in its discretion, or (c) March 31, 2022.

The Board of Directors or the Plan Committee may amend the plan at any time, provided that such amendment may not adversely affect the rights of any participant with respect to previously granted options and the plan may not be amended if such amendment would in any way cause rights issued under the plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, the Board of Directors will obtain stockholder approval for an amendment.

Our stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the plan. If any option granted under the plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the plan.

2004 Incentive Stock Plan

Our 2004 Incentive Stock Plan was designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. Under the plan, we were permitted to grant stock options, restricted stock, RSUs, stock appreciation rights, stock bonuses, and other stock awards. The persons eligible to receive awards under the plan consisted of officers, directors, employees, and independent contractors. Upon the approval by our stockholders of our 2013 Incentive Stock Plan in September 2013, we ceased making new grants under the 2004 Incentive Stock Plan.

There were no outstanding issued but unexercised options under the plan as of April 30, 2021. There were issued and outstanding 6,000 undelivered RSUs under the plan as of April 30, 2021.

2013 Incentive Stock Plan

Our 2013 Incentive Stock Plan was adopted by our Board of Directors in August 2013 and approved by our stockholders in September 2013. The plan is designed to assist us and our subsidiaries and other designated affiliates, which we refer to as Related Entities, in attracting, motivating, retaining (including through designated retention awards), and rewarding high-quality executives, employees, officers, directors, and individual consultants who provide services to us or our Related Entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

Under the plan, we may grant stock options, SARs, restricted stock, RSUs, PSUs, shares granted as a bonus or in lieu of another award, dividend equivalents, and other stock-based awards or performance

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Executive Compensation

awards. The persons eligible to receive awards under the plan consist of officers, directors, employees, and consultants who are natural persons providing bona fide services to our company or any Related Entity and whose services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for shares of our common stock. However, incentive stock options may be granted under the plan only to employees of our company, or of any parent corporation or subsidiary corporation of our company, including our officers who are employees. There were no outstanding issued but unexercised options to acquire shares of our common stock under the plan as of April 30, 2021. There were issued and outstanding 986,996 undelivered RSUs and PSUs under the plan as of April 30, 2021. The material features of the plan are outlined below.

Shares available for awards; adjustments. The number of shares of common stock available for issuance under the plan is 3,000,000 shares, plus any shares that were reserved and remained available for grant and delivery under our 2004 Incentive Stock Plan as of the date the plan became effective. Any shares that are subject to an award under the plan will be counted against this limit as one share for every one share granted.

If any shares subject to (i) any award under the plan (or, after the effective date of the plan, shares subject to any award granted under the 2004 Incentive Stock Plan), are forfeited, expire, or otherwise terminate without issuance of such shares, or (ii) any award under the plan (or, after the effective date of the plan, shares subject to any award granted under the 2004 Incentive Stock Plan), that could have been settled with shares is settled for cash or otherwise does not result in the issuance of all or a portion of the shares, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, cash settlement, or non-issuance, again be available for delivery with respect to awards under the plan.

Any share that again becomes available for delivery pursuant to the provisions described above will be added back as one share.

The administrator of the plan is authorized to adjust the limitations on the number of shares of common stock available for issuance under the plan and the individual limitations on the amount of certain awards (other than the $100,000 limitation with respect to incentive stock option awards) and will adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) to the extent it deems equitable in the event that any extraordinary dividend or other distribution (whether in cash, shares of common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate.

Administration. The plan is to be administered by the Compensation Committee of our Board of Directors; provided, however, that if our Board of Directors fails to designate a compensation committee or if there are no longer any members on the compensation committee so designated by our Board of Directors, or for any other reason determined by our Board of Directors, then our Board of Directors will serve as the administrator. Subject to the terms of the plan, the administrator is authorized to select eligible persons to receive awards, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the plan, construe and interpret the plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the administrator may deem necessary or advisable for the administration of the plan.

Stock options and stock appreciation rights. The administrator is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR are determined by the administrator, provided that the exercise price per share of an option and the grant price per share of a

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SAR will be no less than 100% of the fair market value of a share of common stock on the date such option or SAR is granted. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of our company or any parent company (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a share of common stock on the date such ISO is granted.

The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the administrator, except that no option or SAR may have a term exceeding ten years, and no ISO granted to a 10% owner (as described above) may have a term exceeding five years (to the extent required by the Code at the time of grant). Methods of exercise and settlement and other terms of options and SARs are determined by the administrator. The administrator, thus, may permit the exercise price of options awarded under the plan to be paid in cash, shares, other awards or other property (including loans to participants).

Restricted stock. The administrator is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock, which are subject to such risks of forfeiture and other restrictions as the administrator may impose, including time or performance restrictions or both. A participant granted restricted stock generally has all of the rights of a stockholder of our company (including voting and dividend rights), unless otherwise determined by the administrator.

Restricted stock units. The administrator is authorized to grant restricted stock units, or RSUs. An award of RSUs confers upon a participant the right to receive shares of common stock or cash equal to the fair market value of the specified number of shares covered by the RSUs at the end of a specified period, subject to such risks of forfeiture and other restrictions as the administrator may impose, including time or performance restrictions or both. Prior to settlement, an award of RSUs carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted.

Dividend equivalents. The administrator is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards, or otherwise as specified by the administrator.

Shares granted as a bonus or in lieu of another award. The administrator is authorized to grant shares of our common stock as a bonus free of restrictions, or to grant shares of common stock or other awards authorized under the plan, in lieu of our obligations to pay cash under our 2013 Incentive Stock Plan or other plans or compensatory arrangements.

Other stock-based awards. The administrator is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The administrator determines the terms and conditions of such awards.

Performance awards. The administrator is authorized to grant performance awards to participants on terms and conditions established by the administrator. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the administrator upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance stock units, or PSUs). Performance awards may be settled by delivery of cash, shares of common stock or other property, or any combination thereof, as determined by the administrator.

Other terms of awards. Awards may be settled in the form of cash, shares of common stock, other awards, or other property, in the discretion of the administrator. The administrator may require or permit

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participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the administrator may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The administrator is authorized to place cash, shares of common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the plan. The administrator may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the administrator may, in its discretion, permit transfers subject to any terms and conditions the administrator may impose thereon.

Acceleration of vesting; change in control. Subject to certain limitations contained in the plan, including those described in the following paragraph, the administrator may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award. In the event of a “change in control” of our company, as defined in the plan, any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will not lapse, and any performance goals and conditions applicable to an award will not be deemed to have been met, as of the time of the change in control, unless either (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the plan. In the event of a change in control and either, (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the plan, the applicable award agreement may provide that any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will lapse, and any performance goals and conditions applicable to an award shall be deemed to have been met, as of the time of the change in control. If the award continues to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control, or the successor company assumes or substitutes for the applicable award, as determined in accordance with the plan, the applicable award agreement may provide that with respect to each award held by such participant at the time of the change in control, in the event a participant’s employment is terminated without “cause” by our company or any Related Entity or by such successor company or by the participant for “good reason,” as those terms are defined in the plan, within 24 months following such change in control, any restrictions, deferral of settlement, and forfeiture conditions applicable to each such award will lapse, and any performance goals and conditions applicable to each such award will be deemed to have been met, as of the date on which the participant’s employment is terminated.

Amendment and termination. Our Board of Directors may amend, alter, suspend, discontinue, or terminate the plan or the administrator’s authority to grant awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted; provided that, except as otherwise permitted by the plan or an award agreement, without the consent of an affected participant, no such action by our Board of Directors may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. The plan will terminate at the earliest of (i) such time as no shares of common stock remain available for issuance under the plan, (ii) termination of the plan by our Board of Directors, or (iii) the tenth anniversary of the effective date of the plan.

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Executive Compensation

CEO Pay Ratio

For the fiscal year ended April 30, 2021, the median of the annual total compensation of all employees of our company (other than Mr. Smith who serves as our sole President and Chief Executive Officer) was $49,053, and the total compensation of Mr. Smith was $2,704,939. Based on this information, for fiscal 2021, the ratio of the annual total compensation of Mr. Smith to the median of the annual total compensation of all other employees was estimated to be 55:1.

We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

We selected March 31, 2021, the end of the closest calendar quarter to our April 30, 2021 fiscal year end, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

To identify the “median employee,” we considered the prior trailing 12 months of W-2 wages as of March 31, 2021 for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees. We have estimated the median of the annual salary of our employees, excluding Mr. Smith, to be $49,053.

Using this measure, we identified a “median employee” who is a full-time, salaried employee located in Springfield, Massachusetts. Once we identified this median employee, we totaled all of the elements of the employee’s compensation for fiscal year 2021 in accordance with the requirements of the applicable rules of the SEC, and consistent with the calculation of total compensation of our President and Chief Executive Officer in the summary compensation table above. This resulted in an annual total compensation of $58,586.

60 I 2021 Proxy Statement

DIRECTOR COMPENSATION

The Compensation Committee, with advice from its independent compensation consultant, determines, or recommends to our Board of Directors for determination, the compensation of our Board of Directors. We currently pay each non-employee director an annual retainer in the amount of $70,000. We also pay additional sums to our Chairman of the Board, Vice Chairman of the Board, Chairs of our Board Committees, and members of our Board Committees as follows:

Chairman of the Board	$55,000
Vice Chairman of the Board	$23,000
Chair, Audit Committee	$25,000
Chair, Compensation Committee	$25,000
Chair, Nominations and Corporate Governance Committee	$25,000
Chair, Environmental, Social, and Governance Committee	$25,000
Non-Chair Audit Committee Members	$8,000
Non-Chair Compensation Committee Members	$5,000
Non-Chair Nominations and Corporate Governance Committee Members	$5,000
Non-Chair Environmental, Social, and Governance Committee Members	$5,000

In addition, each member of the Audit Committee receives an additional $1,500 per Audit Committee meeting attended in excess of seven meetings per year; each member of the Compensation Committee receives an additional $1,500 per Compensation Committee meeting attended in excess of six meetings per year; each member of the Nominations and Corporate Governance Committee receives an additional $1,500 per Nominations and Corporate Governance Committee meeting attended in excess of four meetings per year; and each member of the Environmental, Social, and Governance Committee (which was formed late in fiscal 2021) receives an additional $1,500 per Environmental, Social, and Governance meeting attended in excess of four meetings per year. We also reimburse each director for travel and related expenses incurred in connection with attendance at Board of Director and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.

Each non-employee director receives a stock-based grant to acquire shares of our common stock on the date of his or her first appointment or election to our Board of Directors. Each non-employee director also receives a stock-based grant at the meeting of our Board of Directors held immediately following our annual meeting of stockholders for that year. Stock-based grants were in the form of RSUs for 5,501 shares of common stock, 14,455 shares of common stock, and 5,114 shares of common stock in fiscal 2019, 2020, and 2021, respectively. The RSUs vest one-twelfth each month.

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Director Compensation

The following table sets forth the compensation paid by us to each non-employee director for the fiscal year ended April 30, 2021. Mr. Smith did not receive any compensation for service on our Board of Directors.

	Fees Earned
	or Paid in	Stock	All Other
Name (1)	Cash (2)	Awards (3)	Compensation		Total
Robert L. Scott	$155,168	$83,205	$22,143	(4)	$260,516
Michael Golden	$110,332	$83,205	$1,210	(5)	$194,747
Anita D. Britt	$123,335	$83,205	$3,094	(5)	$209,634
John B. Furman	$143,332	$83,205	$—		$226,537
Gregory J. Gluchowski, Jr. (6)	$69,168	$—	$4,186	(5)	$73,354
Barry M. Monheit	$148,335	$83,205	$790	(5)	$232,330
Mitchell A. Saltz (7)	$59,999	$—	$1,385	(4)	$61,384
I. Marie Wadecki (6)	$74,668	$—	$—		$74,668

(1)

As of April 30, 2021, each of the non-employee directors had the following number of stock awards outstanding, which represent undelivered shares underlying vested RSUs: Mr. Monheit (20,012); Mr. Scott (20,012); Ms. Britt (17,012); Mr. Furman (17,012); and Mr. Golden (17,012). As of April 30, 2021, there were no stock options outstanding for the directors.

(2)	All fees were paid in cash. In recognition of the additional work required to accomplish the Separation, each director received a $25,000 bonus in August 2020.
(3)

The amounts shown in this column represent the grant date fair value for stock awards granted to the directors calculated in accordance with ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2021.

(4)	Consists of reimbursement of medical coverage costs.
(5)	Consists of costs for certain products provided without cost.
(6)	Mr. Gluchowski and Ms. Wadecki were compensated for services up to the completion of the Separation in August 2020.
(7)	Mr. Saltz was compensated for services until his death in October 2020.

We maintain stock ownership guidelines for our directors and executive officers. For more detailed information regarding our stock ownership guidelines, see “Corporate Governance — Stock Ownership Guidelines.”

62 I 2021 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our equity compensation plans as of April 30, 2021.

Plan Category	(a) Number of Securities to be Issued Upon Delivery of Shares for Restricted Stock Units	(b) Number of Securities to be Issued Upon Exercise of Outstanding Options	(c) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (1)	(d) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity Compensation Plans Approved by Stockholders	992,996	—	$—	8,578,418
Equity Compensation Plans Not Approved by Stockholders		—	—	—
Total	992,996	—	$—	8,578,418

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.
(2)

Under our 2013 Incentive Stock Plan, an aggregate of 6,551,076 shares of our common stock was authorized for issuance pursuant to awards granted under such plan. The number of available shares will be increased by the number of shares with respect to which awards previously granted under such plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. As of April 30, 2021, the aggregate number of shares of our common stock available for issuance pursuant to awards under the 2013 Incentive Stock Plan was 4,421,047. Our 2011 Employee Stock Purchase Plan authorizes the sale of up to 6,000,000 shares of our common stock to employees. As of April 30, 2021, there were 4,157,371 shares of common stock reserved for issuance under our 2011 Employee Stock Purchase Plan.

2021 Proxy Statement I 63

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee, consisting of four independent directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined in applicable Nasdaq and SEC rules.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, our company’s policies and practices related to information security, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accountant is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent registered public accountant. The committee discussed with the independent registered public accountant the matters required to be discussed by the Public Company Accounting Oversight Board. This included a discussion of the independent registered public accountant’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent registered public accountant written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the committee concerning independence. The committee also discussed with the independent registered public accountant their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accountant.

The committee discussed with the independent registered public accountant the overall scope and plans for its audit. The committee met with the independent registered public accountant, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held six meetings during the fiscal year ended April 30, 2021.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended April 30, 2021 for filing with the SEC.

The report has been furnished by the Audit Committee of our Board of Directors as of August 18, 2021.

Anita D. Britt, Chairman

John B. Furman

Robert L. Scott

Denis G. Suggs

64 I 2021 Proxy Statement

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Delinquent Section 16(a) Reports

Based solely upon our review of the copies of such reports received by us during the fiscal year ended April 30, 2021, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except as follows: Ms. McPherson filed two late transactions on Form 4.

2021 Proxy Statement I 65

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares as of August 4, 2021 by (1) each director, nominee for director, and named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

Name of Beneficial Owner (1)	Number of shares (2)		Percent (2)
Current Directors and Executive Officers:
Mark P. Smith	139,348	(3)	*
Brian D. Murphy	79,483	(4)	*
Deana L. McPherson	40,333	(5)	*
Jeffrey D. Buchanan	7,294		*
Robert J. Cicero	86,485	(6)	*
Susan J. Cupero	21,187	(7)	*
Lane A. Tobiassen	14,748	(8)	*
Anita D. Britt	24,643	(9)	*
Fred M. Diaz	2,232	(10)	*
John B. Furman	37,529	(11)	*
Michael F. Golden	273,574	(12)	*
Barry M. Monheit	76,805	(13)	*
Robert L. Scott	86,505	(14)	*
Denis G. Suggs	2,232	(15)	*
All directors and executive officers as a group (14 persons)	892,398	(16)	1.84%
Other significant stockholders:
BlackRock, Inc.	4,728,823	(17)	9.84%
Renaissance Technologies	4,238,562	(18)	8.82%
The Vanguard Group	3,737,002	(19)	7.78%
Dimensional Fund Advisors	3,573,177	(20)	7.44%

*	Percentage of ownership of less than one percent.

(1)

Except as otherwise indicated, each person named in the table has the sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o Smith & Wesson Brands, Inc., 2100 Roosevelt Avenue, Springfield, Massachusetts 01104.

(2)

The number of shares beneficially owned by each person or entity is determined under the rules promulgated by the SEC taking into effect shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The number of shares shown includes, when applicable, shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose shares such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 48,046,090 shares outstanding on August 4, 2021. The numbers and percentages shown include shares actually owned on August 4, 2021, shares that the identified person or group had the right to acquire within 60 days of such date, and shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of August 4, 2021 upon the exercise of options or the delivery of RSUs or PSUs and all shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares stock owned by any other person or group.

66 I 2021 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

(3)

Includes (a) 7,238 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; (b) 48,141 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date; and (c) 27,860 shares underlying PSUs that have vested but are not deliverable within 60 days of the record date.

(4)

Consists of (a) 51,617 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date; and (b) 27,866 shares underlying PSUs that have vested but are not deliverable within 60 days of the record date.

(5)

Includes (a) 10,000 shares underlying RSUs that will have vested and are deliverable within 60 days of the record date; and (b) 14,683 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(6)

Consists of (a) 10,000 shares underlying RSUs that will have vested and are deliverable within 60 days of the record date; (b) 48,625 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date; and (c) 27,860 shares underlying PSUs that have vested but are not deliverable within 60 days of the record date.

(7)

Includes (a) 11,840 shares underlying RSUs that will have vested and are deliverable within 60 days of the record date; and (b) 1,399 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date. 288 shares are held by Ms. Cupero’s son.

(8)	Includes 5,131 shares underlying RSUs that have vested and are deliverable within 60 days of the record date.
(9)

Includes (a) 14,455 shares underlying RSUs that have or will have vested and are deliverable within 60 days of the record date; and (b) 4,687 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date.

(10)	Consists of 2,232 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date.
(11)

Includes (a) 14,455 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (b) 4,687 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date.

(12)

Includes (a) 14,455 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (b) 4,687 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date.

(13)

Includes (a) 14,455 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; (b) 4,687 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date; and (c) 3,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board. The shares are held by Barry M. Monheit, Trustee, SEP PROP Monheit Family Trust U/A Dtd 7/16/2002.

(14)

Includes (a) 14,455 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; (b) 4,687 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date; and (c) 3,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board.

(15)	Consists of 2,232 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date.
(16)

Includes (a) 116,484 shares underlying RSUs that have or will have vested and are deliverable within 60 days of the record date; (b) 192,364 shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date; (c) 6,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board; and (d) 83,586 shares underlying PSUs that have vested but are not deliverable within 60 days of the record date.

(17)

Based on the statement on Amendment No. 12 to Schedule 13G filed with the SEC on February 1, 2021, BlackRock, Inc. has sole voting power over 4,677,757 shares and sole dispositive power over 4,728,823 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(18)

Based on the statement on Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2021, Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation each have sole voting and dispositive power over 4,238,562 shares. The address of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, New York 10022.

.

(19)

Based on the statement on Amendment No. 11 to Schedule 13G filed with the SEC on February 10, 2021, The Vanguard Group has shared voting power over 55,396 shares; sole dispositive power over 3,638,601 shares; and shared dispositive power over 98,401 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(20)

Based on the statement on Schedule 13G filed with the SEC on February 16, 2021, Dimensional Fund Advisors LP has sole voting power over 3,430,944 shares and sole dispositive power over 3,573,177 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, TX 78746.

2021 Proxy Statement I 67

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company. We have a policy that we will not enter into any such transaction unless the transaction is determined by our disinterested directors to be fair to us or is approved by our disinterested directors or by our stockholders. Any determination by our disinterested directors is based on a review of the particular transaction, applicable laws and regulations, policies of our company (including those set forth above under “Corporate Governance” or published on our website), and the listing standards of Nasdaq. As appropriate, the disinterested directors of the applicable committees of the Board of Directors shall consult with our legal counsel or Internal Auditor.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

68 I 2021 Proxy Statement

PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of those serving as our Chief Executive Officer, our Chief Financial Officer, and our two other executive officers) as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement. Our philosophy with respect to executive compensation is to pay base salaries to our executive officers at levels that enable us to attract, motivate, and retain highly qualified executives. Our executive compensation program is designed to link annual performance-based cash incentive compensation to the achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals, but also, in some cases, on individual objectives that contribute to our long-term goal of building stockholder value. Similarly, our executive compensation program is designed so that stock-based compensation focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate in an amount equal to or above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates in an amount equal to or above certain levels. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the Compensation Discussion and Analysis included in this proxy statement and the executive compensation tables for more information.

Base Salaries. We target base salaries at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. We did not increase the salaries of any of our named executive officers in fiscal 2021.

We maintain a performance-based cash incentive compensation program. We annually establish a performance-based cash incentive compensation program for our executive officers. In establishing a cash incentive compensation program for any particular year or period, we focus on achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals. In some cases, we also consider individual objectives, responsibilities, and performance. Our performance-based cash incentive compensation program results in a substantial portion of our executives’ potential total cash compensation being at risk. Based on the achievement of pre-established objective financial performance targets under our 2021 Executive Annual

2021 Proxy Statement I 69

Proposal Two – Advisory Vote on Executive Compensation (“Say-on-Pay”)

Cash Incentive Program that were higher than for fiscal 2020, the Compensation Committee awarded our named executive officers performance-based cash incentive compensation of 200% of target.

Our stock-based compensation program is designed to align the interests of our management and the interests of our stockholders. We strongly believe in tying executive rewards directly to our long-term success and focusing our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates above certain levels. Our stock-based compensation consists primarily of RSUs and PSUs. We generally set the vesting schedule for RSUs over multiple year periods to encourage executive retention. We generally establish multi-year performance requirements for the vesting of PSUs to reward long-term company performance. As described in the “Compensation Discussion and Analysis” section, it is our practice to grant stock-based compensation to our executive officers prior to the beginning of the applicable fiscal year.

Independent Compensation Consultant. The Compensation Committee retains and works closely with Compensia, an independent national compensation consulting firm, in the design and implementation of its annual executive compensation program. Compensia provides no other services to our company.

Board Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

We value and consider the feedback we receive from our stockholders regarding our executive compensation programs. The feedback from our stockholders, and our resulting actions, are described in the Compensation Discussion and Analysis. The Compensation Committee carefully monitors the compensation of our peer group companies, conduct stockholder outreach, and consider the views of proxy advisory firms and our compensation committee also gets substantial input from an experienced and highly regarded firm of compensation consultants. The Compensation Committee considers, in the context of the highly cyclical industry environment in which our company operates and is forecasted to be operating during the applicable fiscal year, the fiscal year operating budget prepared by management. The Compensation Committee then develops the Annual Executive Cash Incentive Program for the forthcoming fiscal year after the foregoing peer group review, compensation consultant advice, stockholder outreach, and review of proxy advisory firm policies. The Compensation Committee attempts to design an incentive plan, which is challenging but attainable, that incentivizes management at budget targets as well as at various levels of out-performance given industry conditions.

We urge our stockholders to read the Compensation Discussion and Analysis, the accompanying compensation tables and other related tables and narrative disclosures, which describe in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives.

The following resolution is submitted for a stockholder vote at the meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, executive compensation tables, and narrative discussion set forth in this proxy statement.

70 I 2021 Proxy Statement

Proposal Two – Advisory Vote on Executive Compensation (“Say-on-Pay”)

The say-on-pay vote is advisory, and therefore not binding on our company, our Board of Directors, or our Compensation Committee. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

Our recommendation is particularly strong given our management’s performance during fiscal 2021 despite the ongoing impact of the COVID-19 pandemic that closed down the operations of many companies. Our management team was able to keep our entire business operating due to a broad range of safety procedures and cleaning protocols, which were implemented early and aggressively to significantly reduce the risk of COVID-19 transmission and keep our employees safe. The ability of the business to remain operational during that period allowed our business to address an increase in consumer demand that continued throughout the entire fiscal year, significantly outperforming our peers as well as the industry in general. Our management team also performed in an exemplary manner while devoting substantial time and attention to the Separation. Our management’s actions were instrumental in delivering strong performance in fiscal 2021 and beyond.

2021 Proxy Statement I 71

PROPOSAL THREE – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Our Audit Committee has appointed Deloitte & Touche LLP to audit the consolidated financial statements of our company for the fiscal year ending April 30, 2022 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by our independent registered public accountant is compatible with maintaining their independence and has determined that Deloitte & Touche LLP’s independence is not compromised by providing such services.

Audit Fees and Audit-Related Fees

The aggregate fees billed to our company by Deloitte & Touche LLP for the fiscal years ended April 30, 2020 and 2021 are as follows:

	2020		2021
Audit Fees	$2,855,796	(1)	$867,000
Audit-Related Fees	—		—
Tax Fees	—		—
All Other Fees	—		—
Total	$2,855,796		$867,000

(1)	Audit fees in 2020 related to the Separation were $1,872,946.

Audit services for fiscal 2020 and 2021 consisted of the audit of our consolidated financial statements, the audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and the review of our quarterly financial statements.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audits, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accountant. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent

72 I 2021 Proxy Statement

Proposal Three – Ratification of Appointment of Independent Registered Public Accountant

registered public accountant, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate the pre-approval of services to be performed by the independent registered public accountant to management.

Our Audit Committee requires that the independent registered public accountant, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF OUR COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2022.

2021 Proxy Statement I 73

PROPOSAL FOUR – APPROVAL OF OUR 2021 EMPLOYEE STOCK PURCHASE PLAN

During 2011, our Board of Directors adopted and our stockholders approved our 2011 Employee Stock Purchase Plan, or 2011 ESPP, which our Board of Directors amended the 2011 ESPP in March 2012. Our Board of Directors adopted our 2021 Employee Stock Purchase Plan, or 2021 ESPP subject to stockholder approval, to be effective following the current offering period under our 2011 ESPP, which ends March 31, 2022.

Our 2021 ESPP is substantially similar to our 2011 ESPP. The full text of our 2021 ESPP is included as Appendix B to this proxy statement.

Our 2021 ESPP is designed to qualify for favorable income tax treatment under Section 423 of the Code and is intended to offer financial incentives for our employees to purchase our common stock. Our 2021 ESPP is administered by a Plan Committee (as defined below) appointed by the Board of Directors.

We believe that the adoption of our 2021 ESPP promotes our interests and those of our stockholders by assisting us in attracting, retaining, and stimulating the performance of our employees. Our 2021 ESPP provides our employees with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and give them an additional incentive to use their best efforts for the long-term success of our company.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE OUR 2021 ESPP TO REPLACE OUR EXPIRING 2011 ESPP.

General Terms of Our 2021 ESPP; Shares Available for Issuance

Our 2021 ESPP is intended to provide a method whereby our employees will have an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock through accumulated voluntary payroll deductions, thereby enhancing employee interest in our continued success. We intend to have our 2021 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code. Our 2021 ESPP permits eligible employees to authorize payroll deductions that will be utilized to purchase shares of our common stock during a series of consecutive 12-month offering periods, with a maximum of two six-month purchase, or exercise, periods within the offering periods. Employees may purchase shares of common stock pursuant to our 2021 ESPP at a purchase price equal to the lower of (i) 85% of the greater of (A) the fair market value of a share of our common stock on the first trading day of the offering period or (B) the fair market value of a share of our common stock on the entry date on which a newly eligible employee becomes a participant mid-way through an offering period that is extended for a second purchase period, or (ii) 85% of the fair market value of our common stock on the last trading day of the applicable purchase period. The fair market value of a share of our common stock on a given date is determined by the Plan Committee, provided that as long as there is a public market for our common stock, the fair market value will either be (i) the closing price of our common stock on such date (or, if our common stock is not traded on such date, the immediately preceding trading date) as reported by Nasdaq; (ii) if such price is not reported, the average of the bid and asked prices for our common stock on such date (or, if not traded on such date, the immediately preceding trading date) as reported by Nasdaq;

74 I 2021 Proxy Statement

Proposal Four – Approval of Our 2021 Employee Stock Purchase Program

(iii) in the event our common stock is listed on a stock exchange, the closing price of our common stock on such exchange on such date (or, if not traded on such date, the immediately preceding trading date), as reported in the Wall Street Journal; or (iv) if no such quotations are available for a date within a reasonable time prior to the valuation date, the value of our common stock as determined by the Plan Committee using any reasonable means. Any payroll deductions remaining in the participant’s bookkeeping account after the end of an offering period will be retained in such participant’s account to be applied to the next purchase period or offering period, subject to earlier withdrawal by the participant in accordance with the terms of the 2021 ESPP. No interest is paid on funds withheld and those funds are used by our company for general operating purposes.

Initially, there will be a total of 6,000,000 shares of our common stock reserved under our 2021 ESPP, which will include any shares available for issuance under our 2011 ESPP on the first offering date under our 2021 ESPP, but not to exceed 6,000,000 shares. The shares included in our 2021 ESPP will no longer be available for issuance under our 2011 ESPP. If any change is made in the stock subject to our 2021 ESPP or subject to any outstanding options under our 2021 ESPP (through reorganization, restructuring, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock repurchase, or similar transaction), equitable and proportionate adjustments will be made by the Plan Committee in the number and kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any participant upon exercise of the options granted under our 2021 ESPP.

Eligibility and Administration

All employees of our company or of those subsidiaries designated by our Board of Directors who are regularly scheduled to work at least 20 hours per week for more than five months per calendar year are eligible to participate in any of the purchase periods of the 2021 ESPP. Eligible employees may elect to participate in the 2021 ESPP during open enrollment periods to be held prior to each April 1 and October 1 of each year. An employee will not be granted an option under our 2021 ESPP if (i) immediately after the grant, such employee would own common stock, including outstanding options to purchase common stock under our 2021 ESPP, possessing 5% or more of the total combined voting power or value of our common stock, or (ii) participation in our 2021 ESPP would permit such employee’s rights to purchase our common stock under all of our employee stock purchase plans to exceed $25,000 in fair market value (determined at the time the option is granted) of our common stock for each calendar year in which such option is outstanding.

Our Board of Directors will appoint a committee to administer our 2021 ESPP, the “Plan Committee.” The Plan Committee will have the authority to (a) interpret and construe any provision of our 2021 ESPP, (b) adopt rules and regulations for administering our 2021 ESPP, and (c) make all other determinations deemed necessary or advisable for administering our 2021 ESPP.

Offering Periods and Employee Participation

Our 2021 ESPP will be implemented in a series of successive offering periods, each with a maximum duration of 12 months. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of a 12-month offering period, then that offering period will automatically terminate and a new 12-month offering period will begin on the next business day. Each offering period will begin on the April 1 or October 1, as applicable, immediately following the end of the previous offering period.

Under our 2021 ESPP, eligible employees may elect to participate in our 2021 ESPP on April 1 or October 1 of each year, the “entry date.” Subject to certain limitations determined in accordance with calculations set forth in our 2021 ESPP, a participating employee is granted the right to purchase shares of our common stock on the last business day on or before each March 31 and September 30 during which the employee is a participant in our 2021 ESPP, the “purchase date” or “exercise date.” Upon enrollment in our 2021 ESPP, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 20% (or such greater percentage as the Plan Committee may establish

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Proposal Four – Approval of Our 2021 Employee Stock Purchase Program

from time to time before the first day of an offering period) of the participant’s eligible compensation on each payroll date. Unless the participant withdraws from our 2021 ESPP, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under our 2021 ESPP. The option exercise price per share will equal 85% of the lower of the fair market value on the first day of the offering period or the fair market value on the exercise date, unless the participant’s entry date is not the first day of the offering period, in which case the exercise price will equal 85% of the lower of (i) the greater of the fair market value on the first day of the offering period or the fair market value of our common stock on the entry date or (ii) the fair market value on the exercise date.

At the time an employee becomes a participant in our 2021 ESPP, the employee may elect payroll deductions of up to 20% (or such greater percentage as the Plan Committee may establish from time to time before the first day of an offering period) of such employee’s eligible compensation for each pay period during an offering. For purposes of our 2021 ESPP, eligible compensation consists of all regular straight time gross earnings paid by us to employees that participate in our 2021 ESPP. Eligible compensation for purposes of our 2021 ESPP excludes commissions, payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, and other compensation. Participants may discontinue, reduce, or increase future payroll deductions during an offering period, however, participants may change the rate or amount of payroll deductions only once in any purchase period. A participant’s payroll deductions will continue at the same rate or amount for subsequent offering periods unless the participant elects otherwise before the beginning of the offering periods. To the extent necessary to comply with Section 423 of the Code, the Plan Committee may reduce a participant’s payroll deduction percentage to 0% at such time during any purchase period scheduled to end during the current calendar year when the participant’s aggregate payroll deductions for the calendar year exceeds $25,000 multiplied by the applicable percentage (i.e., 85%). All payroll deductions made by each participant will be credited to a bookkeeping account set up for that participant under our 2021 ESPP.

Grants and Exercises of Options

On a participant’s entry date, the participant will be granted an option to purchase, on each subsequent purchase date during the offering period in which the entry date occurs, up to a number of shares of our common stock determined by dividing (i) the amount of such participant’s payroll deductions accumulated prior to the purchase date and retained in the participant’s account as of the exercise date by (ii) the option exercise price. The option exercise price is an amount equal to 85% of the lower of (a) the greater of the fair market value of our common stock at the beginning of the offering period or the fair market value of our common stock on the participant’s entry date, or (b) the fair market value of our common stock at the end of the exercise period. The participant’s option will be deemed to have been exercised automatically on the last day of the exercise period. The maximum number of shares that a participant may purchase during any exercise six-month period is 12,500 shares or a total of $25,000 in shares, based on the fair market value on the first day of the exercise period. A participant will have no interest or voting right in shares of our common stock covered by the participant’s option until such option has been exercised.

Reclassifications and Mergers

Our 2021 ESPP provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the Plan Committee. In the event of a merger or a sale of all or substantially all of our company’s assets, each option under our 2021 ESPP will be assumed or an equivalent option substituted by the successor corporation, unless the Plan Committee, in its sole discretion, accelerates the date on which the options may be exercised.

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Proposal Four – Approval of Our 2021 Employee Stock Purchase Program

Participation in Our 2021 ESPP

Participation in our 2021 ESPP is voluntary and depends on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under our 2021 ESPP are not determinable.

Withdrawal; Termination; Leave of Absence

A participant in our 2021 ESPP may withdraw, at any time, from our 2021 ESPP by giving us written notice. All payroll deductions credited to such participant’s account and not yet invested in our common stock will be returned to the participant. If a participant withdraws from an offering period, he or she may not participate again in that offering but may participate in any succeeding offering under our 2021 ESPP or in any similar plan that we may adopt.

Upon termination of a participant’s employment for any reason, including retirement or death, the payroll deductions credited to such participant’s account, and not yet invested in our common stock, will be returned to the participant or the participant’s beneficiary and the unexercised portion of any option granted to an employee under our 2021 ESPP will be automatically terminated.

A participant on an approved leave of absence will be deemed to be an employee during the first 90 days of the leave of absence and may continue to be a participant in our 2021 ESPP during that 90-day period. A participant who has been on leave of absence for more than 90 days will be deemed to have been terminated as an employee and will not be entitled to participate in our 2021 ESPP commencing after the 90th day of such leave of absence. The payroll deductions credited to such participant’s account, and not yet invested in our common stock, will be returned to the participant and the unexercised portion of any option granted to an employee under our 2021 ESPP will be automatically terminated.

Transferability

Neither the payroll deductions credited to a participant’s account nor any rights with respect to an option granted under our 2021 ESPP may be assigned, transferred, pledged, or otherwise disposed of by the participant, other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition will be ineffective and we may treat any such act as an election to withdraw from participation in our 2021 ESPP.

Duration and Modification

Our 2021 ESPP will remain in effect until the earliest of (a) the exercise date that participants become entitled to purchase a number of shares greater than the number of reserved shares available for purchase under our 2021 ESPP, (b) such date as is determined by the Board of Directors in its discretion, or (c) March 31, 2032. Our 2021 ESPP’s “effective date” means the date immediately following the end of the current offering period under our 2011 ESPP, which is April 1, 2022.

The Board of Directors or the Plan Committee may amend our 2021 ESPP at any time, provided that such amendment may not adversely affect the rights of any participant with respect to previously granted options and our 2021 ESPP may not be amended if such amendment would in any way cause rights issued under our 2021 ESPP to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, the Board of Directors will obtain stockholder approval for an amendment.

Federal Income Tax Consequences

Our 2021 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under our 2021 ESPP are sold or otherwise disposed

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Proposal Four – Approval of Our 2021 Employee Stock Purchase Program

of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than (a) two years from the first day of the offering period and (b) more than one year from the date of transfer of the shares to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to the excess of the fair market value of the shares as of the first day of the offering period over the option price (determined as if the option had been exercised on the first trading day of the offering period). If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the price at which the participant purchased the shares under our 2021 ESPP.

Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We will not be entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants as a result of a sale or disposition of shares prior to the expiration of the holding periods described above.

Approval by Stockholders of our 2021 ESPP

Approval of our 2021 ESPP will require the affirmative vote of a majority of the votes cast, assuming that a quorum is present at the meeting. Upon approval of our 2021 ESPP by our stockholders, our 2021 ESPP will go into effect, and our employees will be entitled to enroll for participation in our 2021 ESPP when the current offering period under our 2011 ESPP ends. In the event that the proposal to approve our 2021 ESPP is not approved by our stockholders at the meeting, our 2021 ESPP will not become effective and our 2011 ESPP will continue in effect until its termination in accordance with its terms.

78 I 2021 Proxy Statement

PROPOSAL FIVE – StockHOLDER PROPOSAL

The Adrian Dominican Sisters, or the Proponents, have notified the company that they intend to present a proposal, or the April 2021 Proposal, at the Annual Meeting that reads as follows:

RESOLVED: Shareholders request that the Board of Directors of Smith & Wesson Brands, Inc. ("SWBI") adopt a comprehensive policy articulating its commitment to respect human rights, which includes a description of proposed due diligence processes to identify, assess, prevent and mitigate actual and potential adverse human rights impacts.

WHEREAS: The UN Guiding Principles on Business and Human Rights (hereinafter UNGPs), state:

The responsibility to respect human rights requires that business enterprises: (a) Avoid causing or contributing to adverse human rights impacts through their own activities, and address such impacts when they occur; [and] (b) Seek to prevent or mitigate adverse human rights impacts that are directly linked to their operations, products or services by their business relationships, even if they have not contributed to those impacts1.

In order to meet their responsibility to respect human rights, business enterprises should have in place policies and processes appropriate to their size and circumstances, including ... [a] policy commitment to meet their responsibility to respect human rights.2

As investors, we seek to identify and assess human rights risks and impacts in portfolio companies because they can have direct implications for shareholder value and, depending on how they are managed, can affect a company's long-term viability.

Given the lethality of firearms products and the potential for their misuse, the risk of adverse human rights impacts is especially elevated for all gun manufacturers, including SWBI.

Companies exposed to human rights risks may incur significant legal3, reputational and financial costs that are material to investors, and a public-facing human rights policy that includes a human rights due diligence process is essential to managing these risks. The responsibility of business enterprises to respect human rights applies to all enterprises regardless of their size, sector, operational context, ownership or structure. Nevertheless, the scale and complexity of the means through which enterprises meet that responsibility may vary according to these factors or with the severity of the enterprise's adverse human rights impacts.

While SWBI has a number of corporate policies, including a Corporate Stewardship Policy and a Code of Ethics, the information available on its web site does not mention a public commitment to respect human rights.

[1]	https://www.ohchr.org/Documents/Publications/GuidingPrinciplesBusinessHR_EN.pdf (section 13)
[2]	https://www.ohchr.org/Documents/Publications/GuidingPrinciplesBusinessHR_EN.pdf (section 15a)
[3]	https://www.bloomberg.com/news/articles/2019-12-17/smith-wesson-sued-by-victims-of-2018-mass-shooting-in-toronto

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Proposal Five – Shareholder Proposal

A public policy that articulates the company's commitment to respect human rights and describes its efforts to avoid contributing to adverse human rights impacts would assure shareholders that these risks are being adequately managed.

The UNGPs recommend that such a policy should:

•	Refer to internationally recognized human rights.
•	Stipulate that the human rights expectations of personnel, business partners and other parties directly linked to its operations, products or services will be publicly available
•	and communicated to all relevant parties;
•	Apply throughout the company's value chain and in operating environments regardless of legal requirements; and
•	Be embedded throughout company functions and reflected in operational policies and procedure.

Proponent Adrian Dominican Sisters owned 234 shares of our common stock that had a market value of over $2,000 on the date the Proponents notified us of its intent to file the April 2021 Proposal. Proponents’ address is: Sr. Judy Byron, Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, MI 49221-1793.

Summary of Our Position and Board of Directors Recommendation

For the fourth consecutive year, a group of shareholders holding the minimally required number of shares, led by Sister Judy Byron of the Sisters of the Adrian Dominican Sisters, (“Proponents”) have submitted a shareholder proposal (the “April 2021 Proposal”) which asks the company to accept responsibility to remediate general societal harms regardless of whether the law imposes this extensive legal liability on our company.  The proposal would create significant shareholder liabilities by requiring the Company to adopt a Human Rights Policy based on the United Nations Guiding Principles on Business and Human Rights (UNGP).

The April 2021 Proposal not only contains the same flaws as the substantially similar proposal by Proponents already rejected by our shareholders, but it also fails to account for changes in company policies which substantially address the financial and reputational issues that Proponents claim a human rights policy would address.

•

The company has implemented policies in the past three years which address the very concerns raised by the Proponents.  The company’s approach is based, in part, on an extensive risk monitoring program conducted by a third-party media monitoring company designed to provide a factual basis on which to evaluate and address the concerns raised by Proponents, but which Proponents ignore completely.

•

The company continues to develop evidence-based solutions to the risks and challenges of firearms manufacturing and sales.  In connection with the 2020 spin-off of the outdoor products and accessories business from Smith & Wesson, and because of discussions with shareholders, it already is in the process of updating its policies with a specific focus on ESG issues.

In short, the April 2021 Proposal continues to press shareholders to reject the targeted and specific approach adopted by your Board which focuses on identified issues relevant to our business.  In place of this measured approach, the Proponents would have the company pursue an international human rights agenda based on a broad, aspirational statement lacking clear definition.  The Proponents’ inability to provide any estimates of liability themselves or even state whether they agree with estimates of liabilities provided by recognized international human rights organizations such as Amnesty International illustrates the risk of accepting ill-defined liabilities arising from such aspirational statements.

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Proposal Five – Shareholder Proposal

For these reasons, as explained more fully below, the Board recommends that shareholders vote “AGAINST” the proposal.

Detailed Support for Our Position

Background

On January 10, 2018, the Proponents submitted their first proposal (the “January 2018 Proposal”) requiring that “the Board of Directors issue a report by February 8, 2019 . . . on the company’s activities related to gun safety measures and the mitigation of harm associated with gun products.”4  Proponents expressly rooted their request for the report in the UNGP, which in their view obligated the company to “prevent or mitigate adverse human rights impacts . . . even if [the company has] not contributed to those impacts.”  (emphasis added).

The Proponents’ affiliate Interfaith Center on Corporate Responsibility (ICCR), Amnesty International, and many other related organizations claim that this liability is in the tens, if not hundreds, of billions of dollars.  Proponents basis for having the company assume this crippling liability was based on a fundamental misunderstanding of the firearms market and public acceptance of firearms.  The Proponents stated that “the market for guns is becoming saturated as gun sales become more concentrated among fewer owners.”  But the last few years have demonstrated how Proponents misread the issues relating to our business.  The market for guns has grown, so much so that manufacturers are unable to keep up with demand.  Meanwhile, as has been widely reported, a large portion of these sales have been driven by first-time gun owners, with women and minority gun owners comprising a large percentage of those first-time gun owners.

Shareholders approved the January 2018 Proposals, apparently accepting Proponents’ claims that they did not have a broader agenda beyond the requested report.5  The company timely published the report on February 8, 2019, the deadline provided in the proposal.  Significantly, in preparing the report, the company went beyond merely addressing the reputational and financial risks as requested by Proponents.  The company hired a global media monitoring company to conduct both a retrospective and prospective analysis of those risks.

In the report, the company explained how the retrospective monitoring data suggested that the Board of Directors had properly evaluated and managed risk.  Now, almost three years later, the prospective monitoring program has reinforced those findings.  Yet, from the time the company implemented the monitoring program until today, Proponents have shown no interest in the monitoring program and its results or how it might better inform their own position.

In April of 2019, a short two months after the publication of the report, and without evaluating the monitoring program that the company had implemented or its results to date, the Proponents submitted another shareholder proposal (the “April 2019 Proposal”).  In the April 2019 Proposal, the Proponents made explicit that they sought a policy following the UNGP and that such policy would include acceptance of far ranging liability “throughout the company’s value chain and in operating environments regardless of legal liability.”  Proponents steadfastly refused to quantify the costs of this voluntary assumption of extra-legal liability.

[4]

Proponents submitted the January 2018 Proposal to the Board before American Outdoor Brands Corporation was renamed Smith & Wesson Brands, Inc. in May 2020.  For the purposes of this opposition, the company is referred throughout this opposition as Smith & Wesson.

[5]

However, outside of the proxy process, the Proponents have admitted to an agenda inconsistent with the interests of our company and our stockholders. As reported in Institutional Investor, on August 20, 2018, faith-based organizations have purchased the minimum shares of firearm manufacturers and retailers solely to pursue an anti-firearms agenda. This admission comes directly from Coleen Scanlon, the Chief Advocacy Officer of Catholic Health Initiatives, one of the co-sponsors of proponent’s stockholder proposal.

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Proposal Five – Shareholder Proposal

When the company produced documents showing that organizations, including Proponents’ affiliated organization, the ICCR, along with Amnesty International and the anti-Second Amendment group Giffords Law Center, had estimated these costs in the tens, if not hundreds, of billions of dollars, Proponents evaded any explanation of the true impact of their proposal.  In their Notice of Exempt Solicitation filed on September 9, 2019, Proponents made the quixotic statement that “the Proposal would not require the Company to pay compensation” because it could instead “choose to pay compensation to remedy impacts it caused.” (emphasis added).  Confronted with specific liability estimates made by third-parties, Proponents did not express any disagreement with these estimates.  Instead, they merely denied affiliation with the groups.  Shareholders overwhelmingly rejected the April 2019 Proposal.

During the period following the April 2019 Proposal, the company continued to refine its approach to the financial and reputational risks facing the company.  It specifically worked to develop a policy that addressed the concerns raised by shareholders in a way that was tailored to specifically identified and developing risks facing the business.  Toward this end, in early 2020, the company finalized and adopted its current Corporate Stewardship Policy.

In April of 2020, Proponents submitted a proposal virtually identical to the April 2019 Proposal (the “April 2020 Proposal”).  However, at about the time the related proxy materials were sent to shareholders, the Proponents acknowledged the need to further consider the newly adopted Corporate Stewardship Policy.  The company accepted an offer by the Proponents to meet with the company for the purpose of addressing with the Proponents’ how the Corporate Stewardship Policy already addressed the reputational and financial issues which they had raised.  The Proponents, without any urging from the company, also offered to a temporary confidentiality agreement to help facilitate an open discussion.  The confidentiality agreement was never a perpetual bar to disclosure, both parties expected it would expire in relatively short order following discussions.

Over the course of several months, the company worked with Proponents to get a confidentiality agreement in place.  The company accepted virtually all of the Proponents’ suggestions for the agreement and, based on communications on December 15, 2020, the company believed the parties had reached an agreement acceptable to both sides, and that the Proponents were in the process of getting the agreement signed.  Over one month later, on January 21, 2021, however, one of Proponents’ constituents demanded a change that effectively would have made the agreement difficult to enforce.  The essence of the issue was the demand that the company not only prove the agreement had been violated, but also prove exactly which one of the not less than fourteen separate co-filers violated the agreement.  Because all the Proponents would have access to the same information through their representative Sister Judy Byron, identifying which one leaked the information would be a difficult, if not impossible, task.

The company explained how the proposed change would make the confidentiality agreement effectively unenforceable, but that the company believed the defect could be cured.  On February 3, 2021, however, the Proponents used this issue as a basis to terminate further dialogue with the company.

Throughout this time, the company continued to refine its risk management policies and efforts.  Partly because of discussions with shareholders and partly as the result of the spin-off of the outdoor products and accessories business from Smith & Wesson, the company began a comprehensive review and revision of all its policies and procedures.  As part of that review, it has consulted various ESG frameworks, such as the Global Reporting Initiative and Sustainability Accounting Standards Board.  It is reviewing best practices as defined by various ESG authorities in gathering information from internal and external stakeholders for the purpose of supporting the Corporate Stewardship Policy with an update of its due diligence program.  The development of that updated program has been underway for some time.

On April 23, 2021, the Proponents filed the April 2021 Proposal, their fourth consecutive shareholder proposal underpinned by the UNGP, and their third consecutive shareholder proposal seeking to compel Smith & Wesson to adopt a human rights policy consistent with the UNGP.  This time, however, the Proponents specifically have referenced the UNGP’s extensive and costly internationally-focused due

82 I 2021 Proxy Statement

Proposal Five – Shareholder Proposal

diligence obligations, seeking to require that any policy include “a description of proposed due diligence processes to identify, assess, prevent and mitigate actual and potential adverse human rights impacts.”

Consistent with their past approach, Proponents do not address or disclose the potential costs of such a proposal or the liabilities it would require the company to assume regardless of whether the company is legally obliged to do so.  Proponents also ignore completely the positive steps the company has taken towards a program that is relevant to and tailored for its business to address these same issues, such as its independent monitoring program, its Corporate Stewardship Policy, and most recently, its progress on the development of a comprehensive ESG framework.

Conclusion and Recommendation

The Board recommends that our shareholders vote against the Proponents’ proposal.  The Board of Directors over the past three years has engaged in a series of initiatives, including an independent media monitoring program, a Corporate Stewardship Policy, and now a framework for revamping its ESG approach, which already addresses the relevant concerns raised by the Proponents, in the specific context of the company’s business.

At this stage, the proposal is not merely superfluous, but also disruptive of the company’s ongoing ESG efforts.  It would interrupt the ongoing development of a new ESG framework by supplanting the evidence-based approach followed by the company with an ill-defined, aspirational international human rights standard, divorced from any identified risk, and inviting conflict from organizations hostile to the company’s business who would use human rights as a vehicle to create conflict designed to undermine the company’s mission.  It would do so by shifting the focus from a concrete, executable policy to a semantic debate regarding highly subjective terms about which there is great disagreement, as evidenced by Proponents inability to even express an opinion on Amnesty International’s views on these issues.

While the Board of Directors believes shareholders should focus primarily on efforts already undertaken by the company with respect to risk management, it would be remiss if it did not remind shareholders that the April 2021 Proposal is presented in the context of a broader attack on lawful firearms ownership.6  The Board of Directors alerted shareholders to the fact that the UNGP as interpreted by Proponents would impose a far more onerous burden on the company than the Proponents had disclosed to shareholders.  Among other things, the Board of Directors explained how Proponents’ affiliate ICCR, which publicly acknowledged its involvement in the proposal, had worked with some of the Proponents, in particular Sister Judy Byron, to create the “Investor Statement on Gun Violence” which on its face pursues gun control.  ICCR also has estimated that liabilities for firearms-related societal issues is in the tens of billions of dollars.  No responsible Board could recommend that our shareholders adopt a policy that could result in unlimited extra-legal liability.

While the Board of Directors has explained both the disproportionate financial costs of instituting the wide-ranging international due diligence program divorced from real risk and the potential liability to be assumed, as estimated by Proponents’ affiliate ICCR and others, Proponents have not provided any guidance to shareholders regarding the latter, but simply have argued that these were not their own estimates.  But what they have left unsaid to this day is most revealing -- never have they rejected these estimates, denied that the cost is exorbitant, or provided shareholders with their own objective or actionable estimate of potential financial costs and liabilities.

[6]

For those who have not previously seen the materials or who wish to refresh their recollection, some of the company’s prior statements regarding these issues are available for review in our 2020 Proxy Statement (Aug. 28, 2020) at p. 83, available at https://www.sec.gov/Archives/edgar/data/0001092796/000119312520234644/d14640ddef14a.htm#toc14640_16; our 2019 Proxy Statement (Aug. 16, 2019) at p. 73, available at https://www.sec.gov/Archives/edgar/data/0001092796/000119312519223591/d766859ddef14a.htm#toc766859_15; and our 2018 Proxy Statement (Aug. 17, 2018) at p. 71, available at https://www.sec.gov/Archives/edgar/data/0001092796/000119312518251665/d548493ddef14a.htm#toc548493_15.

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Proposal Five – Shareholder Proposal

The April 2021 Proposal illustrates a clear agenda that is proceeding without regard to the positive efforts of the company to address genuine risk and legitimate shareholder concerns.  It demonstrates that Proponents have incrementally progressed on a path designed to impose significant liabilities on the company despite their prior suggestions that they sought no such thing.  As such, it fundamentally fails in its stated objective of being a better path to mitigate risk and it also imposes burdens and liabilities inconsistent with the interests of shareholders.

For these reasons, and those stated in connection with previous proposals filed by Proponents,

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “AGAINST” THE PROPOSAL.

84 I 2021 Proxy Statement

DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS

Deadline for the Submission of Stockholder Proposals for Inclusion in Our Proxy Statement for Our 2022 Annual Meeting Pursuant to SEC Rule 14a-8

If any stockholder intends to present a proposal (other than for director nominations) for inclusion in our proxy materials for our 2022 Annual Meeting of Stockholders, such proposal must comply with all of the procedural and substantive requirements of SEC Rule 14a-8 under the Exchange Act and must be submitted in writing and received by us at Smith & Wesson Brands, Inc., 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: Secretary, not less than 120 calendar days prior to the anniversary of the date our definitive proxy statement was first released to stockholders in connection with our 2021 Annual Meeting of Stockholders, unless the date of our 2021 Annual Meeting of Stockholders shall have been accelerated or delayed by more than 30 days from September 27, 2022, in which case the deadline for submission of the stockholder proposal is a reasonable time before we begin to print and disseminate our definitive proxy materials. Any proposal and supporting statement submitted by a stockholder pursuant to SEC Rule 14a-8 for inclusion in our proxy statement may not exceed an aggregate of 500 words.

Deadline for the Submission by Stockholders of Company Director Nominations and Other Business Proposals Not for Inclusion in Our Proxy Statement for Our 2022 Annual Meeting

Our bylaws require that any stockholder desiring to nominate one or more persons for election to our Board of Directors, or to propose other business not for inclusion in our proxy statement pursuant to SEC Rule 14a-8, in each case for consideration and a vote at our 2022 Annual Meeting of Stockholders must give timely written notice of such nomination or other business proposal by delivery thereof to us at Smith & Wesson Brands, Inc., 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: Secretary. To be timely, such notice must be so delivered not later than the close of business on June 29, 2022 (i.e., the 90th day prior to the first anniversary of our 2021 Annual Meeting of Stockholders), nor earlier than the close of business on May 30, 2022 (i.e., the 120th day prior to the first anniversary of our 2021 Annual Meeting of Stockholders), unless the date of our 2022 Annual Meeting of Stockholders is held earlier than August 28, 2022 (i.e., more than 30 days prior to the first anniversary of our 2021 Annual Meeting of Stockholders) or later than December 6, 2022 (i.e., more than 70 days after the first anniversary of our 2021 Annual Meeting of Stockholders), in which case the notice must be so delivered to us not earlier than the close of business on the 120th day prior to our 2022 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to our 2022 Annual Meeting of Stockholders or (ii) the 10th day after the date on which a public announcement of the date of our 2022 Annual Meeting of Stockholders is first made by us. The foregoing 30-day submission period and corresponding time limits also apply in determining whether notice is timely for purposes of applicable SEC rules relating to our exercise of discretionary voting authority.

2021 Proxy Statement I 85

Deadlines for Receipt of Stockholder Proposals

Deadline and Requirements for the Submission by Stockholders of Company Director Nominations for Inclusion in Our Proxy Statement for Our 2022 Annual Meeting Pursuant to Our Proxy Access Bylaw

Our bylaws permit any eligible stockholder, or any group comprised of up to 20 eligible stockholders, who has beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit to us director nominations for inclusion in our proxy materials. The maximum number of qualified director-nominees which may be submitted by stockholders for inclusion and included in our proxy materials pursuant to such bylaw (commonly referred to as “proxy access”) is the greater of (i) two or (ii) 20% of the total number of directors then serving in office at the deadline for proxy access nominations (rounded down to the nearest whole number). Any eligible stockholder desiring to nominate a qualified director for our 2022 Annual Meeting of Stockholders pursuant to our proxy access bylaw must give timely written notice of the nomination by delivery thereof to us at Smith & Wesson Brands, Inc., 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: Secretary. To be timely, such notice must be so delivered not later than the close of business on April 20, 2022 (i.e., the 120th day prior to the anniversary of the date our definitive proxy statement was first released to stockholders in connection with our 2021 Annual Meeting of Stockholders), nor earlier than the close of business on March 21, 2022 (i.e., the 150th day prior to the anniversary of the date our definitive proxy statement was first released to stockholders in connection with our 2021 Annual Meeting of Stockholders), unless the date of our 2022 Annual Meeting of Stockholders is held earlier than August 28, 2022 (i.e., more than 30 days prior to the first anniversary of our 2021 Annual Meeting of Stockholders) or later than November 26, 2022 (i.e., more than 60 days after the first anniversary of our 2021 Annual Meeting of Stockholders), in which case the notice must be so delivered not earlier than the close of business on the 120th day prior to our 2022 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to our 2022 Annual Meeting of Stockholders or (ii) the 10th day after the date on which a public announcement of the date of our 2022 Annual Meeting of Stockholders is first made by us. Our bylaws also provide that a stockholder is not eligible to submit a director nomination pursuant to our proxy access bylaw, and an individual is not qualified to be a director nominee pursuant to our proxy access bylaw, if such stockholder or individual, as the case may be, at any time during the three years prior to the date of such notice of nomination or our 2022 Annual Meeting of Stockholders, has initiated, financially sponsored, supported or otherwise actively participated in any initiative, campaign, or other process seeking to (i) advance an agenda not directly related the enhancement of stockholder value or (ii) restrict, eliminate, or declare unlawful any business or operation of our company or any of our subsidiaries that has generated revenue, positive earnings, and/or net income in our 2021 fiscal year.

Important Stockholder Notice Requirements

In addition to the foregoing requirements, in the case of stockholder proposals not made pursuant to SEC Rule 14a-8 and in the case of stockholder nominations of directors pursuant to our proxy access bylaw, our bylaws require a stockholder’s written notice of a director nomination or the proposal of other business, as applicable, to contain, among other things:

•	the name and address of the stockholder giving the notice and the beneficial owner, if any, on whose behalf such notice is given;
•	the class and number of shares owned beneficially and of record by the stockholder and any beneficial owner;
•

whether and the extent to which hedging and other transaction(s) have been entered into by or on behalf of the stockholder or any beneficial owner (including any agreement, arrangement, or understanding made with the effect or intent to mitigate loss, manage risk of stock price changes, or increase the voting power of such stockholder or any such beneficial owner) and a general description of such activity; and

•

whether and the extent to which the stockholder or any beneficial owner has any significant equity interest in a competitor or any direct or indirect pecuniary interest in any material contract with a competitor and a general description of such equity or pecuniary interest.

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Deadlines for Receipt of Stockholder Proposals

For director nominations made by stockholders, our bylaws also require a stockholder’s written notice thereof to contain, among other things, with respect to each proposed director nominee:

•	the name, age, business, and residence address of the proposed nominee;
•	the proposed nominee’s consent to being named in the proxy statement as a nominee to serve as a director if elected;
•

a description of all compensation and other material monetary agreements, arrangements, and understandings entered into by or on behalf of the stockholder or any beneficial owner, on the one hand, and the proposed nominee, on the other hand;

•	any other information relating to the proposed nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act; and
•

with respect to a proxy access bylaw nomination, a copy of the Schedule 14N filed with the SEC pursuant to Rule 14a-18 under the Exchange Act (including the details of any relationship not disclosed in the Schedule 14N that would have been described pursuant to Item 6(e) thereof if it existed on the date of submission thereof).

We may also require a proposed nominee to furnish other information (in the form of questionnaires and otherwise) to determine the eligibility of such proposed nominee to serve as one of our directors.

For stockholder proposals other than director nominations, our bylaws further require a stockholder’s written notice thereof to contain, among other things, a brief description of the business (including the text of the proposed business proposal), the reasons for bringing such business at the annual meeting, and whether and the extent to which the stockholder or any beneficial owner has any material interest in such business proposal and a general description of such material interest.

Prior to making any submission to us, we encourage our stockholders to carefully review, as applicable, the full text of SEC Rule 14a-8 and the full text of our bylaws for additional requirements to nominate a person for election to our Board of Directors (including information regarding proxy access eligibility, procedural and disclosure requirements, and other relevant requirements to nominate directors) or to submit a proposal for other business at the annual meeting.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy statement and annual report and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement and annual report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker, or other holder of record to request information about householding.

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OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the shares they represent as our Board of Directors may recommend.

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APPENDIX A ADJUSTED EBITDAS

Adjusted EBITDAS, as used in the proxy statement and our 2021 Executive Annual Cash Incentive Program, is a financial measure that is not calculated or presented in accordance with generally accepted accounting principles (“GAAP”). While we believe that this measure is useful in evaluating our performance and for purposes of determining annual cash incentive, investors should not consider it to be a substitute for financial measures prepared in accordance with GAAP. In addition, this financial measure may differ from similarly titled financial measures used by other companies and does not necessarily provide a comparable view of our performance relative to other companies in similar industries.

The table below shows for fiscal years 2021 and 2020 the reconciliation of our GAAP net income as reported in our Annual Reports on Form 10-K to non-GAAP Adjusted EBITDAS.

SMITH & WESSON BRANDS, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDAS

(in thousands)

(Unaudited)

	For the Years Ended
	April 30, 2021	April 30, 2020
GAAP income from continuing operations	$243,571	$27,653
Interest expense	4,056	11,625
Income tax expense	74,394	11,522
Depreciation and amortization	30,685	31,209
Stock-based compensation expense	4,706	2,357
Change in contingent consideration	—	(100)
COVID-19	1,245	2,359
CEO separation	—	627
Transition costs	7,975	5,481
Non-GAAP Adjusted EBITDAS	$366,632	$92,733

2021 Proxy Statement I A-1

APPENDIX B 2021 EMPLOYEE STOCK PURCHASE PLAN

SMITH & WESSON BRANDS, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

1.Purpose.  The purpose of the Plan is to provide incentive for present and future employees of the Company and any Designated Subsidiary to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock.  It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code.  Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

2.Definitions.

(a)“Applicable Percentage” means the percentage specified in Section 8, subject to adjustment by the Committee as provided in Section 8.

(b)“Board” means the Board of Directors of the Company.

(c)“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder, and successor provisions and regulations thereto.

(d)“Committee” means the committee appointed by the Board to administer the Plan as described in Section 13 of the Plan or, if no such Committee is appointed, the Board.

(e)“Common Stock” means the Company’s common stock, par value $0.001 per share.

(f)“Company” means Smith & Wesson Brands, Inc., a Nevada corporation.

(g)“Compensation” means, with respect to each Participant for each pay period, all regular straight time gross earnings paid to such Participant by the Company or a Designated Subsidiary.  Except as otherwise determined by the Committee, “Compensation” shall not include: (i) commissions, (ii) payments for overtime, (iii) shift premium, (iv) incentive compensation, (v) incentive payments, (vi) bonuses, and (vii) other compensation.

(h)“Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee.  Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or the Designated Subsidiary that employs the Employee, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(i)“Designated Subsidiaries” means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

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Appendix B 2021 Employee Stock Purchase Plan

(j)“Employee” means any person, including an Officer, whose customary employment with the Company or one of its Designated Subsidiaries is at least 20 hours per week and more than five months in any calendar year.

(k)“Entry Date” means the first day of each Exercise Period.

(l)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)“Exercise Date” means the last Trading Day ending on or before the March 31 or September 30, as applicable, immediately following the First Offering Date, and the last Trading Day ending on or before each March 31 or September 30 thereafter.

(n)“Exercise Period” means, for any Offering Period, each period commencing on the Offering Date and on the day after each Exercise Date and terminating on the immediately following Exercise Date.

(o)“Exercise Price” means the price per share of Common Stock offered in a given Offering Period determined as provided in Section 8.

(p)“Fair Market Value” means, with respect to a share of Common Stock, the Fair Market Value as determined under Section 7(b).

(q)“First Offering Date” means April 1, 2022; provided, however, that if the offering period under the Company’s Amended and Restated 2011 Employee Stock Purchase Plan, as amended (the “Prior Plan”) ends prior to March 31, 2022, the First Offering Date shall mean the April 1 or October 1, as applicable, immediately following the end of the offering period under the Prior Plan.

(r)“Offering Date” means the first Trading Day of each Offering Period; provided, that in the case of an individual who becomes eligible to become a Participant under Section 3 after the first Trading Day of an Offering Period, the term “Offering Date” shall mean the first Trading Day of the Exercise Period coinciding with or next succeeding the day on which that individual becomes eligible to become a Participant.  Options granted after the first day of an Offering Period will be subject to the same terms as the options granted on the first Trading Day of such Offering Period except that they will have a different grant date (thus, potentially, a different exercise price) and, because they expire at the same time as the options granted on the first Trading Day of such Offering Period, a shorter term.

(s)“Offering Period” means, subject to adjustment as provided in Section 4, (i) with respect to the first Offering Period, the period beginning on the First Offering Date and ending on September 30 or March 31, as applicable, which is 12 months thereafter, and (ii) with respect to each Offering Period thereafter, the period beginning on April 1 or October 1, as applicable, immediately following the end of the previous Offering Period and ending on September 30 or March 31, as applicable, which is 12 months thereafter.

(t)“Officer” means a person who is an officer of the Company within the meaning of Section 16 under the Exchange Act and the rules and regulations promulgated thereunder.

(u)“Participant” means an Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 5 of the Plan.

(v)“Plan” shall mean this Smith & Wesson Brands, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time.

(w)“Plan Contributions” means, with respect to each Participant, the after-tax payroll deductions withheld from the Compensation of the Participant and contributed to the Plan for the Participant as provided in Section 6 of the Plan.

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Appendix B 2021 Employee Stock Purchase Plan

(x)“Subsidiary” shall mean any corporation, domestic or foreign, of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

(y)“Trading Day” shall mean a day on which the national stock exchanges and the NASDAQ National Market system (“NASDAQ”) are open for trading.

3.Eligibility.

(a)Any Employee who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code; provided, however, that any Employee who is an Employee as of the First Offering Date shall be eligible to become a Participant as of such First Offering Date; and further provided, however, that eligible Employees may not participate in more than one Offering Period at a time.

(b)Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) to the extent that if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries intended to qualify under Section 423 of the Code to accrue at a rate which exceeds $25,000 of fair market value of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.Offering Periods.  The Plan shall generally be implemented by a series of Offering Periods.  The first Offering Period shall commence on the First Offering Date and end on the immediately following March 31 or September 30, as applicable, which is 12 months thereafter, and succeeding Offering Periods shall commence on October 1 or April 1, as applicable, immediately following the end of the previous Offering Period and end on March 31 or September 30, as applicable, which is 12 months thereafter.  If, however, the Fair Market Value of a share of Common Stock on any Exercise Date (except the final scheduled Exercise Date of any Offering Period) is lower than the Fair Market Value of a share of Common Stock on the Offering Date, then the Offering Period in progress shall end immediately following the close of trading on such Exercise Date, and a new Offering Period shall begin on the next subsequent April 1 or October 1, as applicable, and shall extend for a 12 month period ending on September 30 or March 31, as applicable.  Subsequent Offering Periods shall commence on the April 1 or October 1, as applicable, immediately following the end of the previous Offering Period and shall extend for a 12-month period ending on September 30 or March 31, as applicable.  The Committee shall have the power to make other changes to the duration and/or the frequency of Offering Periods with respect to future offerings if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected and the Offering Period does not exceed 12 months.

5.Election to Participate.

(a)An eligible Employee may elect to participate in the Plan commencing on any Entry Date by completing an enrollment agreement on the form provided by the Company and filing the enrollment agreement with the Company on or prior to such Entry Date, unless a later time for filing the enrollment agreement is set by the Committee for all eligible Employees with respect to a given offering; provided, however, that an Employee who (i) was an Employee as of the Offering Date of a given Offering Period and was eligible to participate in such Offering Period under the Plan (which shall not include an individual who became eligible to become a Participant under Section 3 after the first Trading Day of the Offering Period) and (ii) who did not elect to participate in such Offering Period under the Plan may not elect to participate in the Plan until the immediately succeeding Offering Period.  The enrollment agreement shall set forth the percentage of the Participant’s Compensation that is to be withheld by payroll deduction pursuant to the Plan.

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Appendix B 2021 Employee Stock Purchase Plan

(b)Except as otherwise determined by the Committee under rules applicable to all Participants, payroll deductions for a Participant shall commence on the first payroll date following the Entry Date on which the Participant elects to participate in accordance with Section 5(a) and shall end on the last payroll date in the Offering Period, unless sooner terminated by the Participant as provided in Section 11.

(c)Unless a Participant elects otherwise prior to the last Exercise Date of an Offering Period, including the last Exercise Date prior to termination in the case of an Offering Period terminated by operation of the rule contained in Section 4 hereof, such Participant shall be deemed (i) to have elected to participate in the immediately succeeding Offering Period (and, for purposes of such Offering Period such Participant’s “Entry Date” shall be deemed to be the first day of such Offering Period) and (ii) to have authorized the same payroll deduction for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to the commencement of such succeeding Offering Period.

6.Participant Contributions.

(a)Except as otherwise authorized by the Committee pursuant to Section 6(d) below, all Participant contributions to the Plan shall be made only by payroll deductions.  At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant may authorize payroll deductions to be made on each payroll date during the portion of the Offering Period that he or she is a Participant in an amount not less than 1% and not more than 20% (or such greater percentage as the Committee may establish from time to time before an Offering Date) of the Participant’s Compensation on each payroll date during the portion of the Offering Period that he or she is a Participant (or subsequent Offering Periods as provided in Section 5(c)).  The amount of payroll deductions shall be a whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participant’s Compensation.

(b)A Participant may discontinue his or her participation in the Plan as provided in Section 11, or may decrease or increase the rate or amount of his or her payroll deductions during such Offering Period (within the limitations of Section 6(a) above) by completing and filing with the Company a new enrollment agreement authorizing a change in the rate or amount of payroll deductions; provided, that a Participant may not change the rate or amount of his or her payroll deductions more than once in any Exercise Period.  The change in rate or amount shall be effective with the first full payroll period following 10 business days after the Company’s receipt of the new enrollment agreement.

(c)Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant’s payroll deductions may be decreased to 0% at such time during any Exercise Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Exercise Period and any other Exercise Period ending within the same calendar year are equal to the product of $25,000 multiplied by the Applicable Percentage for the calendar year.  Payroll deductions shall recommence at the rate provided in the Participant’s enrollment agreement at the beginning of the following Exercise Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11.

(d)All Plan Contributions made for a Participant shall be deposited in the Company’s general corporate account and shall be credited to the Participant’s account under the Plan.  No interest shall accrue or be credited with respect to a Participant’s Plan Contributions.  All Plan Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or otherwise set apart such Plan Contributions from any other corporate funds.

7.Grant of Option.

(a)On a Participant’s Entry Date, subject to the limitations set forth in Sections 3(b) and 12(a), the Participant shall be granted an option to purchase on each subsequent Exercise Date during the Offering Period in which such Entry Date occurs (at the Exercise Price determined as provided in Section 8 below) up to a number of shares of Common Stock determined by dividing such Participant’s Plan Contributions accumulated prior to such Exercise Date and retained in the Participant’s account as of such Exercise Date by the Exercise Price; provided, that the maximum number of shares an Employee may

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Appendix B 2021 Employee Stock Purchase Plan

purchase during any Exercise Period shall be 12,500.  The Fair Market Value of a share of Common Stock shall be determined as provided in Section 7(b).

(b)The Fair Market Value of a share of Common Stock on a given date shall be determined by the Committee in its discretion; provided, that if there is a public market for the Common Stock, the Fair Market Value per share shall be either (i) the closing price of the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by NASDAQ, (ii) if such price is not reported, the average of the bid and asked prices for the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by NASDAQ, (iii) in the event the Common Stock is listed on a stock exchange, the closing price of the Common Stock on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal, or (iv) if no such quotations are available for a date within a reasonable time prior to the valuation date, the value of the Common Stock as determined by the Committee using any reasonable means.

8.Exercise Price.  The Exercise Price per share of Common Stock offered to each Participant in a given Offering Period shall be the lower of: (i) the Applicable Percentage of the Fair Market Value of a share of Common Stock on the Offering Date or (ii) the Applicable Percentage of the Fair Market Value of a share of Common Stock on the Exercise Date.  The Applicable Percentage with respect to each Offering Period shall be 85%, unless and until such Applicable Percentage is increased by the Committee, in its sole discretion, provided that any such increase in the Applicable Percentage with respect to a given Offering Period must be established not less than 15 days prior to the Offering Date thereof.

9.Exercise of Options.  Unless the Participant withdraws from the Plan as provided in Section 11, the Participant’s option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to such option shall be purchased for the Participant at the applicable Exercise Price with the accumulated Plan Contributions then credited to the Participant’s account under the Plan.  During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by the Participant.

10.Delivery.  As promptly as practicable after each Exercise Date, the Company shall arrange for the delivery to each Participant (or the Participant’s beneficiary), as appropriate, or to a custodial account for the benefit of each Participant (or the Participant’s beneficiary) as appropriate, of the shares purchased upon exercise of such Participant’s option.  No fractional shares shall be purchased; any payroll deductions accumulated in a Participant’s account that are not sufficient to purchase a full share shall be retained in such Participant’s account for the subsequent Exercise Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 11 below.  Any other amounts left over in a participant’s account after a Exercise Date shall be returned to the Participant as soon as administratively practicable.

11.Withdrawal; Termination of Employment.

(a)A Participant may withdraw from the Plan at any time by giving written notice to the Company.  All of the Plan Contributions credited to the Participant’s account and not yet invested in Common Stock will be paid to the Participant as soon as administratively practicable after receipt of the Participant’s notice of withdrawal, the Participant’s option to purchase shares pursuant to the Plan automatically will be terminated, and no further payroll deductions for the purchase of shares will be made for the Participant’s account.  Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan (a “Former Participant”) unless the Former Participant enrolls in a subsequent Offering Period in accordance with Section 5(a).

(b)Upon termination of the Participant’s Continuous Status as an Employee prior to any Exercise Date for any reason, including retirement or death, the Plan Contributions credited to the Participant’s account and not yet invested in Common Stock will be returned to the Participant or, in the case of death, to the Participant’s beneficiary as determined pursuant to Section 14, and the Participant’s option to purchase shares under the Plan will automatically terminate.

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Appendix B 2021 Employee Stock Purchase Plan

(c)A Participant’s withdrawal from an Offering Period will not have any effect upon the Participant’s eligibility to participate in succeeding Offering Periods or in any similar plan which may hereafter be adopted by the Company.

12.Stock.

(a)Subject to adjustment as provided in Section 17, the maximum number of shares of the Company’s Common Stock that shall be made available for sale under the Plan shall be equal to 6,000,000.  Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases.  If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purpose of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

(b)A Participant will have no interest or voting right in shares covered by his option until such option has been exercised.

(c)Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse, as requested by the Participant.

13.Administration.

(a)The Plan shall be administered by the Committee.  The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  The administration, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding upon all persons.

(b)Notwithstanding the provisions of Subsection (a) of this Section 13, in the event that Rule 16b-3 promulgated under the Exchange Act or any successor provision thereto (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3.  Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any person that is not “disinterested” as that term is used in Rule 16b-3.

14.Designation of Beneficiary.

(a)A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of the Participant’s death subsequent to an Exercise Date on which the Participant’s option hereunder is exercised but prior to delivery to the Participant of such shares and cash.  In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of the Participant’s death prior to the exercise of the option.

(b)A Participant’s beneficiary designation may be changed by the Participant at any time by written notice.  In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.Transferability.  Neither Plan Contributions credited to a Participant’s account nor any rights to exercise any option or receive shares of Common Stock under the Plan may be assigned,

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Appendix B 2021 Employee Stock Purchase Plan

transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 14).  Any attempted assignment, transfer, pledge or other distribution shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 11.

16.Participant Accounts.  Individual accounts will be maintained for each Participant in the Plan to account for the balance of his Plan Contributions and options issued and shares purchased under the Plan.  Statements of account will be given to Participants semi-annually in due course following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

17.Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a)If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends stock repurchases, or the like, equitable and proportionate adjustments shall be made by the Committee in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

(b)In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.  In the event of a proposed sale of all or substantially all of the Company’s assets, or the merger of the Company with or into another corporation (each, a “Sale Transaction”), each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Exercise Period then in progress by setting a new Exercise Date (the “New Exercise Date”).  If the Committee shortens the Exercise Period then in progress in lieu of assumption or substitution in the event of a Sale Transaction, the Committee shall notify each Participant in writing, at least 10 days prior to the New Exercise Date, that the exercise date for such Participant’s option has been changed to the New Exercise Date and that such Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 11.  For purposes of this Section 17(b), an option granted under the Plan shall be deemed to have been assumed if, following the Sale Transaction, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the Sale Transaction, the consideration (whether stock, cash or other securities or property) received in the Sale Transaction by holders of Common Stock for each share of Common Stock held on the effective date of the Sale Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, that if the consideration received in the Sale Transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by the holders of Common Stock in the Sale Transaction.

(c)In all cases, the Committee shall have sole discretion to exercise any of the powers and authority provided under this Section 17, and the Committee’s actions hereunder shall be final and binding on all Participants.  No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 17.

18.Amendment of the Plan.  The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; provided, that (i) no such amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant and (ii) the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto.  To the

2021 Proxy Statement I B-7

Appendix B 2021 Employee Stock Purchase Plan

extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation), the Company shall obtain stockholder approval of any such amendment.

19.Termination of the Plan.  The Plan and all rights of Employees hereunder shall terminate on the earliest of:

(a)the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan;

(b)such date as is determined by the Board in its discretion; or

(c)the tenth anniversary of the Effective Date.

In the event that the Plan terminates under circumstances described in Section 19(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.

20.Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.Effective Date.  Subject to adoption of the Plan by the Board, the Plan shall become effective on the First Offering Date.  The Board shall submit the Plan to the stockholders of the Company for approval within 12 months after the date the Plan is adopted by the Board.

22.Conditions Upon Issuance of Shares.

(a)The Plan, the grant and exercise of options to purchase shares under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to compliance with all applicable federal, state and foreign laws, rules and regulations and the requirements of any stock exchange on which the shares may then be listed.

(b)The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan.  The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

23.Expenses of the Plan.  All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company.

24.No Employment Rights.  The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or a Designated Subsidiary, and it shall not be deemed to interfere in any way with the right of the Company or a Designated Subsidiary to terminate, or otherwise modify, an employee’s employment at any time.

25.Applicable Law.  The laws of the state of Nevada shall govern all matter relating to this Plan except to the extent (if any) superseded by the laws of the United States.

26.Additional Restrictions of Rule 16b-3.  The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3.  This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

B-8 I 2021 Proxy Statement

LOGO SMITH&WESSON SMITH & WESSON BRANDS, INC. 2100 ROOSEVELT AVENUE SPRINGFIELD, MA 01104 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SWBI2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D58037-[TBD] KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SMITH & WESSON BRANDS, INC. Withhold All For All For All Except ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. PROPOSAL 1: ELECTION OF DIRECTORS: To elect as directors all of the nominees listed below to serve until our next annual meeting of stockholders and until their successors are elected and qualified: Nominees: 01) Robert L. Scott 02) Michael F. Golden 03) Anita D. Britt 04) Fred M. Diaz 05) John B. Furman 06) Barry M. Monheit 07) Mark P. Smith 08) Denis G. Suggs The Board of Directors recommends you vote FOR the following proposals: Against For Abstain The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 2. PROPOSAL 2: To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2021 ("say-on-pay"). 3. PROPOSAL 3: To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2022. 4. PROPOSAL 4: To approve 2021 Employee Stock Purchase Plan. 5. PROPOSAL 5: A stockholder proposal, if properly presented at the meeting. and upon such matters which may properly come before the meeting or any adjournment or postponement thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are made, this proxy will be voted FOR all directors, FOR proposals 2, 3, 4 and AGAINST proposal 5. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Please email address changes or comments to: investorrelations@smith-wesson.com. NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D58038-[TBD] SMITH & WESSON BRANDS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2021 ANNUAL MEETING OF STOCKHOLDERS September 27, 2021 The undersigned stockholder of SMITH & WESSON BRANDS, INC., a Nevada corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated August 18, 2021, and hereby appoints Mark P. Smith and Deana L. McPherson, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2021 Annual Meeting of Stockholders of the Company, to be held on Monday, September 27, 2021, at 12:00 p.m., Eastern Time, online at www.virtualshareholdermeeting.com/SWBI2021 and at any adjournment or postponement thereof, and to vote all shares of the Company's Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the nominee directors; FOR the say-on-pay proposal; FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of the Company; FOR Approval of 2021 Employee Stock Purchase Plan; AGAINST the stockholder proposal; and as said proxies deem advisable on such other matters as may come before the meeting. A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEE DIRECTORS, "FOR" THE SAY-ON-PAY PROPOSAL, "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF THE COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2022, "FOR" APPROVAL OF 2021 EMPLOYEE STOCK PURCHASE PLAN, AND "AGAINST" THE STOCKHOLDER PROPOSAL. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE.